As filed with the Securities and Exchange Commission on March 30, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COHEN & STEERS, INC.*
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6282 (Primary Standard Industrial Classification Code Number)	14-1904657 (I.R.S. Employer Identification No.)

757 Third Avenue
New York, NY 10017
Telephone: (212) 832-3232
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Lawrence B. Stoller, Esq.
Senior Vice President and General Counsel
Cohen & Steers, Inc.
757 Third Avenue
New York, NY 10017
Telephone: (212) 832-3232
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Vincent Pagano, Jr., Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954 Telephone: (212) 455-2000 Facsimile: (212) 455-2502	Leonard B. Mackey, Jr., Esq. Clifford Chance US LLP 200 Park Avenue New York, NY 10166 Telephone: (212) 878-8000 Facsimile: (212) 878-8375

      Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $.01 per share	$100,000,000	$12,670

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes shares subject to the underwriters' overallotment option.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*	Prior to the consummation of the offering registered by this Registration Statement and pursuant to the reorganization for the purpose of redomestication and reorganization into a holding company structure described in this Registration Statement, Cohen & Steers, Inc. will become the parent holding company of Cohen & Steers Capital Management, Inc. and, together with its direct and indirect subsidiaries (including Cohen & Steers Capital Management, Inc.), succeed to the business now conducted by Cohen & Steers Capital Management, Inc. and its subsidiaries.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated March 30, 2004

PROSPECTUS

                               Shares

Cohen & Steers, Inc.
Common Stock

            This is Cohen & Steers, Inc.'s initial public offering. Cohen & Steers, Inc. is selling         shares and the selling stockholders are selling         shares.

            We expect the public offering price to be between $               and $               per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the New York Stock Exchange under the symbol ''CNS.''

            Investing in the common stock involves risks that are described in the ''Risk Factors'' section beginning on page 13 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Cohen & Steers, Inc.	$	$
Proceeds, before expenses, to the selling stockholders	$	$

            The underwriters may also purchase up to                additional shares from us and up to                 additional shares from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The shares will be ready for delivery on or about              , 2004.

Merrill Lynch & Co.
UBS Investment Bank	Wachovia Securities
Bear, Stearns & Co. Inc.

The date of this prospectus is              , 2004.

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

      In this prospectus, references to the ''Company,'' ''Cohen & Steers,'' ''we,'' ''us'' or ''our'' refer to (1) Cohen & Steers Capital Management, Inc., a New York corporation, and its subsidiaries and (2) Cohen & Steers, Inc., a Delaware corporation, and its subsidiaries after the consummation of the reorganization for the purpose of redomestication and reorganization into a holding company structure as described under ''Reorganization and S Corporation Status.'' Unless the context otherwise requires, references to (1) ''Cohen & Steers, Inc.'' refer solely to Cohen & Steers, Inc., a Delaware corporation, and not to any of its subsidiaries and (2) ''Cohen & Steers Capital Management, Inc.'' refer solely to Cohen & Steers Capital Management, Inc., a New York corporation, and not to any of its subsidiaries. Completion of the reorganization is a condition to the consummation of this offering.

      The information in this prospectus relating to our assets under management at March 25, 2004, includes $787.6 million held in Cohen & Steers Select Utility Fund following the initial closing of that fund on March 30, 2004. The pricing date for the offering of this closed-end mutual fund was March 25, 2004.

      All share amounts and per share data contained in this prospectus will be adjusted to reflect a     for one stock split that we intend to effect prior to the consummation of this offering.

      Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the overallotment option to purchase up to         additional shares from us and up to              additional shares from the selling stockholders and that the shares to be sold in this offering are sold at $        per share, which is the midpoint of the range indicated on the front cover of this prospectus.

i

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SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled ''Risk Factors'' and our consolidated financial statements and the notes to those statements before you decide to invest in our common stock.

Cohen & Steers

      We are the nation's largest manager of real estate mutual funds and a leading U.S. manager of income oriented equity securities portfolios. The foundation of our company is our investment department, which is organized and managed with the objective of creating value for our clients through active management. We believe excess returns can be generated through internal, fundamental research and analysis, and portfolio management. Our dedication to research and active portfolio management has enabled us to provide attractive returns for our institutional clients and mutual fund shareholders for over 18 years. We have also developed an effective distribution network that has contributed, along with our investment performance, to the rapid growth in our assets under management.

      We have enjoyed a compound annual rate of growth of assets under management of approximately 39%, to $15.4 billion at March 25, 2004 from $3.8 billion at December 31, 1999. In addition, as of March 25, 2004, we provided portfolio consulting services for more than $1.2 billion in assets, which are not included in our assets under management. As a complement to our asset management business, and to capitalize on our extensive expertise in public real estate securities and companies, we also provide investment banking services to small and middle market companies in real estate and real estate intensive businesses.

      We operate in two distinct business segments: asset management and investment banking. For the year ended December 31, 2003, asset management accounted for 84% of our revenue.

Asset Management

      As of March 25, 2004, we managed $4.4 billion in four open-end mutual funds, $7.6 billion in seven closed-end investment companies (''closed-end mutual funds'') and $3.3 billion in 39 separate account portfolios for institutional investors, including some of the world's largest pension and endowment funds. We also serve as portfolio consultant for non-proprietary unit investment trusts. While we have maintained our position as the nation's largest manager of real estate mutual funds, we have also diversified our asset management capabilities. Our investment vehicles and strategies currently focus on the following areas:

•	Real Estate Investment Trust (''REIT'') common and preferred stocks
•	Utility common stocks
•	Corporate preferred securities

      We were founded as an investment advisor by our co-chief executive officers, Martin Cohen and Robert H. Steers (our ''principals''), in 1986. Throughout our history we have been innovators in developing income oriented equity portfolios and investment vehicles. Our principals, while employed at another firm, organized and managed the first open-end real estate mutual fund in 1985. We launched the first closed-end real estate mutual fund in 1988 and the first leveraged, closed-end real estate mutual fund in 2001. As of March 25, 2004, we managed five of the ten largest open-end and closed-end real estate mutual funds. We were the first firm to segment REIT investing into separate, distinct strategies such as total return, equity income and capital appreciation, and in 1996 we began managing REIT preferred stock portfolios. We are a leader in combining complementary asset classes within a single investment vehicle, such as REITs with corporate preferred securities or REITs with utility common stocks. In addition, we have developed a proprietary index for passive investment strategies. Our proprietary index is now the basis for the iShares Cohen & Steers Realty Majors Index Fund, the largest exchange traded real estate index fund. We have also developed a hedging strategy for leveraged, closed-end mutual funds that has become a model for the industry.

Our Assets Under Management

      Our revenue is largely based on the level of our assets under management. The following table sets forth the breakdown of total assets under management by account and security type as of the dates shown, and the compound annual growth rates (CAGR) for assets under management since December 31, 1999.

Assets Under Management

	December 31,					March 25,	December 31, 1999 to March 25, 2004
	1999	2000	2001	2002	2003	2004 (2)	CAGR
	($ in millions)
Breakdown by Account Type
Closed-end Mutual Funds	$98.0	$114.2	$600.7	$2,114.3	$4,790.6	$7,588.8	179.5%
Open-end Mutual Funds	1,571.5	2,077.5	2,314.6	2,452.4	3,897.1	4,448.6	27.9%
Separate Accounts	2,092.6	2,566.8	2,782.2	2,057.1	2,992.4	3,316.1	11.5%

Total Assets Under Management	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,353.5	39.4%

Breakdown by Security Type
Real Estate Common Stocks	$3,606.1	$4,536.0	$5,259.4	$5,908.9	$9,892.6	$11,638.1	31.9%
Utility Common Stocks	—	—	—	—	—	1,389.3	n/a
Real Estate Preferred Stocks	32.4	55.7	266.6	597.1	836.0	1,088.9	129.5%
Corporate Preferred Stocks	—	—	—	—	683.9	1,032.7	n/a
Fixed Income (1)	2.3	2.5	6.2	13.5	109.1	82.5	134.2%
Cash and Short-Term Investments	121.3	164.3	165.3	104.3	158.5	122.0	n/m

Total Assets Under Management	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,353.5	39.4%

(1)	Includes corporate bonds.
(2)	Assumes that (i) the $398 million of cash in Cohen & Steers REIT & Utility Income Fund has been invested based on the following portfolio composition: 45% in utility common stocks, 35% in real estate common stocks, 8% in real estate preferred stocks and 12% in corporate preferred stocks and (ii) the $788 million of cash in Cohen & Steers Select Utility Fund has been invested based on the following portfolio composition: 80% in utility common stocks, 8% in real estate preferred stocks and 12% in corporate preferred stocks. Cohen & Steers REIT & Utility Income Fund and Cohen & Steers Select Utility Fund are funds which commenced operations during 2004 and have not yet fully invested their assets in accordance with these funds' stated policies.

      As of December 31, 2003, approximately 41% of our assets under management was in closed-end mutual funds. For the year ended December 31, 2003, 36% of our investment advisory and administration fees and 26% of our total revenue were from closed-end mutual funds. Unlike open-end mutual funds, closed-end mutual funds are not subject to shareholder redemptions that can result in greater volatility in asset levels. As a result, a large proportion of our assets under management are relatively stable, providing us with similarly stable revenue and profits with respect to that part of our current business. Beginning in 2006, and continuing through 2012, certain investment advisory fee waivers on five of our closed-end mutual funds are scheduled to begin to expire. The expiration of these fee waivers is expected to result in higher revenue, assuming constant asset levels.

Our Investment Process

      Our investment process is based on fundamental portfolio and company research. Our investment committees and portfolio managers formulate strategies that take into account the economy, industry fundamentals and the valuation landscape for each portfolio strategy. A dedicated investment committee oversees the portfolio manager and research team responsible for each of our portfolio strategies. Our investment committees are headed by Martin Cohen, Robert

H. Steers and Joseph M. Harvey, our president. Our seven portfolio managers have an average of 17 years experience as portfolio managers or analysts.

      Our research analysts, each of whom is a specialist in certain industry sectors, have an average of eight years of research experience. Each analyst must subject the companies that he or she covers to a rigorous fundamental analysis. We also require that our research analysts spend a significant amount of time interacting with and visiting company management, as well as talking to competitors, vendors, analysts and other industry participants. Investment performance is a primary determinant of incentive compensation for our investment professionals.

      We have developed in-house valuation models that are unique to each portfolio strategy and utilize key valuation metrics that have proven, through both back-testing and actual results, to be highly effective in identifying relative value. Our valuation models are utilized daily for portfolio construction and are critical to managing portfolios with the strict discipline to which we adhere.

      We believe that the experience of our investment professionals and the investment process that is used for each of our portfolio strategies are key competitive strengths, and that we are well positioned to continue delivering value-added performance to our institutional clients and mutual fund shareholders.

Our Historical Investment Performance

      Our investment process, combined with the experience of our investment team, has helped us to build a long and established track record of delivering attractive returns for our investors. The performance of our primary REIT portfolio strategies, which comprised 98% of our assets under management over the periods presented, is as follows:

Real Estate Securities Investment Performance
Inception through February 29, 2004

		Annualized Excess Return vs.
Strategy (Inception Date)	Total Return(1) (Annualized)	Benchmark*	S&P 500 Index
Total Return (3/85)	12.7%	1.2%	-0.2%
Equity Income (8/88)	13.6%	1.8%	1.0%
Special Equity (6/97)	12.6%	2.1%	7.1%
REIT Preferred Stocks (8/96)	14.8%	4.1%	5.3%

(1)	Returns since inception before deduction of any fees.
*	National Association of Real Estate Investment Trusts (NAREIT) Equity REIT Index; and for REIT Preferred Stocks, Morgan Stanley REIT Preferred Index.

Our Distribution Network

      We have developed an effective distribution network that has contributed, along with our investment performance, to the rapid growth in our assets under management. Our distribution network encompasses the major channels in the asset management business, including large brokerage firms, registered investment advisors (RIAs) and institutional investors. We are a leading sponsor in the market for closed-end mutual funds, and our open-end mutual funds are available for purchase through the major broker-dealers, the significant networks serving financial advisors and the no-load investment community, and certain ''wrap fee'' platforms. We provide advisory and administration services to four open-end and seven closed-end mutual funds under the Cohen & Steers brand name, which collectively have over 375,000 individual investors. Our separate account relationships extend to institutions such as pension and endowment funds and insurance companies, and to high net worth individuals. In addition, we provide sub-advisory services in the variable annuity channel and to several products that are distributed outside of the United States, including Canada and Japan.

Asset Management Strategy

      As a firm dedicated to creating portfolios of income producing equity securities with growth potential, we have capitalized, and we believe we are well positioned to continue to capitalize, on the increase in demand for these portfolios.

      We believe that investors view income producing equities more favorably today than at any time in the last 25 years. According to the U.S. Census Bureau, the proportion of the U.S. population that is 55 years of age and older is expected to increase from less than 22% in 2003 to nearly 29% by 2020. In addition to this demographic trend, tax incentives should continue to stimulate savings. The projected incremental new flows to 401(k)s and IRA accounts are expected, according to Cerulli Associates, to increase from a combined amount of $8 billion in 2003 to approximately $28 billion in 2007. As the U.S. population ages and retirement savings continue to increase, we believe individuals will reallocate assets in their investment accounts in a manner that reduces volatility and produces higher levels of current income. We believe this change will also be true for many institutional investors, such as pension and endowment funds that are seeking higher yielding, lower volatility investments to meet their investment objectives.

      Additionally, recently enacted federal tax legislation has removed the long held advantage that long-term capital gains have held over corporate dividends, furthering demand for dividend income. For the first time in recent history, both dividend income and long-term capital gains may now be taxed equally at a 15% federal rate. We believe the volatility the stock market has experienced, combined with the low inflation and low interest rate environment that has prevailed for several years, has encouraged investors to seek a higher proportion of long-term total returns from current income. Accordingly, we believe U.S. investors will continue to seek out current income opportunities. We expect mutual funds to be a primary vehicle for this investment. As evidence of this trend, the Investment Company Institute 2003 Mutual Fund Fact Book estimates that the percentage of U.S. households owning mutual funds increased from 27% in 1992 to 50% in 2002.

      Our business strategy includes the following key elements:

•	Capitalize on the Cohen & Steers Brand. As the nation's largest manager of real estate mutual funds, a leading sponsor of closed-end mutual funds and as a result of our strong historical investment performance, we have developed a recognized brand name that has enabled us to expand our product offerings to include corporate preferred securities and utility common stocks. In addition, we believe that becoming a public company, along with our planned increases in marketing, product offerings, distribution and targeted advertising, will further strengthen our brand in the United States and abroad. We believe our strong brand will enable us to continue to increase our market share with respect to many of our existing product and service offerings. We also believe we can leverage this brand awareness to offer new products and servicesthat complement our existing offerings.
•	Diversify Product Offerings. We have diversified our business beyond our historical strength in real estate securities. In 2003, we built portfolio management and research teams in corporate preferred securities and utility common stocks and subsequently raised $2.4 billion in assets in these areas. We intend to continue to expand our offerings in these security types, as well as in other high dividend yielding common stocks, by developing new proprietary open-end and closed-end mutual funds, sub-advising other firms' investment products and by offering our expertise to institutional investors. In addition, we intend to add complementary investment capabilities to create new opportunities for growth and to provide diversification.
•	Expand Wholesaling Sales Force. We have built relationships with the major national and regional brokerage firms and have experienced success marketing and raising assets in our open-end and closed-end mutual funds. We believe these relationships will help us continue to attract assets as we launch new open-end mutual funds and, in order to further leverage these relationships, our near term plan includes adding several wholesalers to facilitate our mutual fund expansion.

•	Pursue New Areas of Distribution. We plan to further penetrate several distribution areas, such as the international and the RIA markets. While we believe we have a strong presence in the RIA channel, the launch of new open-end mutual funds should enable us to penetrate this market further. Fund supermarkets such as Charles Schwab & Co., Inc. and Fidelity Global Brokerage Group, Inc., where we are already well recognized, provide an established platform for us to offer our new products on a ''load waived'' basis for advisors. The international arena also offers a significant opportunity to manage money for non-U.S. investors in Europe and Asia through both locally marketed collective investment vehicles and direct relationships with large institutions.
•	Pursue Acquisitions. We selectively consider strategic acquisitions of asset management operating companies, either for cash or stock. This strategy may include ''lift-outs'' of teams of professionals from other asset management organizations, which may require nominal cash consideration. Our objectives include adding complementary asset management expertise to our business that provides additional growth opportunities and leverages our existing capabilities.

Investment Banking

      As a complement to our asset management business, and to capitalize on our extensive expertise in public real estate securities and companies, in 1999 we established a highly specialized investment banking practice that services small and middle market companies in real estate and real estate intensive businesses, such as the health care and hospitality businesses. We believe that a significant opportunity exists to serve the needs of small and middle market companies that have historically been overlooked by the large investment banking firms. We further believe that the current ongoing consolidation in the financial services sector makes it less productive for our larger competitors to service such clients.

      We have assembled a highly experienced team of investment banking professionals with a long-standing transactional track record in the real estate and health care industries. Since 1999, we have completed 44 transactions representing over $5 billion in value. Our professionals have developed long-standing relationships with many companies and have established a strong presence in our targeted market. As a result, we believe we are well positioned to take advantage of new advisory opportunities.

      Our investment banking strategy focuses on providing a full range of services to a focused universe of companies in select real estate intensive businesses, including the following areas:

      Mergers & Acquisitions—We provide a full range of mergers and acquisitions advisory services involving the purchase or sale of public or private companies or their business units through a combination of broad auctions or highly targeted negotiations. We also facilitate leveraged buyouts and strategic capital infusions, and provide our clients with advice relating to takeover defenses. We have advised clients in 11 mergers and acquisitions transactions representing over $900 million in value.

      Capital Raising—We provide capital raising services as agent in connection with the sale of public and private debt, preferred, equity linked and equity securities. We have completed 16 transactions which raised over $860 million, primarily registered direct placements of equity and preferred securities.

      Restructurings—Considering the capital intensive and cyclical nature of the businesses we serve, we have developed a broad range of corporate restructuring advisory services. These services include advice with respect to debt and lease restructurings, recapitalization transactions, exchange offers and bankruptcy advisory services. We have advised clients in five restructuring assignments encompassing 17 transactions representing over $3.3 billion in value.

Dividend Policy

      We intend to pay cash dividends on a quarterly basis and expect to declare our first quarterly dividend payment at an initial rate of $        per share in the         quarter of 2004. The declaration

and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition and earnings, legal requirements and other factors as our board of directors deems relevant. See ''Dividend Policy.''

      Our business is presently conducted by Cohen & Steers Capital Management, Inc. and its subsidiaries. Cohen & Steers Capital Management, Inc. was incorporated as a New York corporation in 1986 and is wholly owned by our principals and two trusts benefiting their families. Cohen & Steers, Inc. is a Delaware corporation that was formed on March 17, 2004. Cohen & Steers, Inc. has not engaged in any business or other activities except in connection with its formation and the reorganization whereby Cohen & Steers, Inc. will become the parent holding company of Cohen & Steers Capital Management, Inc. and, together with its direct and indirect subsidiaries (including Cohen & Steers Capital Management, Inc.), continue to conduct the business now conducted by Cohen & Steers Capital Management, Inc. and its subsidiaries. Completion of the reorganization is a condition to the consummation of this offering. See ''Reorganization and S Corporation Status—Reorganization.''

      Our principal executive offices are located at 757 Third Avenue, New York, NY 10017, and our telephone number is (212) 832-3232. Our Web site is located at www.cohenandsteers.com. The information on our Web site is not a part of this prospectus.

The Offering

Common stock offered:
By Cohen & Steers, Inc.	shares
By the selling stockholders	shares

Total	shares
Shares outstanding after the offering	shares
Use of proceeds	We estimate that our net proceeds from this offering will be approximately $ million. We intend to use these net proceeds to continue to expand our asset management platform, to establish new investment vehicles, to make strategic acquisitions and for general corporate purposes.
We will not receive any proceeds from the sale of shares by the selling stockholders.
Dividend policy	We intend to pay cash dividends on a quarterly basis and expect to declare our first quarterly dividend payment at an initial rate of $ per share in the quarter of 2004. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition and earnings, legal requirements and other factors as our board of directors deems relevant. See ''Dividend Policy.''
Voting rights	Each share of common stock will entitle its holder to one vote per share.
Risk factors	See ''Risk Factors'' and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Proposed New York Stock Exchange symbol	CNS

      The number of shares of common stock outstanding after the offering excludes             shares reserved for issuance under the 2004 Stock Incentive Plan,             shares reserved for issuance under the 2004 Annual Incentive Plan and             shares reserved for issuance under the 2004 Employee Stock Purchase Plan. We intend to grant certain employees an aggregate of                 restricted stock units pursuant to the 2004 Stock Incentive Plan on the date of the consummation of this offering in connection with the termination of our existing Stock Appreciation Rights Plan.

      All share amounts and per share data contained in this prospectus will be adjusted to reflect a           for one stock split that we intend to effect prior to the consummation of this offering.

Summary Consolidated Financial and Other Data

      The following tables present summary consolidated financial and other data as of the dates and for the periods indicated. We derived the consolidated statement of financial condition data as of December 31, 2002 and 2003 and the consolidated statement of income data for each of the three years in the period ended December 31, 2003 from our consolidated financial statements audited by Deloitte & Touche LLP which are included elsewhere in this prospectus. We derived the consolidated statement of financial condition data as of December 31, 1999, 2000 and 2001 and the consolidated statement of income data for each of the two years in the period ended December 31, 2000 from our unaudited consolidated financial statements which are not included in this prospectus. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of our consolidated financial position and results of operations for all periods presented.

      Our wholly owned subsidiary, Cohen & Steers Securities, LLC, commenced operations on July 1, 2002. On the same date, Cohen & Steers Securities, LLC succeeded to the business of Cohen & Steers Securities, Inc. (previously wholly owned by our principals) pursuant to a transaction accounted for as a merger of entities under common control and recorded in a manner similar to a pooling-of-interests. Accordingly, the previously separate historical financial position and results of operations of Cohen & Steers Securities, Inc. are combined with our consolidated financial position and results of operations for all periods presented.

      For all periods presented, we operated as an S corporation and were not subject to U.S. federal and certain state income taxes. Upon completion of this offering, we will become subject to U.S. federal and certain state income taxes applicable to C corporations. See ''Reorganization and S Corporation Status.''

      The historical consolidated results for ''Employee compensation and benefits'' reflect salaries and bonuses paid to our co-chief executive officers during our status as an S corporation that are not indicative of the salaries and bonuses to be expected for any future accounting periods.

      You should read this summary consolidated financial and other data together with the other information contained in this prospectus, including ''Management's Discussion and Analysis of Financial Condition and Results of Operations'' and our consolidated financial statements and the notes to those statements.

Consolidated Statement of Income Data

	Year Ended December 31,
	1999	2000	2001	2002	2003
	($ in thousands, except per share data)
Revenue
Investment advisory and administration fees:
Closed-end mutual funds	$743	$729	$2,009	$7,837	$18,575
Open-end mutual funds	15,291	15,102	18,019	20,871	24,225
Separate accounts	9,749	11,288	10,794	9,707	8,808

Total investment advisory and administration fees	25,783	27,119	30,822	38,415	51,608
Distribution and service fee revenue	211	397	1,112	3,071	5,880
Portfolio consulting and other	1,618	1,104	507	683	1,574
Investment banking fees	3,375	8,097	2,853	13,077	11,279

Total revenue	30,987	36,717	35,294	55,246	70,341

Expenses
Employee compensation and benefits	12,715	15,571	16,719	32,312	37,193
General and administrative	4,385	5,568	6,651	6,916	8,007
Distribution and service fee expenses	2,973	2,721	4,069	4,744	9,190
Amortization, deferred commissions	162	170	533	1,698	3,077
Depreciation and amortization	257	402	517	927	1,002

Total operating expenses	20,492	24,432	28,489	46,597	58,469

Operating income	10,495	12,285	6,805	8,649	11,872
Non-operating income (expense)
Interest and dividend income	369	692	513	525	435
Interest expense	(32)	(42)	(60)	(127)	(156)

Total non-operating income	337	650	453	398	279

Income before income taxes	10,832	12,935	7,258	9,047	12,151
Income tax expense	1,089	1,297	654	611	100

Net income	$9,743	$11,638	$6,604	$8,436	$12,051

Net income per share—basic and diluted	$108.14	$129.17	$73.30	$92.83	$131.50
Weighted average shares outstanding—
basic and diluted	90,100	90,100	90,100	90,871	91,642

Consolidated Statement of Income Data by Segment

	Year Ended December 31,
	1999	2000	2001	2002	2003
	($ in thousands)
Asset Management
Total revenue	$27,612	$28,506	$32,441	$42,169	$59,062
Total operating expenses	17,542	18,197	23,598	37,633	50,510

Operating income	10,070	10,309	8,843	4,536	8,552
Non-operating income, net	333	426	396	325	249

Income before income taxes	10,403	10,735	9,239	4,861	8,801
Income tax expense (benefit)	1,046	1,067	865	205	(46)

Net income	$9,357	$9,668	$8,374	$4,656	$8,847

Investment Banking
Total revenue	$3,375	$8,211	$2,853	$13,077	$11,279
Total operating expenses	2,950	6,235	4,891	8,964	7,959

Operating income (loss)	425	1,976	(2,038)	4,113	3,320
Non-operating income, net	4	224	57	73	30

Income (loss) before income taxes	429	2,200	(1,981)	4,186	3,350
Income tax expense (benefit)	43	230	(211)	406	146

Net income (loss)	$386	$1,970	$(1,770)	$3,780	$3,204

Consolidated Statement of Financial Condition Data

	December 31,
	1999	2000	2001	2002	2003
	($ in thousands)
Cash and cash equivalents	$4,699	$4,737	$2,750	$6,090	$7,526
Total assets	14,343	16,547	17,853	24,394	34,523
Total current liabilities	2,019	2,370	2,712	2,904	7,257
Total long-term liabilities	500	500	1,430	4,798	6,492
Total liabilities	2,519	2,870	4,142	7,702	13,749
Total stockholders' equity	11,824	13,677	13,711	16,692	20,774

Component Changes in Assets Under Management (AUM)

	Year Ended December 31,
	1999	2000	2001	2002	2003	January 1- March 25, 2004
	($ in millions)
Total accounts
Beginning AUM	$3,991.4	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1
Net flows	(260.1)	9.5	648.5	808.3	2,633.8	2,665.8
Net appreciation	30.8	986.9	290.5	118.0	2,422.5	1,007.6

Total assets under management	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,353.5

Closed-end mutual funds
Beginning AUM	$113.6	$98.0	$114.2	$600.7	$2,114.3	$4,790.6
Net flows	0.0	0.0	479.8	1,563.7	1,977.9	2,474.4
Net appreciation	(15.6)	16.2	6.7	(50.1)	698.4	323.8

Total closed-end mutual funds	98.0	114.2	600.7	2,114.3	4,790.6	7,588.8

Open-end mutual funds
Beginning AUM	2,043.6	1,571.5	2,077.5	2,314.6	2,452.4	3,897.1
Net flows	(484.8)	113.5	138.7	121.3	528.9	192.7
Net appreciation	12.7	392.5	98.4	16.5	915.8	358.8

Total open-end mutual funds	1,571.5	2,077.5	2,314.6	2,452.4	3,897.1	4,448.6

Separate accounts
Beginning AUM	1,834.2	2,092.6	2,566.8	2,782.2	2,057.1	2,992.4
Net flows	224.7	(104.0)	30.0	(876.7)	127.0	(1.3)
Net appreciation	33.7	578.2	185.4	151.6	808.3	325.0

Total separate accounts	2,092.6	2,566.8	2,782.2	2,057.1	2,992.4	3,316.1

Total assets under management	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,353.5

Total net flows/beginning AUM (%)	-6.5%	0.3%	13.6%	14.2%	39.8%	22.8%

Total change in AUM (%)	-5.7%	26.5%	19.7%	16.3%	76.3%	31.5%

Unaudited Consolidated Pro Forma Financial Information

      The unaudited pro forma consolidated statement of income data give effect to:

•	the $7.1 million reduction in ''Employee compensation and benefits'' relating to the revocation of our S corporation status to reflect the reduced compensation which would have been payable to our co-chief executive officers if the employment agreements with these individuals described in ''Management—Employment Agreements'' had been in effect since January 1, 2003; and
•	the additional income taxes of $7.6 million which would have been payable if we had revoked our S corporation tax status and elected to be taxed as a C corporation on January 1, 2003, based on an estimated combined effective tax rate of 40% for the year ended December 31, 2003.

      The unaudited pro forma consolidated statement of financial condition data give effect to:

•	the recognition of the additional net deferred tax liability and corresponding deferred income tax expense of $1.5 million that would have been recorded had we revoked our S corporation tax status and elected to be taxed as a C corporation on December 31, 2003; and
•	the accrual of the $10.9 million S corporation distribution to our stockholders described in ''Reorganization and S Corporation Status—S Corporation Status'' that would have been recorded had this distribution been declared on December 31, 2003.

      The unaudited pro forma consolidated statement of income and statement of financial condition data are presented for illustrative purposes only and do not purport to represent our consolidated results of operations or financial position that would actually have occurred had the transactions referred to above been consummated on January 1, 2003 for the consolidated statement of income or on December 31, 2003 for the consolidated statement of financial condition, or to project our consolidated results of operations or financial position for any future date or period.

      You should read this unaudited pro forma consolidated financial information together with the other information contained in this prospectus, including ''Reorganization and S Corporation Status,'' ''Management's Discussion and Analysis of Financial Condition and Results of Operations'' and our consolidated financial statements and the notes to those statements, including Note 3—Pro Forma Financial Information (unaudited).

Unaudited Pro Forma Consolidated Statement of Income Data

Year Ended December 31, 2003
($ in thousands, except per share data)
Revenue
Investment advisory and administration fees	$51,608
Distribution, portfolio consulting and other revenue	7,454
Investment banking fees	11,279

Total revenue	70,341
Operating expenses
Employee compensation and benefits(1)	30,077
General and administrative	8,007
Distribution and service fee expenses	9,190
Amortization, deferred commissions	3,077
Depreciation and amortization	1,002

Total operating expenses	51,353

Operating income	18,988
Non-operating income, net	279

Income before income taxes	19,267
Income taxes(2)	7,707

Net income	$11,560

Earnings per share
Net income per share—basic and diluted	$126.14
Weighted average shares outstanding—basic and diluted	91,642

(1)	Gives effect to the $7.1 million reduction in our co-chief executive officers' total compensation from $10.1 million to $3.0 million for the year ended December 31, 2003, relating to the revocation of our S corporation status to reflect the reduced compensation which would have been payable to our co-chief executive officers if the new employment agreements with these individuals had been in effect since January 1, 2003.
(2)	Gives effect to additional income taxes of $7.6 million which would have been payable if we had been a C corporation instead of an S corporation, based on an estimated combined effective tax rate of 40% for the year ended December 31, 2003.

Unaudited Pro Forma Consolidated Statement of Financial Condition Data

December 31, 2003
($ in thousands)
Cash and cash equivalents	$7,526
Total assets	34,523
Total current liabilities(1)(2)	19,653
Total long-term liabilities	6,492
Total liabilities	26,145
Total stockholders' equity(1)(2)	8,378

(1)	Gives effect to the revocation of our S corporation election and the recognition of the additional net deferred tax liability and corresponding deferred income tax expense of $1.5 million that would have been recorded had we elected to be taxed as a C corporation on December 31, 2003.
(2)	Gives effect to the accrual of the $10.9 million S corporation distribution to our stockholders that would have been recorded had this distribution been declared on December 31, 2003.

RISK FACTORS

      An investment in our common stock involves risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common stock. The risks described below may not be the only risks we face. Additional risks of which we are not yet aware or that we currently think are immaterial may also impair our business, results of operations or financial condition. Any of the events or circumstances described as risks below could result in a significant or material adverse effect on our business, results of operations or financial condition and a corresponding decline in the market price of our common stock.

Risks Related to Our Business

We depend on Mr. Cohen, Mr. Steers and other key personnel and the loss of their services would have a material adverse effect on us.

      We are dependent on the efforts of Martin Cohen and Robert H. Steers, our co-chairmen and co-chief executive officers. The loss of their services would have a material adverse effect on us.

      In addition to our principals, our future success depends to a substantial degree on our ability to retain and attract other qualified personnel to conduct our asset management business. The market for qualified portfolio managers is extremely competitive. We anticipate that it will be necessary for us to add portfolio managers and investment analysts as we further diversify our investment products and strategies. See ''Business—Asset Management Strategy.'' There can be no assurance, however, that we will be successful in our efforts to recruit and retain the required personnel. Moreover, when we become a public company, we intend to employ compensation mechanisms involving the use of equity compensation that may not be effective, especially if the market price of our common stock declines. In addition, the investment professionals as well as the senior marketing personnel have direct contact with our separate account clients, which can lead to a strong client relationship. The loss of these personnel could jeopardize our relationships with certain separate account clients, and result in the loss of such accounts. The loss of key personnel or the inability to recruit and retain sufficient portfolio managers and marketing personnel could have a material adverse effect on our business.

A decline in the prices of securities could lead to a decline in our assets under management, revenue and earnings.

      A significant majority of our revenue—approximately 73% for the year ended December 31, 2003—is derived from investment advisory and administration agreements with our clients. Under these agreements, the investment advisory and administration fees we receive are typically based on the market value of assets under management. Accordingly, a decline in the prices of securities generally, and real estate securities in particular, may cause our revenue and income to decline by:

•	causing the value of our assets under management to decrease, which would result in lower investment advisory and administration fees; or
•	causing our clients to withdraw funds in favor of investments they perceive as offering greater opportunity or lower risk, which would also result in lower investment advisory and administration fees.

The securities markets are highly volatile, and securities prices may increase or decrease for many reasons, including economic, financial or political events, that we cannot control.

A general decline in the performance of securities in the real estate sector could have an adverse effect on our assets under management and revenue.

      A high proportion of the assets managed by us are concentrated in real estate securities. Real estate securities and real property investments owned by the issuers of real estate securities are subject to varying degrees of risk. The returns from investments in real estate depend on the amount of income and capital appreciation generated by the related properties. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., Americans with Disabilities Act and tax laws), interest rate levels, and the availability of financing. If the properties do not generate sufficient income to meet operating expenses, including, where applicable, debt service, ground lease payments, tenant improvements, third party leasing commissions and other capital expenditures, the income and ability of the real estate company to make payments of any interest and principal on debt securities or any dividends on common or preferred stocks will be adversely affected. In addition, real property and loans on real property may be subject to the quality of credit extended and defaults by borrowers and tenants. The performance of the economy in each of the regions in which the real estate owned by a real estate company is located affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from such properties and their underlying values. The financial results of major local employers may also have an impact on the cash flow and value of certain properties. In addition, real estate investments are relatively illiquid and, therefore, the ability of real estate companies to vary their portfolios promptly in response to changes in economic or other conditions is limited. A real estate company may also have joint venture investments in certain properties and, consequently, its ability to control decisions relating to such properties may be limited.

Our growth may be constrained by market forces.

      Real estate securities investment continues to play an important role in the overall prospects of our business. Our ability to continue our growth in real estate securities management is dependent in part on growth in the size and number of issuers in the real estate securities market, particularly in the United States. For example, due to the constraints in the size and number of U.S. public real estate securities and issuers, we have in the past and may in the future stop accepting new assets in real estate securities separate account portfolios we manage for institutional investors in certain strategies and in certain of our open-end mutual funds. We also may be constrained in our ability to sponsor new closed-end mutual funds that invest primarily or significantly in domestic real estate securities.

      In addition, market conditions may preclude us from increasing our assets under management in closed-end mutual funds. A significant portion of our recent growth in assets under management has resulted from public offerings of the shares of our closed-end mutual funds. The market conditions for these offerings may not be as favorable in the future, which could adversely impact our ability to grow our assets under management.

Our clients can remove the assets we manage on short notice, making our future client and revenue base unpredictable.

      Our investment advisory and administration agreements are generally terminable upon 60 or fewer days' notice, and open-end mutual fund investors may redeem their investments in the mutual funds at any time without prior notice. Moreover, each investment advisory agreement, including the fees payable thereunder, with an investment company is subject to annual approval by the company's board, as well as by a majority of the directors who are not interested persons, which approval may not occur. Institutional and individual clients, and firms with which we have strategic alliances, can terminate their relationships with us, reduce the aggregate amount of our assets under management or shift their funds to other types of accounts with different rate structures for any of a number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. In a declining stock market the pace of mutual fund redemptions could accelerate. Poor performance relative to other asset management firms tends to result in decreased purchases of mutual fund shares, increased redemptions of mutual fund shares, and the loss of institutional or individual accounts or strategic alliances. Under certain circumstances, stockholder activists may pressure one or more of our closed-end mutual funds to tender for its shares, open-end, liquidate or take other actions that may adversely affect the fees we receive from the affected closed-end mutual funds. The decrease in revenue that could result from any such event could have a material adverse effect on our business.

      In addition, as required by the Investment Company Act of 1940, each investment advisory agreement with a registered investment company automatically terminates upon its ''assignment,'' although the investment company's board and shareholders may approve new investment advisory agreements. A sale of a sufficient number of shares of our voting securities to transfer control of us could be deemed an ''assignment'' in certain circumstances. An assignment, actual or constructive, will trigger these termination provisions and may adversely affect our ability to continue managing the investment companies.

Loss of significant separate accounts would decrease our revenue.

      We managed 39 separate account portfolios at March 25, 2004, of which the five largest represented approximately 53% of our assets under management in separate accounts and approximately 11% of our total assets under management. Approximately 7% of our total revenue during 2003 was derived from these five largest separate account portfolios. Loss of any of these separate accounts would reduce our revenue. We have, from time to time, lost separate accounts because of decisions by our clients to reallocate their assets to different asset classes or to move their assets to our competitors, and in the future we could lose accounts under these or other circumstances, such as adverse market conditions or poor investment performance.

Future investment performance could reduce our assets under management, revenue and income.

      Success in the asset management business is dependent on investment performance as well as distribution and client service. Good performance generally stimulates sales of our investment products and tends to keep withdrawals and redemptions low, which generates higher management fees (which are based on the amount of assets under management). Conversely, relatively poor performance tends to result in decreased sales, increased withdrawals and redemptions in the case of the open-end mutual funds, and in the loss of separately managed accounts, with corresponding decreases in revenue to us. Many analysts of the mutual fund business believe that investment performance is the most important factor for the growth of open-end mutual funds. Failure of our investment products to perform well could, therefore, have a material adverse effect on our current performance and future growth.

We depend on accessing clients through intermediaries.

      Our ability to distribute our mutual funds and subadvisory services is highly dependent on access to the client base of national and regional securities firms, banks, insurance companies, defined contribution plan administrators and other intermediaries which generally offer competing investment products. To a lesser extent, our separate account asset management business depends on referrals from financial planners and other professional advisors, as well as our existing clients. We cannot be sure that we will continue to gain access to these channels. The inability to have this access could have a material adverse effect on our business.

      While we continue to diversify and add new distribution channels for our open-end and closed-end mutual funds, a significant portion of the growth in our assets under management in our mutual funds in recent years has been accessed through intermediaries, including Merrill Lynch & Co., UBS and Wachovia. Loss of any of these distribution channels, and the inability to access clients through new distribution channels, could adversely affect our results of operations and business prospects.

Fee pressures could reduce profit margins.

      There has been a trend toward lower fees in some segments of the asset management business. In order for us to maintain our fee structure in a competitive environment, we must be able to provide clients with investment returns and service that will encourage them to be willing to pay such fees. Accordingly, there can be no assurance that we will be able to maintain our current fee structure or take advantage of scheduled fee increases. Fee reductions on existing or future new business could have an adverse impact on our profit margins and results of operations.

Our business strategy may not be successful.

      Our business strategy involves diversifying our asset management business to include products and services outside the real estate securities area. This may entail hiring additional portfolio managers in areas in which we do not have significant prior experience or acquiring other asset management firms. We may not be successful in locating and hiring or acquiring such portfolio managers or asset management firms and any such hiring activity or acquisitions may not be successful. In addition, in the event the recently enacted U.S. federal income tax legislation, which generally provides for a 15% maximum tax rate on dividends, is rescinded or is not extended beyond its January 1, 2009 expiration date, our business strategy could be adversely impacted as a result of diminished demand for income producing equity securities.

We could experience losses and significant volatility in connection with the activities of our investment banking business.

      Our investment banking business has historically earned revenue almost exclusively from advisory and placement fees paid to us by our clients, in large part upon the successful completion of the client's merger, acquisition, restructuring or capital raising transaction. Our investment banking clients generally retain us on a non-exclusive, short term, engagement-by-engagement basis in connection with specific merger, acquisition or capital raising transactions or restructuring projects, rather than under exclusive long-term agreements. As these transactions are singular in nature and our engagements are not likely to recur, we must seek out new investment banking engagements when our current engagements are completed or are terminated. As a result, high investment banking activity levels in any period are not necessarily indicative of continued high levels of activity in the next succeeding or any other period. In addition, when an investment banking engagement is terminated, whether due to the cancellation of a transaction due to market reasons or otherwise, we may earn limited or no fees and may not be able to recover the costs that we incurred prior to that termination.

      Moreover, each year we advise a limited number of investment banking clients. While the composition of the group comprising our largest clients varies significantly from year to year, we expect that our investment banking engagements will continue to be limited to a relatively small number of clients and that an even smaller number of those clients will account for a high percentage of revenue in any particular year. For example, four of our clients represented 97% of our investment banking revenue in 2003. As a result, the adverse impact on the results of our investment banking segment of one lost mandate or the failure of one transaction or restructuring on which we are advising to be completed can be significant.

Compliance failures and changes in regulation could adversely affect us.

      Our asset management activities are subject to client guidelines and our mutual fund business involves compliance with numerous investment, asset valuation, distribution and tax requirements. A failure to adhere to these guidelines or satisfy these requirements could result in losses which could be recovered by the client from us in certain circumstances. Although we have implemented procedures and utilize the services of experienced administrators, accountants and lawyers to assist us in adhering to these guidelines and satisfying these requirements, and maintain insurance to protect us in the case of client losses, there can be no assurance that such precautions or insurance will protect us from potential liabilities.

      Our businesses are subject to extensive regulation in the United States, including by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. (''NASD''). We are also subject to the laws of non-U.S. jurisdictions and non-U.S. regulatory agencies or bodies. Our failure to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of the registration of any of our subsidiaries as an investment advisor or broker-dealer. Changes in laws or regulations or in governmental policies could have a material adverse effect on us. See ''Business—Regulation.''

      In response to recent scandals in the financial services business regarding late trading, market timing, selective disclosure of portfolio information, and advisory and distribution fees, various legislative and regulatory proposals are pending in or before, or have been approved by, Congress, the legislatures in states in which we conduct operations and the various regulatory agencies that supervise our operations. These proposals, if enacted or adopted, could have a substantial impact on the regulation and operation of our mutual funds. Additionally, the Securities and Exchange Commission, the NASD and other regulators, as well as Congress, are investigating certain practices within our industry. New Securities and Exchange Commission rules require each investment company and each investment advisor registered with the Securities and Exchange Commission to adopt and implement comprehensive compliance policies and procedures, review those policies and procedures at least annually for their adequacy and the effectiveness of their implementation and designate a chief compliance officer. Recently adopted Securities and Exchange Commission rules also will require mutual funds to adopt ''fair value'' pricing procedures to address time zone arbitrage, selective disclosure procedures to protect mutual fund portfolio information and procedures to ensure compliance with a mutual fund's disclosed market timing policy. The Securities and Exchange Commission has also proposed further rule amendments to eliminate late trading of mutual fund shares. In addition, if regulations are adopted revising or eliminating the ability of asset managers to receive rebates of brokerage commissions through ''soft dollars,'' whereby the brokers pay certain research related expenses of asset managers, our expenses could increase.

The asset management and investment banking businesses are intensely competitive.

      The asset management business is intensely competitive, with competition based on a variety of factors, including:

•	investment performance;
•	the quality of service provided to clients;
•	the level of fees and commissions charged for services;
•	brand recognition and business reputation;
•	the range of products offered;
•	the level of expenses paid to financial intermediaries related to administration and/or distribution; and
•	financial strength.

We compete in all aspects of our business with a large number of asset management firms, commercial banks, investment banks, broker-dealers, insurance companies and other financial institutions. A number of factors serve to increase our competitive risks:

•	A number of our competitors have greater capital and other resources, and offer more comprehensive lines of products and services, than we do.
•	The recent trend toward consolidation within the asset management business, and the securities business in general, has served to increase the size and strength of a number of our competitors.
•	There are relatively few barriers to entry by new asset management firms, including a relatively low cost of entering the asset management business, and the successful efforts of new entrants into our various lines of business, including major banks, insurance companies and other financial institutions, have resulted in increased competition.
•	Other industry participants will from time to time seek to recruit our investment professionals and other employees away from us.
•	Our competitors are seeking to expand market share in the products and services we offer or intend to offer in the future.

This competitive pressure could reduce our revenue and earnings.

      Our investment banking business faces intense competition from other investment banking and financial advisory firms. We compete with these firms on the basis of a number of factors,

including transaction execution skills, range of services, innovation, reputation and price. In recent years there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wider range of products, from loans, deposit-taking and insurance to brokerage and investment banking services, which may enhance their competitive position.

Our business is heavily dependent upon computer based systems to process transactions; systems failures may disrupt our business and limit our growth.

      Our business is highly dependent on communications and information systems and those of our key service vendors. Any failure or interruption of such systems could have a material adverse effect on our operating results. Operational risk arises from mistakes made in the confirmation or settlement of transactions or from the improper recording or accounting of transactions. We are highly dependent on our ability to process a large number of transactions on a daily basis, and rely heavily on financial, accounting and other data processing systems. If any of these do not function properly, we could suffer financial loss, business disruption, liability to clients, regulatory intervention or damage to our reputation. If systems are unable to accommodate an increasing volume of transactions, our ability to expand could be affected. Although we have back-up systems in place, we cannot be sure that a failure or interruption of any such systems, whether caused by a fire, other natural disaster, power or telecommunications failure, act of war, terrorist act or otherwise, will not occur, or that back-up procedures and capabilities in the event of any such failure or interruption will be adequate.

We expect to record a substantial net loss in the fiscal quarter ending                   , 2004 due to the grant of restricted stock units on the date of the consummation of this offering.

      We expect to record a substantial loss in the quarter ending                 , 2004 as the result of net compensation expense of approximately $              resulting from the grant of restricted stock units on the date of the consummation of this offering in connection with the termination of our existing Stock Appreciation Rights Plan.

Risks Related to Our Common Stock and This Offering

We will be effectively controlled by Mr. Cohen and Mr. Steers, whose interests may differ from those of other stockholders.

      Upon completion of the offering, our principals, Martin Cohen and Robert H. Steers, will control, in the aggregate, approximately    % of our common stock. As long as Mr. Cohen and Mr. Steers control a majority of the common stock, they will have the ability to elect all of the members of our board of directors and thereby control our management and affairs, including compensation decisions and determinations with respect to acquisitions, dispositions, borrowings, issuances of common stock or other securities and the declaration and payment of dividends on the common stock. In addition, they will be able to determine the outcome of matters submitted to a vote of our stockholders for approval. The control exerted by our principals could preclude any unsolicited acquisition of us and, consequently, adversely affect the market price of the common stock or prevent our stockholders from realizing a premium on their shares.

There may not be an active trading market for shares of our common stock, which may cause our common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.

      Prior to this offering, there has been no public trading market for shares of our common stock. It is possible that, after this offering, an active trading market will not develop or continue. The initial public offering price per share of our common stock will be determined by agreement among us, the selling stockholders and the representative of the underwriters, and may not be indicative of the price at which the shares of our common stock will trade in the public market after this offering.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock; and the issuance of additional shares will dilute all other stockholdings.

      Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. Our principals, who will beneficially own, in the aggregate,         shares of our common stock immediately following the offering (or        shares assuming the underwriters exercise their overallotment option in full), have advised us that they intend to sell additional shares of our common stock over a period of time, subject to the restrictions referred to in ''Underwriting.'' Subject to the restrictions referred to in ''Underwriting,'' we may also issue substantial amounts of common stock in the future, including pursuant to employee benefit plans, which would dilute the percentage ownership held by the investors who purchase our shares in this offering. We intend to grant to certain employees an aggregate of                 restricted stock units pursuant to the 2004 Stock Incentive Plan on the date of the consummation of this offering in connection with the termination of our existing Stock Appreciation Rights Plan. In general, subject to a participant's compliance with certain restrictive covenants, the shares of common stock underlying the vested restricted stock units will be delivered to each participant as follows: 20% will be delivered on the last business day in January 2006; 40% will be delivered on the last business day in January 2007; and 40% will be delivered on the last business day in January 2008. In addition, concurrently with the reorganization, we will grant our principals and two trusts benefiting their families, their affiliates and certain of their transferees, the right to require us to register under the Securities Act of 1933 shares of our common stock (and other securities convertible into or exchangeable or exercisable for shares of common stock) held by them under certain circumstances and subject to the restrictions referred to in ''Underwriting.'' See ''Related Party Transactions—Registration Rights Agreement,'' ''Shares Eligible for Future Sale'' and ''Underwriting'' for further information regarding circumstances under which additional shares of our common stock may be sold.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

      Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our common stock could decrease significantly. You may be unable to resell your shares of our common stock at or above the initial public offering price.

Anti-takeover provisions in our charter documents and Delaware law could delay or prevent a change in control.

      Our certificate of incorporation may delay or prevent a merger or acquisition that a stockholder may consider favorable by permitting our board of directors to issue one or more series of preferred stock. In addition, provisions of the Delaware General Corporation Law restrict certain business combinations with interested stockholders. These provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as ''outlook,'' ''believes,'' ''expects,'' ''potential,'' ''continues,'' ''may,'' ''will,'' ''should,'' ''seeks,'' ''approximately,'' ''predicts,'' ''intends,'' ''plans,'' ''estimates,'' ''anticipates'' or the negative versions of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those described under ''Risk Factors.'' These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

      We estimate that our net proceeds from the offering, at an assumed initial public offering price of $           per share and after deducting estimated underwriting discounts, commissions and offering expenses, will be approximately $           , or $           if the underwriters exercise their overallotment option in full. We intend to use these net proceeds to continue to expand our asset management platform, to establish new investment vehicles, to make strategic acquisitions and for general corporate purposes.

      We will not receive any proceeds from the sale of shares by the selling stockholders.

DIVIDEND POLICY

      We intend to pay cash dividends on a quarterly basis and expect to declare our first quarterly dividend payment at an initial rate of $           per share in the         quarter of 2004.

      The declaration and payment of dividends to holders of our common stock by us, if any, are subject to the discretion of our board of directors. Our board of directors will take into account such matters as general economic and business conditions, our strategic plans, our financial results and condition, contractual, legal and regulatory restrictions on the payment of dividends by us and our subsidiaries and such other factors as our board of directors may consider to be relevant.

REORGANIZATION AND S CORPORATION STATUS

Reorganization

      Our business is presently conducted by Cohen & Steers Capital Management, Inc. and its subsidiaries. Cohen & Steers Capital Management, Inc. was incorporated as a New York corporation in 1986 and is wholly owned by our principals and two trusts benefiting their families. Cohen & Steers, Inc. is a Delaware corporation that was formed on March 17, 2004. Cohen & Steers, Inc. has not engaged in any business or other activities except in connection with its formation and the reorganization described below.

      Prior to the consummation of this offering, we will effect a reorganization whereby Cohen & Steers, Inc. will become the parent holding company of Cohen & Steers Capital Management, Inc. and, together with its direct and indirect subsidiaries (including Cohen & Steers Capital Management, Inc.), continue to conduct the business now conducted by Cohen & Steers Capital Management, Inc. and its subsidiaries.

      The reorganization will be accomplished through our principals and their family trusts contributing all of their interests in Cohen & Steers Capital Management, Inc. to Cohen & Steers, Inc. in exchange for newly issued shares of common stock in Cohen & Steers, Inc. Immediately following this contribution and share issuance, our principals and their family trusts will be the sole stockholders of Cohen & Steers, Inc., and Cohen & Steers Capital Management, Inc. will be a wholly owned subsidiary of Cohen & Steers, Inc.

      The reorganization will be effected pursuant to a contribution agreement among Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and our principals and their family trusts, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. The reorganization will not result in a change of control of Cohen & Steers Capital Management, Inc. Completion of the reorganization is a condition to the consummation of this offering.

S Corporation Status

      Since we were organized in 1986, we have elected to be treated for U.S. federal and certain state income tax purposes as an S corporation under Subchapter S of the Internal Revenue Code of 1986 and comparable state laws. As a result, our earnings have been taxed for U.S. federal and, in the case of certain states, state income tax purposes directly to our stockholders rather than to us, leaving our stockholders responsible for paying income taxes on these earnings. Prior to the closing of this offering, we will revoke our status as an S corporation and will be taxed as a C corporation. As a result of the revocation of our S corporation status, we will record a net deferred tax liability and corresponding deferred income tax expense effective upon the revocation date. The amount of the deferred tax liability would have been approximately $1.5 million if the revocation date had been December 31, 2003, and we estimate that the deferred tax liability will be approximately $               . The actual amount of the deferred tax liability will be determined after giving effect to our operating results through the revocation date.

      In connection with the revocation of our S corporation tax status, we expect to make a distribution to our current stockholders representing payment of undistributed S corporation accumulated earnings for tax purposes at and through the date of revocation. The distribution would have been approximately $10.9 million if the revocation date had been December 31, 2003, and we estimate that the distribution will be approximately $          . The actual amount of the distribution will depend on the amount of our earnings through the revocation date.

      We will also enter into a tax indemnification agreement with our current stockholders, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Although we believe that we have met the requirements for an S corporation, the agreement will provide for, among other things, our current stockholders to indemnify us for any additional U.S. federal and state income taxes, including interest and penalties, incurred by us if for any reason we are deemed to have been a C corporation during any period in which we reported our taxable income as an S corporation. The tax indemnification obligation of our current stockholders will be limited to the aggregate amount of all distributions made to them by us to pay taxes during any time that we were reporting our taxable income as an S corporation but are deemed to have been a C corporation. The agreement will also provide for payment by our current stockholders to us and by us to our current stockholders to adjust for any increases or decreases in tax liability arising from a tax audit that affects our tax liability and results in a corresponding adjustment to the tax liability of our current stockholders. The amount of any payment cannot exceed the amount of refund received by us or our current stockholders attributable to the adjustment in tax liability. If we are required to make substantial payments under this tax indemnification agreement, it could adversely affect our financial condition.

CAPITALIZATION

      The following table sets forth our consolidated capitalization and cash and cash equivalents as of December 31, 2003:

•	on an actual basis; and
•	on a pro forma as adjusted basis to give effect to the following events, which will take place at or shortly before the closing of the offering:
—	the recognition of an estimated additional net deferred tax liability and a corresponding estimated deferred income tax expense of $ that we expect to record upon revocation of S corporation tax status and election to be taxed as a C corporation;
—	the payment of an estimated $ S corporation distribution to our stockholders as described in ''Reorganization and S Corporation Status—S Corporation Status'';
—	the reclassification of the remaining $ of estimated retained earnings to additional paid-in capital; and
—	the issue and sale by us of shares of common stock in this offering, at an assumed initial public offering price of $ per share and after deducting estimated underwriting discounts, commissions and offering expenses.

You should read this table together with the other information contained in this prospectus, including ''Reorganization and S Corporation Status,'' ''Management's Discussion and Analysis of Financial Condition and Results of Operations'' and our consolidated financial statements and the notes to those statements, including Note 3—Pro Forma Financial Information (unaudited).

	December 31, 2003
	Actual	Pro Forma As Adjusted
	($ in thousands)
Cash and cash equivalents	$7,526

Debt:
Bank line of credit	$4,713
Long-term debt, including current portion	1,781
Obligations under capital leases, including current portion	43

Total debt	6,537

Stockholders' equity:
Common stock, $1 par value, 50,000 voting shares authorized, issued and outstanding and 50,000 non-voting shares authorized, 41,642
issued and outstanding	92
Additional paid-in capital	3,867
Retained earnings	15,195
Accumulated other comprehensive income	1,620

Total stockholders' equity	20,774

Total capitalization	$27,311	$

SELECTED CONSOLIDATED FINANCIAL DATA

      The following tables present selected consolidated financial data as of the dates and for the periods indicated. We derived the consolidated statement of financial condition data as of December 31, 2002 and 2003 and the consolidated statement of income data for each of the three years in the period ended December 31, 2003 from our consolidated financial statements audited by Deloitte & Touche LLP which are included elsewhere in this prospectus. We derived the consolidated statement of financial condition data as of December 31, 1999, 2000 and 2001 and the consolidated statement of income data for each of the two years in the period ended December 31, 2000 from our unaudited consolidated financial statements which are not included in this prospectus. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of our consolidated financial position and results of operations for all periods presented.

      Our wholly owned subsidiary, Cohen & Steers Securities, LLC, commenced operations on July 1, 2002. On the same date, Cohen & Steers Securities, LLC succeeded to the business of Cohen & Steers Securities, Inc. (previously wholly owned by our principals) pursuant to a transaction accounted for as a merger of entities under common control and recorded in a manner similar to a pooling-of-interests. Accordingly, the previously separate historical financial position and results of operations of Cohen & Steers Securities, Inc. are combined with our consolidated financial position and results of operations for all periods presented.

      For all periods presented, we operated as an S corporation and were not subject to U.S. federal and certain state income taxes. Upon completion of this offering, we will become subject to U.S. federal and certain state income taxes applicable to C corporations. See ''Reorganization and S Corporation Status.''

      The historical consolidated results for ''Employee compensation and benefits'' reflect salaries and bonuses paid to our co-chief executive officers during our status as an S corporation that are not indicative of the salaries and bonuses to be expected for any future accounting periods.

      You should read this selected consolidated financial data together with the other information contained in this prospectus, including ''Management's Discussion and Analysis of Financial Condition and Results of Operations'' and our consolidated financial statements and the notes to those statements.

Consolidated Statement of Income Data

	Year Ended December 31,
	1999	2000	2001	2002	2003
	($ in thousands, except per share data)
Revenue
Investment advisory and administration fees:
Closed-end mutual funds	$743	$729	$2,009	$7,837	$18,575
Open-end mutual funds	15,291	15,102	18,019	20,871	24,225
Separate accounts	9,749	11,288	10,794	9,707	8,808

Total investment advisory and administration fees	25,783	27,119	30,822	38,415	51,608
Distribution and service fee revenue	211	397	1,112	3,071	5,880
Portfolio consulting and other	1,618	1,104	507	683	1,574
Investment banking fees	3,375	8,097	2,853	13,077	11,279

Total revenue	30,987	36,717	35,294	55,246	70,341

Expenses
Employee compensation and benefits	12,715	15,571	16,719	32,312	37,193
General and administrative	4,385	5,568	6,651	6,916	8,007
Distribution and service fee expenses	2,973	2,721	4,069	4,744	9,190
Amortization, deferred commissions	162	170	533	1,698	3,077
Depreciation and amortization	257	402	517	927	1,002

Total operating expenses	20,492	24,432	28,489	46,597	58,469

Operating income	10,495	12,285	6,805	8,649	11,872
Non-operating income (expense)
Interest and dividend income	369	692	513	525	435
Interest expense	(32)	(42)	(60)	(127)	(156)

	337	650	453	398	279

Income before income taxes	10,832	12,935	7,258	9,047	12,151
Income tax expense	1,089	1,297	654	611	100

Net income	$9,743	$11,638	$6,604	$8,436	$12,051

Net income per share—basic and diluted	$108.14	$129.17	$73.30	$92.83	$131.50
Weighted average shares outstanding—
basic and diluted	90,100	90,100	90,100	90,871	91,642

Consolidated Statement of Income Data by Segment

	Year Ended December 31,
	1999	2000	2001	2002	2003
	($ in thousands)
Asset Management
Total revenue	$27,612	$28,506	$32,441	$42,169	$59,062
Total operating expenses	17,542	18,197	23,598	37,633	50,510

Operating income	10,070	10,309	8,843	4,536	8,552
Non-operating income, net	333	426	396	325	249

Income before income taxes	10,403	10,735	9,239	4,861	8,801
Income tax expense (benefit)	1,046	1,067	865	205	(46)

Net income	$9,357	$9,668	$8,374	$4,656	$8,847

Investment Banking
Total revenue	$3,375	$8,211	$2,853	$13,077	$11,279
Total operating expenses	2,950	6,235	4,891	8,964	7,959

Operating income (loss)	425	1,976	(2,038)	4,113	3,320
Non-operating income, net	4	224	57	73	30

Income (loss) before income taxes	429	2,200	(1,981)	4,186	3,350
Income tax expense (benefit)	43	230	(211)	406	146

Net income (loss)	$386	$1,970	$(1,770)	$3,780	$3,204

Consolidated Statement of Financial Condition Data

	December 31,
	1999	2000	2001	2002	2003
	($ in thousands)
Cash and cash equivalents	$4,699	$4,737	$2,750	$6,090	$7,526
Total assets	14,343	16,547	17,853	24,394	34,523
Total current liabilities	2,019	2,370	2,712	2,904	7,257
Total long-term liabilities	500	500	1,430	4,798	6,492
Total liabilities	2,519	2,870	4,142	7,702	13,749
Total stockholders' equity	11,824	13,677	13,711	16,692	20,774

Component Changes in Assets Under Management (AUM)

	Year Ended December 31,
	1999	2000	2001	2002	2003	January 1- March 25, 2004
	($ in millions)
Total accounts
Beginning AUM	$3,991.4	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1
Net flows	(260.1)	9.5	648.5	808.3	2,633.8	2,665.8
Net appreciation	30.8	986.9	290.5	118.0	2,422.5	1,007.6

Total assets under management	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,353.5

Closed-end mutual funds
Beginning AUM	$113.6	$98.0	$114.2	$600.7	$2,114.3	$4,790.6
Net flows	0.0	0.0	479.8	1,563.7	1,977.9	2,474.4
Net appreciation	(15.6)	16.2	6.7	(50.1)	698.4	323.8

Total closed-end mutual funds	98.0	114.2	600.7	2,114.3	4,790.6	7,588.8

Open-end mutual funds
Beginning AUM	2,043.6	1,571.5	2,077.5	2,314.6	2,452.4	3,897.1
Net flows	(484.8)	113.5	138.7	121.3	528.9	192.7
Net appreciation	12.7	392.5	98.4	16.5	915.8	358.8

Total open-end mutual funds	1,571.5	2,077.5	2,314.6	2,452.4	3,897.1	4,448.6

Separate accounts
Beginning AUM	1,834.2	2,092.6	2,566.8	2,782.2	2,057.1	2,992.4
Net flows	224.7	(104.0)	30.0	(876.7)	127.0	(1.3)
Net appreciation	33.7	578.2	185.4	151.6	808.3	325.0

Total separate accounts	2,092.6	2,566.8	2,782.2	2,057.1	2,992.4	3,316.1

Total assets under management	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,353.5

Total net flows/beginning AUM (%)	-6.5%	0.3%	13.6%	14.2%	39.8%	22.8%

Total change in AUM (%)	-5.7%	26.5%	19.7%	16.3%	76.3%	31.5%

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      Cohen & Steers operates in two distinct business segments: Asset Management and Investment Banking.

      Asset Management provides investment advisory and administration services to proprietary open-end and closed-end mutual funds and separate accounts of institutional investors such as pension and endowment funds. Asset Management also provides sub-advisory services for investment companies and serves as a portfolio consultant for non-proprietary unit investment trusts. Additionally, Asset Management provides distribution services for our open-end mutual funds. Asset Management's investment vehicles and strategies focus on REIT common and preferred stocks, utility common stocks and corporate preferred securities.

      Asset Management has experienced significant growth, with our assets under management increasing by over 100% to $11.7 billion at December 31, 2003 from $5.7 billion at December 31, 2001. Much of this growth can be attributed to our strong market presence in the real estate securities market. REIT securities have experienced strong market appreciation over the last three years and have gained a wider acceptance by investors as both an important asset class and a financial instrument. We launched four closed-end mutual funds during the three-year period ended December 31, 2003 and two additional closed-end mutual funds in the first quarter of 2004 and have generated net subscriptions in our open-end mutual funds. Market appreciation has also increased our assets under management over the last three years.

      Asset Management primarily derives revenue from investment advisory, administration, distribution and service fees received from our mutual funds and investment advisory fees received from separate accounts. Fees earned by Asset Management are principally based on the net asset value of each client's portfolio. These fees fluctuate with changes in the total value of the portfolios and are recognized over the period that the assets are managed. The levels of our assets under management are, in turn, driven by our relative investment performance, market conditions and the success of our marketing efforts. Our fees are generally charged in arrears on a monthly or quarterly basis. The most significant expenses for Asset Management are employee compensation and benefits. In addition to their base salary, we generally pay our Asset Management employees year-end bonuses that depend on, among other things, our profitability, employee performance and market conditions. Expenses related to the distribution of our mutual funds, including the amortization of deferred sales commissions for Cohen & Steers Equity Income Fund, our open-end load mutual fund, are other significant Asset Management expenses.

      Investment Banking provides financial advisory services to small and middle market companies in real estate and real estate intensive businesses, such as the health care and hospitality businesses. Revenue is derived primarily from placing securities as agent for our clients and advising our clients on mergers, acquisitions, corporate restructurings, recapitalizations and similar corporate finance transactions. These fees are generally earned upon the consummation of the transaction pursuant to terms of individual agreements. Investment Banking revenue also includes reimbursement from our clients for certain expenses we have incurred in connection with providing our services, such as legal and other professional fees and travel related expenses. Investment Banking revenue is driven by the number and size of our client engagements, which in turn is influenced by the level of mergers and acquisitions, capital raising and restructuring activity by the companies in our targeted markets, and by the success of our investment banking professionals' business origination efforts. The principal component of our operating expenses for Investment Banking is employee compensation and benefits, including salaries and bonuses for the managing directors. The three managing directors of this segment contractually earn a year-end bonus based on income of the business segment.

      We expect to record a substantial loss in the quarter ended                 , 2004 as the result of net compensation expense of approximately $              resulting from the grant of restricted stock units on the date of the consummation of this offering in connection with the termination of our existing Stock Appreciation Rights Plan.

Assets Under Management

      Our principal business is asset management of income-oriented equity securities portfolios. We have experienced significant growth in assets under management over the past three years as a result of a strong market for REIT securities, the launch of closed-end mutual funds that specialize in income oriented equity securities and net subscriptions into our open-end mutual funds. The following table sets forth the breakdown of our total assets under management by account and security type as of the dates shown, and the changes in assets under management between such dates.

Assets Under Management

	December 31,
	2001	2002	2003	2002 vs. 2001 (%)	2003 vs. 2002 (%)
	($ in millions)
Breakdown by Account Type
Closed-end Mutual Funds	$600.7	$2,114.3	$4,790.6	252%	127%
Open-end Mutual Funds	2,314.6	2,452.4	3,897.1	6%	59%
Separate Accounts	2,782.2	2,057.1	2,992.4	-26%	46%

Total Assets Under Management	$5,697.5	$6,623.8	$11,680.1	16%	76%

Breakdown by Security Type
Real Estate Common Stocks	$5,259.4	$5,908.9	$9,892.6	12%	67%
Real Estate Preferred Stocks	266.6	597.1	836.0	124%	40%
Corporate Preferred Stocks	—	—	683.9	n/a	n/a
Fixed Income (1)	6.2	13.5	109.1	118%	708%
Cash and Short-Term Investments	165.3	104.3	158.5	37%	52%

Total Assets Under Management	$5,697.5	$6,623.8	$11,680.1	16%	76%

(1) Includes corporate bonds.

      We launched four closed-end mutual funds during the three-year period ended December 31, 2003. This included Cohen & Steers REIT & Preferred Income Fund, our first fund that invests in corporate preferred securities, which raised nearly $2.0 billion. We also experienced positive net subscriptions in our open-end mutual funds for each of the last three years. Separate accounts experienced net outflows in 2002 as four major institutional clients either decreased their exposure to real estate securities in general, or invested with other managers. Institutional separate accounts experienced positive net flows in 2003. The following table sets forth information regarding the net flows and appreciation of assets under management for the periods presented.

Net Flows and Appreciation of Assets Under Management (AUM)

	December 31,
	2001	2002	2003	2002 vs. 2001 ($)	2003 vs. 2002 ($)
	($ in millions)
Total accounts
Beginning AUM	$4,758.5	$5,697.5	$6,623.8	$939.0	$926.3
Net flows	648.5	808.3	2,633.8	159.8	1,825.5
Net appreciation	290.5	118.0	2,422.5	(172.5)	2,304.5

Total assets under management	$5,697.5	$6,623.8	$11,680.1	$926.3	$5,056.3

Closed-end mutual funds
Beginning AUM	$114.2	$600.7	$2,114.3	$486.5	$1,513.6
Net flows	479.8	1,563.7	1,977.9	1,083.9	414.2
Net appreciation	6.7	(50.1)	698.4	(56.8)	748.5

Total closed-end mutual funds	600.7	2,114.3	4,790.6	1,513.6	2,676.3

Open-end mutual funds
Beginning AUM	2,077.5	2,314.6	2,452.4	237.1	137.8
Total subscriptions	732.3	900.9	1,207.8	168.6	306.9
Total redemptions	(593.6)	(779.6)	(678.9)	(186.0)	100.7
Net appreciation	98.4	16.5	915.8	(81.9)	899.3

Total open-end mutual funds	2,314.6	2,452.4	3,897.1	137.8	1,444.7

Separate accounts
Beginning AUM	2,566.8	2,782.2	2,057.1	215.4	(725.1)
Inflows	569.5	390.3	268.4	(179.2)	(121.9)
Outflows	(539.5)	(1,267.0)	(141.4)	(727.5)	1,125.6
Net appreciation	185.4	151.6	808.3	(33.8)	656.7

Total separate accounts	2,782.2	2,057.1	2,992.4	(725.1)	935.3

Total assets under management	$5,697.5	$6,623.8	$11,680.1	$926.3	$5,056.3

Total net flows/beginning AUM(%)	13.6%	14.2%	39.8%

Total change in AUM(%)	19.7%	16.3%	76.3%

      We offer both no-load and load open-end mutual funds. Cohen & Steers Realty Shares, Cohen & Steers Institutional Realty Shares and Cohen & Steers Special Equity Fund are, collectively, our no-load open-end mutual funds. Cohen & Steers Equity Income Fund, our load open-end mutual fund, is available under four primary pricing structures: (1) front-end load commission (''Class A''); (2) spread-load commission (''Class B''); (3) level-load commission (''Class C''); and (4) institutional no-load (''Class I''). Under certain conditions we waive the sales load on Class A shares, whereby the shares are sold at net asset value. We pay commissions directly to broker-dealers who sell the Class B and Class C shares of our load open-end mutual fund, as well as distribution expenses to certain national and regional brokerage firms who sell our no-load open-end mutual funds. These expenses are not borne by the funds. As our open-end mutual fund assets continue to grow, we expect such expenses to increase. The following table sets forth information regarding the composition of our open-end mutual fund assets.

Composition of Open-End Mutual Fund Assets

	December 31,
	2001	2002	2003	2002 vs. 2001 (%)	2003 vs. 2002 (%)
	($ in millions)
Load fund—Class A	$93.3	$164.6	$397.1	77%	141%
Load fund—Class B	85.2	133.0	251.3	56%	89%
Load fund—Class C	115.4	228.6	534.7	98%	134%
Load fund—Class I	19.2	36.9	115.6	92%	214%
No-load funds	2,001.5	1,889.3	2,598.4	-6%	38%

	$2,314.6	$2,452.4	$3,897.1	6%	59%

2003 compared to 2002

      Assets under management were $11.7 billion at December 31, 2003, a 76% increase from $6.6 billion at December 31, 2002. We experienced growth in every asset category and every account type in 2003, reflecting a strong market for REIT securities, a closed-end mutual fund offering which included our first corporate preferred assets under management and positive net subscriptions into our open-end mutual funds.

      By product type, at December 31, 2003, 41% of assets under management were held in closed-end mutual funds, 33% were held in open-end mutual funds and 26% were held in separately managed institutional accounts. At December 31, 2002, 32% of assets under management were held in closed-end mutual funds, 37% were held in open-end mutual funds and 31% were held in separately managed institutional accounts.

      Real estate common stocks represented 85% of assets under management at December 31, 2003, as compared to 89% of assets under management at December 31, 2002. Real estate and corporate preferred securities comprised 13% of assets under management at the end of 2003, as compared to 10% at December 31, 2002. The remaining assets were held in fixed income and cash and short-term investments. These investments were relatively constant as a percentage of assets under management over the two-year period ended December 31, 2003.

      Net subscriptions into our open-end mutual funds increased 336% to $528.9 million in 2003 from $121.3 million in 2002 as subscriptions increased 34% to $1.2 billion in 2003 from $900.9 million in 2002 and redemptions decreased 13% to $678.9 million in 2003 from $779.6 million in 2002. Market appreciation in the open-end mutual funds was significant and totaled $915.8 million in 2003 due primarily to the strong real estate securities market.

      Closed-end mutual funds contributed $2.0 billion to our net inflows in 2003, an increase of 26% over the $1.6 billion raised in 2002. These assets were raised in one closed-end mutual fund offering. Market appreciation in the closed-end mutual funds was $698.4 million, again consistent with the strong real estate securities market during 2003.

      Separate accounts had net inflows of $127.0 million in 2003, as compared to net outflows of $876.7 million in 2002. Market appreciation for such accounts was $808.3 million for 2003.

      At December 31, 2003, no-load mutual funds comprised 67% of all open-end mutual fund assets, compared to 77% of all such assets at December 31, 2002. Our load mutual fund, Cohen &

Steers Equity Income Fund, represented 33% of total open-end mutual fund assets at December 31, 2003 as compared to 23% in 2002. Within this fund, 41% of the fund's assets were represented by Class C shares, 31% by Class A shares, 19% by Class B shares and 9% by Class I shares. This compares to 41% by Class C shares, 29% by Class A shares, 24% by Class B shares and 6% by Class I shares at December 31, 2002. The increase in assets in the load mutual fund channel is due primarily to the increased net subscriptions that Cohen & Steers Equity Income Fund experienced in 2002 and 2003. Net subscriptions totaled $497.2 million for Cohen & Steers Equity Income Fund and $31.7 million for the no-load mutual funds in 2003. Net subscriptions were $262.8 million for Cohen & Steers Equity Income Fund in 2002 and the no-load mutual funds experienced $141.5 million in net outflows for that year.

2002 compared to 2001

      Assets under management increased 16% to $6.6 billion at December 31, 2002 from $5.7 billion at December 31, 2001. This increase in assets was primarily due to closed-end mutual fund offerings. Moderately positive net subscriptions into open-end mutual funds were offset by net outflows from institutional accounts.

      By product type, at December 31, 2002, 32% of assets under management were held in closed-end mutual funds, 37% were held in open-end mutual funds and 31% were held in separate accounts. At December 31, 2001, 10% of assets were held in closed-end mutual funds, 41% were held in open-end mutual funds and 49% were held in separately managed institutional accounts.

      Real estate common stocks represented 89% of assets under management at December 31, 2002, as compared to 92% of assets under management at December 31, 2001. Real estate preferred securities represented 10% of assets under management at the end of 2002, as compared to approximately 5% a year earlier. The remaining assets were held in fixed income and cash and short-term investments. Such investments were relatively constant as a percentage of total assets under management over the two-year period ended December 31, 2002.

      Net subscriptions into the open-end mutual funds decreased 13% to $121.3 million in 2002 from $138.7 million in 2001. Subscriptions increased 23% to $900.9 million in 2002 from $732.3 million in 2001. Offsetting this increase, however, redemptions increased 31% to $779.6 million in 2002 from $593.6 million in 2001. Market appreciation in the open-end mutual funds was minimal during 2002.

      Closed-end mutual funds inflows were $1.6 billion in 2002, an increase of 226% over the $479.8 million raised in 2001. These assets were raised in two closed-end mutual fund offerings in 2002.

      Separate accounts had net outflows of $876.7 million in 2002 as compared to net inflows of $30.0 million in 2001. During 2002, four major institutional clients withdrew $910 million as they either decreased their exposure to real estate securities or invested with other managers. Market appreciation in the separate accounts during 2002 was $151.6 million, as compared to $185.4 million during 2001.

      At December 31, 2002, no-load mutual funds comprised 77% of all open-end mutual fund assets, compared to 86% of all such assets at December 31, 2001. Our load mutual fund, Cohen & Steers Equity Income Fund, represented 23% of total open-end mutual fund assets in 2002, as compared to 14% in 2001. At December 31, 2002, 41% of this fund's assets were represented by Class C shares, 29% by Class A shares, 24% by Class B shares and 6% by Class I shares. This compared to 37% of the fund's assets represented by Class C shares, 30% by Class A shares, 27% by Class B shares and 6% by Class I shares at December 31, 2001.

Results of Operations

      The table below provides a breakdown of consolidated and segment revenue for the years ended December 31, 2001, 2002 and 2003.

	Year Ended December 31,
	2001	2002	2003	2002 vs. 2001 (%)	2003 vs. 2002 (%)
	($ in thousands)
Asset Management Business Segment:
Investment advisory and administration fees	$30,822	$38,415	$51,608	25%	34%
Distribution and service fees	1,112	3,071	5,880	176%	91%
Portfolio consulting and other	507	683	1,574	35%	130%

Asset Management Revenue	32,441	42,169	59,062	30%	40%

Investment Banking Revenue	2,853	13,077	11,279	358%	-14%

Consolidated Revenue	$35,294	$55,246	$70,341	57%	27%

      The table below provides a breakdown of consolidated and segment operating expenses for the years ended December 31, 2001, 2002 and 2003.

	Year Ended December 31,
	2001	2002	2003	2002 vs. 2001 (%)	2003 vs. 2002 (%)
	($ in thousands)
Consolidated:
Employee compensation and benefits	$16,719	$32,312	$37,193	93%	15%
General and administrative	6,651	6,916	8,007	4%	16%
Distribution and service fee expenses	4,069	4,744	9,190	17%	94%
Amortization, deferred commissions	533	1,698	3,077	219%	81%
Depreciation and amortization	517	927	1,002	79%	8%

Consolidated Operating Expenses	$28,489	$46,597	$58,469	64%	25%

Asset Management:
Employee compensation and benefits	$13,572	$24,913	$30,838	84%	24%
General and administrative	4,930	5,374	6,416	9%	19%
Distribution and service fee expenses	4,069	4,744	9,190	17%	94%
Amortization, deferred commissions	533	1,698	3,077	219%	81%
Depreciation and amortization	494	904	989	83%	9%

Asset Management Operating Expenses	$23,598	$37,633	$50,510	59%	34%

Investment Banking:
Employee compensation and benefits	$3,147	$7,399	$6,355	135%	-14%
General and administrative	1,721	1,542	1,591	-10%	3%
Depreciation and amortization	23	23	13	0%	-43%

Investment Banking Operating Expenses	$4,891	$8,964	$7,959	83%	-11%

2003 compared to 2002

Consolidated Results

      Our total revenue increased by 27% to $70.3 million in 2003 from $55.2 million in 2002. This increase was primarily the result of a $5.1 billion net increase in assets under management. This increase in assets under management led to growth in Asset Management revenue of 40% to $59.1 million in 2003 from $42.2 million in 2002. Revenue from Investment Banking declined by 14% to $11.3 million in 2003 from $13.1 million in 2002.

      Our operating expenses increased by 25% to $58.5 million in 2003 from $46.6 million in 2002. This increase was primarily a result of higher employee compensation and benefits and greater distribution and service fee expenses, which represented 41% and 37%, respectively, of the total operating expense increase for 2003. Our operating income increased by 37% to $11.9 million in 2003 from $8.6 million in 2002.

      Income taxes declined to $0.1 million in 2003 from $0.6 million in 2002, primarily as a result of accrued income tax refunds on amended tax returns filed or expected to be filed for prior period state and local income taxes. Net income increased by 43% to $12.1 million in 2003 from $8.4 million in 2002.

      Following this offering, we expect that we will incur additional annual expenses of approximately $3 million as a result of becoming a public company, for, among other things, D&O insurance, director fees, Securities and Exchange Commission reporting, transfer agent fees, professional fees and similar expenses. Prior to the closing of this offering, we will revoke our status as an S corporation and will be taxed as a C corporation, which we expect will result in additional income taxes payable by us. If we had revoked our S corporation tax status and elected to be taxed as a C corporation on January 1, 2003, based on an estimated combined effective tax rate of 40% for the year ended December 31, 2003, we would have paid $7.6 million in additional income taxes.

Asset Management

      Revenue. Asset Management revenue increased 40% to $59.1 million in 2003 from $42.2 million in 2002. Investment advisory and administration fees increased 34% to $51.6 million in 2003, as compared to $38.4 million in 2002.

      In 2003, total revenue from closed-end mutual funds was $18.6 million, as compared to $7.8 million in 2002. In 2003, we launched Cohen & Steers REIT and Preferred Income Fund, a closed-end mutual fund. Additional assets under management that resulted from this fund's offerings resulted in revenue increases of $5.8 million, which represented 54% of the $10.7 million increase in total closed-end mutual fund revenue for 2003. We also raised $162 million in auction market preferred shares in follow-on offerings for three of our closed-end mutual funds, Cohen & Steers Advantage Income Realty Fund, Cohen & Steers Quality Income Realty Fund and Cohen & Steers Premium Income Realty Fund. These three funds collectively generated an additional $4.8 million in closed-end mutual fund revenue for 2003, as compared to the revenue generated by these funds for 2002.

      Net subscriptions into Cohen & Steers Equity Income Fund were $497.2 million during 2003. These net subscriptions, together with market appreciation, accounted for the 91% growth in distribution and service fees. Distribution and service fee revenue totaled $5.9 million for 2003, as compared to $3.1 million in 2002.

      Expenses. Asset Management operating expenses increased 34% to $50.5 million in 2003 from $37.6 million in 2002, partially from an increase in employee compensation and benefits expense and partially from increases in distribution and service fee expense, general and administrative expense and amortization of deferred commissions expense. Employee compensation and benefits expense increased by 24% to $30.8 million in 2003 from $24.9 million in 2002. This was a result of increased salaries, greater employee incentive compensation and additional hiring as a result of growth and business expansion. Employee incentive compensation increased by $3.5 million, representing 60% of the total employee compensation and benefits increase.

      Substantial growth in net inflows into our new and existing open-end and closed-end mutual funds was the primary contributor to the 94% increase of distribution and service fee expenses to $9.2 million in 2003 from $4.7 million in 2002 and the 81% increase in amortization of deferred commissions to $3.1 million in 2003 from $1.7 million in 2002.

Investment Banking

      Revenue. Investment Banking revenue declined 14% to $11.3 million in 2003 from $13.1 million in 2002 primarily as a result of lower average revenue per revenue generating client. Average revenue per revenue generating client decreased 15% to $1.1 million in 2003 from $1.3 million in 2002. Investment Banking generated revenue from ten clients in 2003 and ten clients in 2002. Of the ten clients in 2003, five were new clients in 2003. For 2003, four of our clients represented 97% of revenue. For 2002, two clients represented 71% of revenue.

      Expenses. Investment Banking operating expenses declined 11% to $8.0 million in 2003 from $9.0 million in 2002. The decrease in total expenses is due to a decrease of $1.0 million in employee compensation and benefits expense relating primarily to a reduction in year-end incentive bonuses paid to the managing directors, reflecting lower profitability of the business segment in 2003. Employee compensation and benefits for Investment Banking constituted 56% of revenue during 2003, as compared to 57% in 2002. Other operating expenses remained constant at $1.6 million in 2003 and 2002. Other operating expenses primarily include overhead such as allocated costs from Asset Management for office space, professional fees, travel and meals, market data, network and computer and other office expenses.

2002 compared to 2001

Consolidated Results

      Our total revenue increased 57% to $55.2 million in 2002 from $35.3 million in 2001. Asset Management accounted for 49% of the increase, with revenue growing to $42.2 million in 2002 from $32.4 million in 2001. This increase was primarily the result of growth in assets under management of $926 million. Investment Banking, which increased revenue to $13.1 million in 2002 from $2.9 million in 2001, accounted for the remaining 51% increase in total revenue. Much of the growth in revenue in Investment Banking during 2002 related to success fees generated for transactions involving two restructuring and recapitalization engagements.

      Our operating expenses increased 64% to $46.6 million in 2002 from $28.5 million in 2001. This increase in expenses was primarily due to an increase in employee compensation and benefits, which represented 86% of the total operating expense increase, and increased amortization of deferred commissions for Cohen & Steers Equity Income Fund, which represented 6% of the increase. Total compensation increased as a result of general business expansion in Asset Management and increased incentive bonuses in Investment Banking. Additionally, in August 2001, we began internally financing commissions for the Class B shares of Cohen & Steers Equity Income Fund. This resulted in an increase in amortization of deferred commissions expense to $1.7 million in 2002 from $0.5 million in 2001. Our operating income increased by 27% to $8.6 million in 2002 from $6.8 million in 2001.

      Income taxes remained relatively constant at $0.6 million in 2002 and $0.7 million in 2001. Net income increased by 28% to $8.4 million in 2002 from $6.6 million in 2001.

Asset Management

      Revenue. Asset Management revenue increased 30% to $42.2 million in 2002 from $32.4 million in 2001. Investment advisory and administration fees increased 25% to $38.4 million in 2002 from $30.8 million in 2001.

      In 2001, we launched a closed-end mutual fund, Cohen & Steers Advantage Income Realty Fund, which raised $478 million in 2001 and an additional $50 million in auction market preferred shares in 2002. Additional assets under management from this fund's offerings resulted in revenue increases of $1 million in 2002. This represented 17% of the $5.8 million increase in total closed-end mutual fund revenue in 2002.

      During 2002, we launched Cohen & Steers Quality Income Realty Fund and Cohen & Steers Premium Income Realty Fund, which raised $1.0 billion and $513.7 million in common and preferred shares, respectively. The additional assets under management raised during 2002 from these funds resulted in an additional $4.7 million in revenue, or 81% of the $5.8 million increase in total closed-end mutual fund revenue for 2002.

      In addition, net subscriptions into Cohen & Steers Equity Income Fund were $262.8 million during 2002. These net subscriptions were primarily responsible for the increase in distribution and service fee revenue which increased to $3.1 million in 2002 from $1.1 million in 2001.

      Expenses. Asset Management operating expenses increased 59% to $37.6 million in 2002 from $23.6 million in 2001, primarily due to an increase in the segment's employee compensation and benefits expenses. Higher salaries and incentive compensation, as well as an increase in employees due to business expansion, resulted in an 84% increase in total employee compensation and benefits expenses, which totaled $24.9 million for 2002 as compared to $13.6 million in 2001. The $7.8 million increase in bonuses for our co-chief executive officers to $10.0 million in 2002 from $2.2 million in 2001 accounted for 68% of the increase in total employee compensation and benefits in 2002. In addition, employee incentive compensation increased by $1.6 million in 2002, representing 14% of the total employee compensation and benefits increase.

      In August 2001, we began internally financing the commissions of the Class B shares of Cohen and Steers Equity Income Fund. This, as well as increased net subscriptions into this fund, resulted in a 219% increase in amortization, deferred commission expense to $1.7 million in 2002 from $0.5 million in 2001.

Investment Banking

      Revenue. Investment Banking revenue increased by 358% to $13.1 million in 2002 from $2.9 million in 2001 primarily as a result of increased transaction volume and average revenue per client from both new and existing clients. Average revenue per revenue generating client increased to $1.3 million in 2002 from $0.3 million in 2001. A majority of the increase in revenue related to success fees generated for transactions consummated in 2002 involving two restructuring and recapitalization engagements entered into in early 2001. Investment Banking generated revenue from ten clients in 2002, as compared to nine clients in 2001. Of the ten clients in 2002, five were new clients in 2002. For 2002, two of our clients represented 71% of revenue. For 2001, three clients represented 73% of revenue.

      Expenses. Investment Banking operating expenses increased 83% to $9.0 million in 2002 from $4.9 million in 2001. The increase in operating expenses is primarily due to an increase of $4.3 million in employee compensation and benefits expense relating primarily to year-end incentive bonuses reflecting the increased profitability of the business segment in 2002 compared to 2001. As a result of the loss incurred by the business segment in 2001, no incentive bonuses were paid to the managing directors in 2001. Employee compensation and benefits for Investment Banking constituted 56% of revenue during 2002, as compared to 110% during 2001. Other operating expenses remained relatively constant at $1.6 million for 2002 and $1.7 million for 2001.

Liquidity and Capital Resources

      The following table summarizes key financial data relating to our liquidity and capital resources as of December 31, 2001, 2002 and 2003:

	2002	2003
	($ in thousands)
Statement of financial condition data:
Cash and cash equivalents	$6,090	$7,526
Accounts receivable—Company-sponsored mutual funds	2,713	5,179
Deferred commissions, net	3,954	6,523
Current portion of long-term debt	141	120
Current portion of obligations under capital leases	12	16
Bank line of credit	3,020	4,713
Long-term debt	1,774	1,661
Obligations under capital leases	4	27
	2001	2002	2003
	($ in thousands)
Cash flow data:
Operating cash flows	$5,759	$7,146	$10,721
Investing cash flows	(2,303)	(1,432)	(1,589)
Financing cash flows	(5,443)	(2,374)	(7,696)

      We are highly liquid. Cash, cash equivalents and current accounts receivable from our mutual funds remained relatively constant at 37% and 36% of our total assets as of December 31, 2003 and 2002, respectively. Our principal uses of cash have historically been to pay salaries and bonuses to our employees and other operating expenses, including fees and sales commissions associated with the distribution of our mutual funds. We have also historically made cash distributions to our stockholders. Our cash and liquidity requirements for these and our other uses of cash have primarily been met through cash generated by operations and we expect that this will continue to be the case following the offering.

Consolidated Results

Operating Cash Flows

      Net cash provided by operating activities increased 50% to $10.7 million in 2003 from $7.1 million in 2002 primarily because of additional revenue from higher levels of assets under management. Net cash provided by operating activities increased 24% to $7.1 million in 2002 from $5.8 million in 2001 due to higher levels of assets under management and increased Investment Banking revenue.

      Deferred sales commissions paid to broker-dealers for the distribution of Cohen & Steers Equity Income Fund's Class B and Class C shares increased by 37% to $5.6 million in 2003 from $4.1 million in 2002 due to an increase in net subscriptions in the Class B and Class C shares. Deferred sales commissions increased by 95% to $4.1 million in 2002 from $2.1 million in 2001 as we began internally financing the Class B share deferred sales commissions in August 2001. The payment of deferred sales commissions will likely continue to increase if sales of Class B and Class C shares continue to increase. The amortization of deferred sales commissions will be similarly affected.

      Employee compensation and benefits, general and administrative expenses and distribution and service fee expenses are significant uses of cash and will increase as we continue to expand our product offerings and our assets under management. We intend to reduce our co-chief executive officers' compensation as a result of the conversion from an S corporation to a C corporation. We also expect that following this offering we will incur additional annual expenses of approximately $3 million as a result of becoming a public company for, among other things, D&O insurance, director fees, Securities and Exchange Commission reporting, transfer agent fees, professional fees and similar expenses.

Investing Cash Flows

      Investing activities consist primarily of the purchases of property and equipment and the purchases of investments in our sponsored mutual funds. Cash used in such investing activities was $1.6 million in 2003, as compared to $1.4 million in 2002 and $2.3 million in 2001.

      In 2001, we purchased a 6.25% fractional ownership interest in an aircraft for $1.4 million. In 2002, we purchased an additional 6.25% fractional interest in a second aircraft for $0.6 million. The two aircraft are included in property and equipment. Purchases of other property and equipment increased 268% to $1.1 million in 2003 from $0.3 million in 2002, primarily due to the purchases of computer equipment totaling $0.4 million. This equipment will be utilized for our backup facility and disaster recovery plan. In 2001, purchases of other property and equipment totaled $0.5 million.

      Purchases of investments in sponsored mutual funds totaled $0.5 million in 2003, $0.5 million in 2002 and $0.4 million in 2001. In each of 2002 and 2003, we provided the initial seed investments for two sponsored mutual funds, as compared to one such seed investment in 2001. The amounts seeded in 2002 and 2003 totaled approximately $200,000 in each year, as compared to $100,000 in 2001. We anticipate investing in future sponsored mutual funds and the investments may increasingly become more of a significant use of cash.

Financing Cash Flows

      Financing cash flows primarily reflect S corporation distributions made to our stockholders. We borrowed on our line of credit to finance Cohen & Steers Equity Income Fund Class B share deferred sales commissions and incurred long-term debt for our fractional aircraft interests. Net cash used in financing activities increased 224% to $7.7 million in 2003 from $2.4 million in 2002, which was a 56% decrease from cash used in financing activities of $5.4 million in 2001.

      S corporation cash distributions to stockholders were $9.3 million in 2003, $7.3 million in 2002 and $8.6 million in 2001. Following the offering we intend to pay quarterly cash dividends.

      In March 2002, we entered into a $5 million credit agreement with State Street Bank. This line of credit is used exclusively for internally financing the deferred sales commissions of the

Class B shares of Cohen & Steers Equity Income Fund. At December 31, 2003, $4.7 million was outstanding on this line, as compared to $3.0 million at December 31, 2002. This line of credit bears interest at the federal funds rate (1.25% and 0.96% at December 31, 2002 and 2003, respectively) plus 1% per annum and requires the payment of an annual commitment fee of approximately $12,000. The line of credit is collateralized by distribution fees and contingent deferred sales charge revenue associated with the Class B shares of Cohen & Steers Equity Income Fund and certain of our assets. In December 2003 State Street increased the line of credit to $7 million.

      In September 2001, we financed the purchase of a 6.25% fractional ownership interest in an aircraft by obtaining a loan in the amount of $1.4 million. The loan is secured by the interest in the aircraft. The loan is payable in 60 fixed monthly installments of approximately $12,800, including principal and interest (adjusted monthly) at the one month LIBOR rate (2.12%, 1.38% and 1.12% at December 31, 2001, 2002 and 2003, respectively) plus 2.50% per annum, with the remaining balance payable upon the maturity date, November 4, 2006. In May 2002, we financed the purchase of a 6.25% fractional ownership interest in a second aircraft by obtaining a loan in the amount of $0.6 million. The loan is secured by the interest in the second aircraft. The loan is payable in 60 fixed monthly installments of approximately $3,200 in principal, plus interest (adjusted monthly) at the one month LIBOR rate plus 2.98% per annum, with the remaining balance payable upon the maturity date, May 1, 2007.

      During 2001 and 2002, our principals, as the stockholders of Cohen & Steers Securities, Inc. made capital contributions to that company of $2.0 million and $1.7 million, respectively. On July 1, 2002, Cohen & Steers Securities, Inc. was succeeded by Cohen & Steers Securities, LLC, a wholly owned subsidiary of Cohen & Steers Capital Management, Inc. No additional capital contributions subsequent to that date have been made.

      During 2002 Investment Banking repaid, in full, subordinated loans owed to each of its three managing directors. The total principal amount repaid was $0.5 million, plus accrued interest. These loans bore interest at an annual rate of 8%. These loans were originated in 1999 at the inception of the Investment Banking business, and were used for start up costs and general corporate and regulatory capital requirements.

      Prior to the closing of this offering, we will revoke our status as an S corporation and will be taxed as a C corporation, which we expect will result in additional income taxes payable by us. If we had revoked our S corporation tax status and elected to be taxed as a C corporation on January 1, 2003, based on an estimated combined effective tax rate of 40% for the year ended December 31, 2003, we would have paid $7.6 million in additional income taxes for such year.

Contractual Obligations

      We have contractual obligations to make future payments in connection with our non-cancelable operating lease agreements for office space, long-term debt on aircraft, bank line of credit and capital leases for office equipment.

	2004	2005	2006	2007	2008 and after	Total
	($ in thousands)
Operating leases	$1,008	$1,157	$1,163	$1,163	$—	$4,491
Long-term debt	120	118	1,104	439	—	1,781
Bank line of credit(1)	785	1,571	1,571	786	—	4,713
Capital lease obligations, net	17	13	13	—	—	43

Total Contractual Obligations	$1,930	$2,859	$3,851	$2,388	$—	$11,028

(1)	On May 18, 2004, our $7 million line of credit with State Street Bank will convert into a three-year term loan. We are currently in negotiations with the lender to extend the conversion date of the line of credit for one year.

Off-Balance Sheet Arrangements

      We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any leasing activities that expose us to any liability that is not reflected in our consolidated financial statements.

Market Risk

      We had a total of approximately $6.5 million invested in sponsored equity funds as of December 31, 2003. In addition, a significant majority of our revenue—approximately 73% for the year ended December 31, 2003—is derived from investment advisory agreements with our clients. Under these agreements, the investment advisory and administration fee we receive is typically based on the market value of assets under management. Accordingly, a decline in the prices of securities generally, and real estate securities in particular, may cause our revenue and income to decline by:

•	causing the value of our assets under management to decrease, which would result in lower investment advisory and administration fees; or
•	causing our clients to withdraw funds in favor of investments that they perceive as offering greater opportunity or lower risk, which would also result in lower investment advisory and administration fees.

      Due to the nature of our business and our limited investments in short-term cash vehicles, we believe that we do not face any material interest rate risk, credit risk or foreign currency exchange rate risk.

Critical Accounting Policies and Estimates

      The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under current circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available from other sources. We evaluate our estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

      Accounting policies are an integral part of our consolidated financial statements. A thorough understanding of these accounting policies is therefore essential when reviewing our reported results of operations and our financial position. Our management considers the following accounting policies critical to an informed review of our consolidated financial statements. For a summary of these and additional accounting policies, see Note 2 of the notes to the consolidated financial statements beginning on page F-7.

Amortization, Deferred Commissions

      Sales commissions paid to broker-dealers in connection with the sale of Class B and Class C shares of Cohen & Steers Equity Income Fund are capitalized and amortized over the period during which the shareholders of this fund are subject to contingent deferred sales charges, none of which exceeds six years. Distribution plan payments received from this fund are recorded in revenue as earned. Additional amortization expense on Class B and Class C shares is recorded at a rate commensurate with the redemption rate of the fund for each class.

      Should we lose our ability to recover such sales commissions through distribution plan payments and contingent deferred sales charges, the value of these assets would decline, as would future cash flows. We periodically review the amortization period for deferred sales commission assets and determine whether any adjustments to the useful lives of the assets are required if events or circumstances should cause the carrying amount of the deferred sales commission assets to not be recoverable over their amortization period.

Investment Advisory and Administration Fees

      We earn revenue from asset management services provided to sponsored open-end and closed-end mutual funds and to separate accounts. This revenue is based on the net assets of each client's portfolio and is earned pursuant to the terms of the underlying contract and is charged in arrears on a monthly or quarterly basis. We also earn revenue from administration fees paid by certain sponsored open-end and closed-end mutual funds, based on the average daily net assets of such funds. This revenue is recognized at various intervals throughout the year as such fees are earned.

      We invoice our separate accounts based on actual assets under management. Typically, these invoices are not prepared until such assets under management have been reconciled to our internal records. Prospectively, as a public company, we intend to estimate investment advisory fees for our separate accounts prior to this reconciliation process in order to enable us to prepare our financial statements more quickly on a timetable appropriate for a public company. We intend to set up accounts receivable based on these estimates, and reconcile when the final separate account assets under management and invoices are finalized. There could be a significant adjustment in revenue if our estimates differ in a material manner from actual invoiced amounts.

Recently Issued Accounting Pronouncements

      Effective January 1, 2003, we adopted Financial Accounting Standards Board (''FASB'') Interpretation (''FIN'') No. 45, Guarantor's Accounting and Disclosure Requirements of Guarantees, Including Indirect Guarantees of Indebtedness of Others (''FIN 45''). This interpretation clarifies the requirements of Statements of Financial Accounting Standards No. 5, Accounting for Contingencies, relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that, upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The adoption of FIN 45 did not have a material effect on our consolidated financial statements.

      In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities (''FIN 46''), which establishes guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns. An entity that consolidates a variable interest entity is called the primary beneficiary of that entity. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 also requires various disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest.

      In December 2003, the FASB further revised FIN 46 through FIN No. 46R, Consolidation of Variable Interest Entities (''FIN 46R''). FIN 46R changes the effective date of FIN 46 for certain entities and makes other significant changes to FIN 46 based on implementation issues that arose during 2003. Application of FIN 46R is required for periods ending after December 15, 2003 for all interests in special purpose entities and for periods ending after March 15, 2004 for interests in other entities. We do not believe the implementation of FIN 46R will have a material effect on our consolidated financial statements.

BUSINESS

Overview

      We are the nation's largest manager of real estate mutual funds and a leading U.S. manager of income oriented equity securities portfolios. The foundation of our company is our investment department, which is organized and managed with the objective of creating value for our clients through active management. We believe excess returns can be generated through internal, fundamental research and analysis, and portfolio management. Our dedication to research and active portfolio management has enabled us to provide attractive returns for our institutional clients and mutual fund shareholders for over 18 years. We have also developed an effective distribution network that has contributed, along with our investment performance, to the rapid growth in our assets under management.

      We have enjoyed a compound annual rate of growth of assets under management of approximately 39%, to $15.4 billion at March 25, 2004 from $3.8 billion at December 31, 1999. In addition, as of March 25, 2004, we provided portfolio consulting services for more than $1.2 billion in assets, which are not included in our assets under management. As a complement to our asset management business, and to capitalize on our extensive expertise in public real estate securities and companies, we also provide investment banking services to small and middle market companies in real estate and real estate intensive businesses.

      We operate in two distinct business segments: asset management and investment banking. For the year ended December 31, 2003, asset management accounted for 84% of our revenue.

Asset Management

      Our asset management business is fully integrated and organized into the following areas: investment research (portfolio management, research and trading), marketing and client servicing, account administration and legal/compliance. As of March 25, 2004, we managed $4.4 billion in four open-end mutual funds, $7.6 billion in seven closed-end mutual funds and $3.3 billion in 39 separate account portfolios for institutional investors, including some of the world's largest pension and endowment funds. We also serve as portfolio consultant for non-proprietary unit investment trusts. Our investment vehicles and strategies currently focus on the following areas:

•	REIT common and preferred stocks
•	Utility common stocks
•	Corporate preferred securities

      We were founded as an investment advisor by our co-chief executive officers, Martin Cohen and Robert H. Steers, in 1986. Throughout our history we have been innovators in developing income oriented equity portfolios and investment vehicles. Our principals, while employed at another firm, organized and managed the first open-end real estate mutual fund in 1985. We launched the first closed-end real estate mutual fund in 1988 and the first leveraged, closed-end real estate mutual fund in 2001. As of March 25, 2004, we managed five of the ten largest open-end and closed-end real estate mutual funds. We were the first firm to segment REIT investing into separate, distinct strategies such as total return, equity income and capital appreciation, and in 1996 we began managing REIT preferred stock portfolios. We are a leader in combining complementary asset classes within a single investment vehicle, such as REITs with corporate preferred securities or REITs with utility common stocks. In addition, we have developed a proprietary index for passive investment strategies. Our proprietary index is now the basis for the iShares Cohen & Steers Realty Majors Index Fund, the largest exchange traded real estate index fund. We have also developed a hedging strategy for leveraged, closed-end mutual funds that has become a model for the industry.

      While we have maintained our position as the nation's largest manager of real estate mutual funds, we have also diversified our asset management capabilities. In 2003, we built a capability in corporate preferred securities by attracting a team of investment professionals that includes a leading preferred securities strategist. As of March 25, 2004, our preferred securities team managed $2.1 billion in real estate and corporate preferred securities. In addition, we serve as portfolio consultant for several non-proprietary unit investment trusts that have more than $210 million in preferred securities. In December 2003, we formed a utility securities team led by one of the leading portfolio managers in this sector. As of March 25, 2004, we managed $1.4 billion in utility common stocks in two closed-end mutual funds.

Our Products

      Closed-end mutual funds. Our seven closed-end mutual funds are investment companies that have issued a fixed number of shares through public offerings. These shares are listed on the New York Stock Exchange and cannot be redeemed by their shareholders. The trading price of the shares of a closed-end mutual fund is determined by supply and demand in the market place, which means the shares may trade at a premium or discount to the net asset value of the funds.

      As of March 25, 2004, we provided advisory and administration services to the following seven closed-end mutual funds under the Cohen & Steers brand name and listed on the New York Stock Exchange:

Fund	New York Stock Exchange Symbol	Assets as of March 25, 2004	Year of Inception
		($ in millions)
Cohen & Steers Total Return Realty Fund, Inc.	RFI	$169.7	1993
Cohen & Steers Advantage Income Realty Fund, Inc.	RLF	$766.3	2001
Cohen & Steers Quality Income Realty Fund, Inc.	RQI	$1,132.2	2002
Cohen & Steers Premium Income Realty Fund, Inc.	RPF	$971.3	2002
Cohen & Steers REIT and Preferred Income Fund, Inc.	RNP	$2,056.4	2003
Cohen & Steers REIT and Utility Income Fund, Inc.	RTU	$1,705.2	2004
Cohen & Steers Select Utility Fund, Inc.	UTF	$787.6	2004

      Pursuant to investment advisory agreements, we furnish a continuous investment program for each of our closed-end mutual funds, make day-to-day investment decisions for each fund, and generally manage each fund's investments in accordance with each fund's stated policies. In addition, pursuant to the investment advisory agreements, we provide persons satisfactory to the fund's directors to serve as officers of the fund. For services under the investment advisory agreement, our closed-end mutual funds pay us a monthly fee based on a percentage of each fund's average daily managed assets. For certain of our closed-end mutual funds, we have agreed to waive a portion of the investment advisory fee for a certain period of their initial operations. Beginning in 2006, and continuing through 2012, certain management fee waivers on five of our closed-end mutual funds are scheduled to begin to expire. The expiration of these fee waivers is expected to result in higher revenue, assuming constant asset levels.

      Pursuant to administration agreements, we provide certain administration and accounting functions for each of our closed-end mutual funds, including providing administration services necessary for the operations of each fund and furnishing office space and facilities required for conducting the business of each such fund. For these services, certain of these funds pay us a monthly administration fee based on a percentage of each fund's average daily managed assets. Each of our closed-end mutual funds has entered into a fund accounting and administration agreement with a third party to provide each fund with certain additional fund administration services for a monthly administration fee computed on the basis of the net assets of that fund.

      Our investment advisory and administration agreements with our closed-end mutual funds are generally terminable upon 60 or fewer days' notice, and each investment advisory agreement, including the fees payable thereunder, is subject to annual approval by the closed-end mutual funds' board of directors, as well as by a majority of the directors who are not interested persons.

      Six of our closed-end mutual funds are leveraged. A closed-end mutual fund is considered leveraged if it borrows money or issues debt or preferred securities to increase its total assets. Our leveraged closed-end mutual funds have issued preferred securities in an effort to increase returns for their shareholders by investing the additional capital raised through leverage in securities that produce a higher rate of return than the cost of using leverage. When our closed-end mutual funds use leverage, the fees paid to us for investment advisory and administration services are higher than if such funds did not use leverage because the fees paid are calculated based on each such fund's managed assets, which includes the liquidation preference of the preferred securities and the principal amount of any outstanding borrowings used for leverage.

      Open-end mutual funds. Our open-end mutual funds offer and issue new shares continuously as investors invest new money, and redeem shares when investors withdraw money. The share price for purchases and redemptions of each of our open-end mutual funds is determined by each fund's net asset value, which is calculated at the end of each business day. Per share net asset value is the current value of a fund's assets less liabilities, divided by the fund's total shares outstanding.

      As of March 25, 2004, we provided advisory and administration services to the following four open-end mutual funds under the Cohen & Steers brand name:

Fund	Objective	Assets as of March 25, 2004 ($ in millions)	Year of Inception
Cohen & Steers Realty Shares, Inc.	Total return—real estate securities	$1,864.0	1991
Cohen & Steers Special Equity Fund, Inc.	Capital appreciation—real estate securities	$34.5	1997
Cohen & Steers Equity Income Fund, Inc.	High current income—real estate securities	$1,524.4	1997
Cohen & Steers Institutional Realty Shares, Inc.	Total return—real estate securities	$1,025.7	2000

      As with our closed-end mutual funds, pursuant to investment advisory agreements, we furnish a continuous investment program for each of our open-end mutual funds, make day-to-day investment decisions for that fund, and generally manage that fund's investments in accordance with such fund's stated policies. In addition, pursuant to the investment advisory agreements, we provide persons satisfactory to each fund's directors to serve as that fund's officers. For these services, each of our open-end mutual funds pays us a monthly management fee based on a percentage of the average daily net asset value of that fund.

      Pursuant to administration agreements, we provide certain administration and accounting functions to each of our open-end mutual funds, including providing administration services necessary for the operations of each fund and furnishing office space and facilities required for conducting the business of each fund. For these services, each of our open-end mutual funds pays us a monthly administration fee based on a percentage of the fund's average daily net assets. Each of our open-end mutual funds has entered into a fund accounting and administration agreement with a third party to provide each fund with certain additional fund administration services for a monthly administration fee computed on the basis of the net assets of that fund.

      Our investment advisory and administration agreements with our open-end mutual funds are generally terminable upon 60 or fewer days' notice, and each investment advisory agreements, including the fees payable thereunder, is subject to annual approval by the open-end mutual fund's board, as well as by a majority of the directors who are not interested persons.

      Separate Accounts. Our separate accounts are customized, custodial portfolios of securities we manage for institutional clients. In each separate account, we manage the assets in a manner tailored to the investment preferences of that individual client and as clearly defined within each client's individual investment advisory agreement. Our investment advisory agreements with our separate account clients are generally terminable upon 60 or fewer days' notice. As of March 25, 2004, we had 39 separate accounts, which held $3.3 billion in assets on behalf of some of the world's largest pension and endowment funds and insurance companies. Our sub-advisory and wrap-fee assets are included in our separate account assets.

Portfolio Consulting Services

      We act as portfolio consultant for a series of unit investment trusts (UITs) offered by Van Kampen. We currently provide consulting services for nine REIT UITs and three Preferred UITs, which have an aggregate of $525 million in assets. Most of the UITs have two to five year terms.

      In addition, we maintain our proprietary index, Cohen & Steers Realty Majors Index (RMP), listed on the American Stock Exchange, which is the basis for the iShares Cohen & Steers Realty Majors Index Fund (ICF) sponsored by Barclays. With assets of $910 million, this fund is currently the largest sector iShare sponsored by Barclays. We earn a licensing fee based on the fund's assets for the use of our index.

Our Assets Under Management

      Our revenue is largely based on the level of our assets under management. The following table sets forth the breakdown of total assets under management by account and security type as of the dates shown, and the compound annual growth rates (CAGR) for assets under management since December 31, 1999.

Assets Under Management

	December 31,						December 31, 1999 to March 25, 2004
	1999	2000	2001	2002	2003	March 25, 2004(2)	CAGR
	($ in millions)
Breakdown by Account Type
Closed-end Mutual Funds	$98.0	$114.2	$600.7	$2,114.3	$4,790.6	$7,588.8	179.5%
Open-end Mutual Funds	1,571.5	2,077.5	2,314.6	2,452.4	3,897.1	4,448.6	27.9%
Separate Accounts	2,092.6	2,566.8	2,782.2	2,057.1	2,992.4	3,316.1	11.5%

Total Assets Under Management	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,353.5	39.4%

Breakdown by Security Type
Real Estate Common Stocks	$3,606.1	$4,536.0	$5,259.4	$5,908.9	$9,892.6	$11,638.1	31.9%
Utility Common Stocks	—	—	—	—	—	1,389.3	n/a
Real Estate Preferred Stocks	32.4	55.7	266.6	597.1	836.0	1,088.9	129.5%
Corporate Preferred Stocks	—	—	—	—	683.9	1,032.7	n/a
Fixed Income(1)	2.3	2.5	6.2	13.5	109.1	82.5	134.2%
Cash and Short-Term Investments	121.3	164.3	165.3	104.3	158.5	122.0	n/m

Total Assets Under Management	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,353.5	39.4%

(1)	Includes corporate bonds.
(2)	Assumes that (i) the $398 million of cash in Cohen & Steers REIT & Utility Income Fund has been invested based on the following portfolio composition: 45% in utility common stocks, 35% in real estate common stocks, 8% in real estate preferred stocks and 12% in corporate preferred stocks and (ii) the $788 million of cash in Cohen & Steers Select Utility Fund has been invested based on the following portfolio composition: 80% in utility common stocks, 8% in real estate preferred stocks and 12% in corporate preferred stocks. Cohen & Steers REIT & Utility Income Fund and Cohen & Steers Select Utility Fund are funds which commenced operations during 2004 and have not yet fully invested their assets in accordance with these funds' stated policies.

      As of December 31, 2003, approximately 41% of our assets under management was in closed-end mutual funds. For the year ended December 31, 2003, 36% of our investment advisory and administration fees and 26% of our total revenue were from closed-end mutual funds. Unlike open-end mutual funds, closed-end mutual funds are not subject to shareholder redemptions that can result in greater volatility in asset levels. As a result, a large proportion of our assets under management are relatively stable, providing us with similarly stable revenue and profits with respect to that part of our current business. Beginning in 2006, and continuing through 2012, certain investment advisory fee waivers on five of our closed-end mutual funds are scheduled to begin to expire. The expiration of these fee waivers is expected to result in higher revenue, assuming constant asset levels.

Our Investment Process

      Our investment process is based on fundamental portfolio and company research. Our investment committees and portfolio managers formulate strategies that take into account the economy, industry fundamentals and the valuation landscape for each portfolio strategy. A dedicated investment committee oversees the portfolio manager and research team responsible for each of our portfolio strategies. Our investment committees are headed by Martin Cohen, Robert H. Steers and Joseph M. Harvey, our president. Our seven portfolio managers have an average of 17 years experience as portfolio managers or analysts.

      Our research analysts, each of whom is a specialist in certain industry sectors, have an average of eight years of research experience. Each analyst must subject the companies that he or she covers to a rigorous fundamental analysis. Our research analysts focus on a company's management, business plan, balance sheet, industry segment and corporate governance. We also require that our research analysts spend a significant amount of time interacting with and visiting company management, as well as talking to competitors, vendors, analysts and other industry participants. Investment performance is a primary determinant of incentive compensation for our investment professionals.

      We have developed in-house valuation models that are unique to each portfolio strategy and utilize key valuation metrics that have proven, through both back-testing and actual results, to be highly effective in identifying relative value. Our valuation models are utilized daily for portfolio construction and are critical to managing portfolios with the strict discipline to which we adhere.

      While the investment process described above generally applies to our overall asset management business, each of our portfolio strategies require a distinct focus.

      Real Estate Securities. Following is a description of our four primary real estate securities portfolio strategies: total return, equity income, special equity and REIT preferred.

•	Total Return is a REIT strategy that utilizes a ''growth at a reasonable price'' approach, with the objective of maximizing total return by balancing capital appreciation and current income. The Total Return strategy has a significant allocation to all major property sectors, such as office, industrial, retail and multi-family residential, while opportunistically using other sectors such as hotel. The Total Return portfolios typically have 30 to 40 holdings.
•	Equity Income is a REIT strategy that utilizes a value oriented approach, with a primary objective of providing above average current income. The Equity Income strategy has a significant allocation to the major property sectors, opportunistically using other sectors, and may have an allocation of up to 15% in REIT preferred stocks. The Equity Income portfolios typically hold 40 to 50 common stocks and 10 to 20 preferred stocks.
•	Special Equity is a highly focused, quantitative REIT and real estate company strategy that is driven by a proprietary valuation and portfolio construction model, and has a primary objective of maximizing capital appreciation. The model focuses on real estate net asset value and cash flow multiple-to-growth ratio. The Special Equity strategy has concentrated allocations among property sectors, geographic regions and individual companies, and typically has 20 to 25 holdings.
•	REIT Preferred portfolios generate high current income through a value oriented approach that focuses on credit quality and relative value. The REIT Preferred strategy is well diversified across property sectors.

      Utility Common Stocks. Our utility investment process is based on a bottom-up fundamental analysis of each individual company. Critical to the analysis is an assessment of state and federal regulatory and political trends, which influence the rate making process in the industry. Common stocks are evaluated for their potential to provide secure current dividend income and capital appreciation, and we seek to identify positive catalysts for either dividend increases or growth. We review each company's potential for success in light of general economic industry and regulatory trends, as well as a company's current or forecasted financial condition, business plan, industry and sector market position, dividend payout ratio, quality of management and corporate governance. Our value oriented approach emphasizes relative price/cash flow and price/earnings multiples, dividend yield and earnings and dividend growth rates.

      Corporate Preferred Securities. Our preferred investment process combines a top-down and bottom-up fundamental methodology. We construct an overall investment strategy based on macroeconomic, industry and regulatory trends, but then evaluate an individual company's credit quality, management, profitability, and other company specific factors. Since preferred securities are often issued by large, structurally complex organizations and most frequently represent subordinated capital positions, our analysis places great weight on a security's standing within the capital and corporate structure and factors in enterprise value and protective covenants. Our proprietary ''fair value'' credit curve model, which values over 1,300 securities, is utilized to identify relative value.

Our Historical Investment Performance

      Our investment process, combined with the experience of our investment team, has helped us to build a long and established track record of delivering attractive returns for our investors. The performance of our primary REIT portfolio strategies, which comprised 98% of our assets under management over the periods presented, is as follows:

Real Estate Securities Investment Performance
Inception through February 29, 2004

		Annualized Excess Return vs.
Strategy (Inception Date)	Total Return(1) (Annualized)	Benchmark*	S&P 500 Index
Total Return (3/85)	12.7%	1.2%	-0.2%
Equity Income (8/88)	13.6%	1.8%	1.0%
Special Equity (6/97)	12.6%	2.1%	7.1%
REIT Preferred Stocks (8/96)	14.8%	4.1%	5.3%

(1)	Returns since inception before deduction of any fees.
*	NAREIT Equity REIT Index; and for REIT Preferred Stocks, Morgan Stanley REIT Preferred Index.

Our Distribution Network

      We have developed an effective distribution network that has contributed, along with our investment performance, to the rapid growth in our assets under management. Our distribution network encompasses the major channels in the asset management business, including large brokerage firms, RIAs and institutional investors. We are a leading sponsor in the market for closed-end mutual funds, and our open-end mutual funds are available for purchase through the major broker-dealers, the significant networks serving financial advisors and the no-load investment community, and certain ''wrap fee'' platforms. These distribution channels include Merrill Lynch & Co., Charles Schwab & Co., Inc., Fidelity Global Brokerage Group, Inc., UBS, Wachovia, A.G. Edwards & Sons, Inc., Raymond James Financial Services, Inc. and Smith Barney. We provide advisory and administration services to four open-end and seven closed-end mutual funds under the Cohen & Steers brand name, which collectively have over 375,000 individual investors. Our separate account relationships extend to institutions such as pension and endowment funds and insurance companies, and to high net worth individuals. In addition, we provide sub-advisory services in the variable annuity channel and to several products that are distributed outside of the United States, including Canada and Japan.

      Our marketing department is organized by the following distribution channels: broker-dealers, fee based advisors, and institutions.

      Our broker-dealer group is comprised of external and internal wholesalers who are responsible for marketing both closed-end and load open-end mutual funds. We believe that our success with closed-end mutual funds has significantly enhanced our penetration and brand in the broker-dealer channel. We intend to capitalize on this success by expanding our wholesaler sales force and diversifying our product offerings to include new closed-end mutual funds and new load open-end mutual funds.

      Our fee based advisor group services RIAs and financial planners who utilize our open-end mutual funds. These mutual funds are marketed primarily through mutual fund supermarkets such as Charles Schwab & Co., Inc., Fidelity Global Brokerage Group, Inc., and T.D. Waterhouse. For example, Cohen & Steers Realty Shares was a founding member of the Schwab Mutual Fund Marketplace. We expect to capitalize on our existing relationships we have with several of the largest mutual fund supermarkets to offer new open-end mutual fund products targeted to the fee based advisor. These mutual fund supermarkets also give us access to individual investors.

      Our institutional group services separate account clients for a broad range of public and corporate pension funds, endowment funds and foundations and insurance companies, among others. They also service institutional clients who may invest through our existing mutual funds, the growing 401(k) market, and variable annuities. Our institutional group also maintains relationships with key institutional consultants.

Asset Management Strategy

      As a firm dedicated to creating portfolios of income producing equity securities with growth potential, we have capitalized, and we believe we are well positioned to continue to capitalize, on the increase in demand for these portfolios.

      We believe that investors view income producing equities more favorably today than at any time in the last 25 years. According to the U.S. Census Bureau, the proportion of the U.S. population that is 55 years of age and older is expected to increase from less than 22% in 2003 to nearly 29% by 2020. In addition to this demographic trend, tax incentives should continue to stimulate savings. The projected incremental new flows to 401(k)s and IRA accounts are expected, according to Cerulli Associates, to increase from a combined amount of $8 billion in 2003 to approximately $28 billion in 2007. As the U.S. population ages and investment savings continue to increase, we believe individuals will reallocate assets in their investment accounts in a manner that reduces volatility and produces higher levels of current income. We believe this change will also be true for many institutional investors, such as pension and endowment funds that are seeking higher yielding, lower volatility investments to meet their investment objectives.

      Additionally, recently enacted federal tax legislation has removed the long held advantage that long-term capital gains have held over corporate dividends, furthering demand for dividend income. For the first time in recent history, both dividend income and long-term capital gains may now be taxed equally at a 15% federal rate. We believe the volatility the stock market has experienced, combined with the low inflation and low interest rate environment that has prevailed for several years, has encouraged investors to seek a higher proportion of long-term total returns from current income. Accordingly, we believe U.S. investors will continue to seek out current income opportunities. We expect mutual funds to be a primary vehicle for this investment. As evidence of this trend, the Investment Company Institute 2003 Mutual Fund Fact Book estimates that the percentage of U.S. households owning mutual funds increased from 27% in 1992 to 50% in 2002.

      Our business strategy includes the following key elements:

•	Capitalize on the Cohen & Steers Brand. As the nation's largest manager of real estate mutual funds, a leading sponsor of closed-end mutual funds and as a result of our strong historical investment performance, we have developed a recognized brand name that has enabled us to expand our product offerings to include corporate preferred securities and utility common stocks. In addition, we believe that becoming a public company, along with our planned increases in marketing, product offerings, distribution and targeted advertising, will further strengthen our brand in the United States and abroad. We believe our strong brand will enable us to continue to increase our market share with respect to many of our existing product and service offerings. We also believe we can leverage this brand awareness to offer new products and servicesthat complement our existing offerings.

•	Diversify Product Offerings. We have diversified our business beyond our historical strength in real estate securities. In 2003, we built portfolio management and research teams in corporate preferred securities and utility common stocks and subsequently raised $2.4 billion in assets in these areas. We intend to continue to expand our offerings in these security types, as well as in other high dividend yielding common stocks, by developing new proprietary open-end and closed-end mutual funds, sub-advising other firms' investment products and by offering our expertise to institutional investors. In addition, we intend to add complementary investment capabilities to create new opportunities for growth and to provide diversification.
•	Expand Wholesaling Sales Force. We have built relationships with the major national and regional brokerage firms and have experienced success marketing and raising assets in our open-end and closed-end mutual funds. We believe these relationships will help us continue to attract assets as we launch new open-end mutual funds and, in order to further leverage these relationships, our near term plan includes adding several wholesalers to facilitate our mutual fund expansion.
•	Pursue New Areas of Distribution. We plan to further penetrate several distribution areas, such as the international and the RIA markets. While we believe we have a strong presence in the RIA channel, the launch of new open-end mutual funds should enable us to penetrate this market further. Fund supermarkets such as Charles Schwab & Co., Inc. and Fidelity Global Brokerage Group, Inc., where we are already well recognized, provide an established platform for us to offer our new products on a ''load waived'' basis for advisors. The international arena also offers a significant opportunity to manage money for non-U.S. investors in Europe and Asia through both locally marketed collective investment vehicles and direct relationships with large institutions.
•	Pursue Acquisitions. We selectively consider strategic acquisitions of asset management operating companies, either for cash or stock. This strategy may include ''lift-outs'' of teams of professionals from other asset management organizations, which may require nominal cash consideration. Our objectives include adding complementary asset management expertise to our business that provides additional growth opportunities and leverages our existing capabilities.

Investment Banking

      As a complement to our asset management business, and to capitalize on our extensive expertise in public real estate securities and companies, in 1999 we established a highly specialized investment banking practice that services small and middle market companies in real estate and real estate intensive businesses, such as the health care and hospitality businesses. We believe that a significant opportunity exists to serve the needs of small and middle market companies that have historically been overlooked by the large investment banking firms. We further believe that the current ongoing consolidation in the financial services sector makes it less productive for our larger competitors to service such clients.

      We have assembled a highly experienced team of investment banking professionals with a long-standing transactional track record in the real estate and health care industries. Since 1999, we have completed over 44 transactions representing over $5 billion in value. Our professionals, led by our three investment banking managing directors, have developed long-standing relationships with many companies and have established a strong presence in our targeted market. As a result, we believe we are well positioned to take advantage of new advisory opportunities.

      Our investment banking business strategy focuses on providing a full range of services to a focused universe of companies in select real estate intensive businesses, including the following areas:

      Mergers & Acquisitions—We provide a full range of mergers and acquisitions advisory services involving the purchase or sale of public or private companies or their business units through a combination of broad auctions or highly targeted negotiations. We also facilitate leveraged buyouts and strategic capital infusions, and provide our clients with advice relating to takeover defenses. We have advised clients in 11 mergers and acquisitions transactions representing over $900 million in value. These transactions included the acquisition of ARV Assisted Living, Inc. by Prometheus Assisted Living LLC, a Lazard Freres Real Estate Investors LLC controlled entity, and the sale of the ILM I Senior Living, Inc. and ILM II Senior Living, Inc. companies to Capital Senior Living Corporation and Five Star Quality Care Inc. in combination with Senior Housing Property Trust, respectively.

      Capital Raising—We provide capital raising services as agent in connection with the sale of public and private debt, preferred, equity linked and equity securities. We have completed 16 transactions which raised over $860 million, primarily registered direct placements of equity and preferred securities. These transactions included a $100 million issuance of preferred shares by LTC Properties, Inc., a $118.5 million issuance of preferred shares by Omega Healthcare Investors, Inc., a $60.0 million issuance of preferred shares by Kramont Realty Trust and a $115.5 million issuance of common shares by Nationwide Health Properties, Inc.

      Restructurings—Considering the capital intensive and cyclical nature of the businesses we serve, we have developed a broad range of corporate restructuring advisory services. These services include advice with respect to debt and lease restructurings, recapitalization transactions, exchange offers and bankruptcy advisory services. We have advised clients in five restructuring assignments encompassing 17 transactions representing over $3.3 billion in value. These assignments included advising Alterra Healthcare Corporation through its bankruptcy proceedings and advising American Retirement Corporation in the refinancing of its obligations and in its exchange offer of its convertible subordinated debentures.

Competition

Asset Management

      We face substantial competition in every aspect of our asset management business. Factors affecting our business include brand recognition, business reputation, investment performance, quality of service and the continuity of client relationships. Fee competition also affects the business, as do compensation, administration, commissions and/or other expenses paid to intermediaries.

      We compete with a large number of asset management firms. These include global and U.S. asset management companies, commercial banks, brokerage firms and broker-dealers, insurance companies and other financial institutions. Many competing firms are parts of larger financial services companies and attract business through numerous means including retail bank offices, investment banking and underwriting contacts, insurance agencies and broker-dealers. U.S. banks and insurance companies can now affiliate with securities firms. This has accelerated consolidation within the money management and financial services businesses. It has also increased the variety of competition for traditional money management firms, which businesses are limited to investing assets on behalf of institutional and individual clients. Foreign banks and investment firms have entered the U.S. money management business, either directly or through partnerships or acquisitions.

      Our competitors seek to expand their market share among the same client base that we serve. Financial intermediaries that provide our products to their clients may also provide competing products. Many current and potential competitors have greater brand name recognition and more extensive client bases, which could be to our disadvantage.

      The regulated open-end mutual funds for which we provide advisory and administration services face significant competition from other registered open-end mutual funds. They vary both in size and investment philosophy. Their shares are offered to the public on a load and no load basis. Advertising, sales promotions, the type and quality of services offered and investment performance influence competition for mutual fund sales.

      We also face intense competition in attracting and retaining qualified employees. The ability to continue to compete effectively in our businesses depends in part on our ability to compete effectively in the labor market.

Investment Banking

      Our investment banking business faces intense competition from other investment banking and financial advisory firms. We compete with them on the basis of a number of factors, including transaction execution skills, range of services, innovation, reputation and price.

      In recent years there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wider range of products, from loans, deposit-taking and insurance to brokerage and investment banking services, which may enhance their competitive position.

Regulation

      Our business and the securities business in general are subject to extensive regulation in the United States at both the federal and state level, as well as by self regulatory organizations. The financial services business is one of the nation's most extensively regulated businesses. The Securities and Exchange Commission is responsible for enforcing the federal securities laws and serves as a supervisory body for all federally registered investment advisors, as well as for national securities exchanges and associations. Our subsidiaries, Cohen & Steers Capital Advisors, L.L.C. and Cohen & Steers Securities, LLC, are broker-dealers. The regulation of broker-dealers has, to a large extent, been delegated by the federal securities laws to self regulatory organizations (''SROs''). These SROs include all the national securities and commodities exchanges and the NASD. Subject to approval by the Securities and Exchange Commission and the Commodity Futures Trading Commission (''CFTC''), the SROs adopt rules that govern the industry. The SROs regularly conduct periodic examinations of the operations of Cohen & Steers Capital Advisors, L.L.C. and Cohen & Steers Securities, LLC. The NASD is the designated SRO for Cohen & Steers Capital Advisors, L.L.C. and Cohen & Steers Securities, LLC. In addition, these subsidiaries are subject to regulation under the laws of the 50 states, and the District of Columbia and certain foreign countries in which they are registered to conduct securities or investment advisory businesses.

      Cohen & Steers Capital Management, Inc. is registered as an investment advisor with the Securities and Exchange Commission. As a registered investment advisor, we are subject to the requirements and regulations of the Investment Advisers Act of 1940. Such requirements relate to, among other things, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an advisor and advisory clients, as well as general anti-fraud prohibitions. Moreover, we are subject to the Investment Company Act and its rules and regulations. The Investment Company Act regulates the relationship between a mutual fund and its investment advisor and prohibits or severely restricts principal transactions and joint transactions.

      Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales practices, market making and trading among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, recordkeeping and the conduct of directors, officers and employees. Violation of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines and the suspension or expulsion of a firm, its officers or employees.

      Our registered broker-dealer subsidiaries are each subject to certain net capital requirements under the Securities Exchange Act of 1934, as amended. The net capital requirements, which specify minimum net capital levels for registered broker-dealers, are designed to measure the financial soundness and liquidity of broker-dealers. Cohen & Steers Capital Advisors, L.L.C. and Cohen & Steers Securities, LLC are also subject to ''Risk Assessment Rules'' imposed by the Securities and Exchange Commission which require, among other things, that certain broker-dealers maintain and preserve certain information, describe risk management policies and procedures and report on the financial condition of certain affiliates whose financial and securities activities are reasonably likely to have material impact on the financial and operational condition of broker-dealers.

      The USA Patriot Act of 2001 (the ''Patriot Act''), enacted in response to the terrorist attacks on September 11, 2001, contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. Through these and other provisions, the Patriot Act seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside of the United States contain some similar provisions. The increased obligations of financial institutions to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, requires the implementation and maintenance of internal practices, procedures and controls which may subject us to liability.

      Recent financial scandals may have led to insecurity and uncertainty in the financial markets and may have contributed to periodic declines in capital markets. In response to these scandals, the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission, the New York Stock Exchange and NASDAQ necessitate significant changes to corporate governance and public disclosure. These provisions generally apply to companies with securities listed on U.S. securities exchanges, and some provisions apply to non-U.S. issuers with securities listed on U.S. securities exchanges.

      In response to recent scandals in the financial services business regarding late trading, market timing, selective disclosure of portfolio information, and advisory and distribution fees, various legislative and regulatory proposals are pending in or before, or have been approved by, Congress, the legislatures in states in which we conduct operations and the various regulatory agencies that supervise our operations. These proposals, if enacted or adopted, could have a substantial impact on the regulation and operation of our mutual funds. For example, the Mutual Fund Reform Act of 2004 would, among other things, eliminate fees for services pursuant to distribution plans adopted under provisions of Rule 12b-1 of the Investment Company Act, and the Senate recently proposed a Mutual Fund Oversight Board similar to the Public Company Accounting Oversight Board. Additionally, the Securities and Exchange Commission, the NASD and other regulators, as well as Congress, are investigating certain practices within our industry. New Securities and Exchange Commission rules require each investment company and each investment advisor registered with the Securities and Exchange Commission to adopt and implement comprehensive compliance policies and procedures, review those policies and procedures at least annually for their adequacy and the effectiveness of their implementation and designate a chief compliance officer. Recently adopted Securities and Exchange Commission rules also will require mutual funds to adopt ''fair value'' pricing procedures to address time zone arbitrage, selective disclosure procedures to protect mutual fund portfolio information and procedures to ensure compliance with a mutual fund's disclosed market timing policy. The Securities and Exchange Commission has proposed further rule amendments to eliminate late trading of mutual fund shares. In addition, if regulations are adopted revising or eliminating the ability of asset managers to receive rebates of brokerage commissions through ''soft dollars,'' whereby the brokers pay certain expenses of asset managers, such as those involved in research reports, our overhead expenses could increase.

      Additional legislation and regulations, including those relating to the activities of investment advisors and broker-dealers, changes in rules imposed by the Securities and Exchange Commission or other U.S. or foreign regulatory authorities and self regulatory organizations or changes in the interpretation or enforcement of existing laws and rules may adversely affect our business and profitability. Our businesses may be materially affected not only by regulations applicable to it as an investment advisor or broker-dealer, but also by regulations of general application. For example, the volume of our principal investment advisory business in a given time period could be affected by, among other things, existing and proposed tax legislation and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in the interpretation or enforcement of existing laws and rules that affect the business and financial communities.

Intellectual Property

      Currently we own a federal trademark registration for the marks ''Cohen & Steers Realty Majors,'' ''The Authoreity,'' ''Authoreity,'' and ''Realty Majors,'' and we are awaiting federal registration of the name ''Cohen & Steers''.

Facilities

      Our principal executive offices are located in leased office space at 757 Third Avenue, New York, New York. We do not own any real property. We consider these arrangements to be adequate for our present needs.

Employees

      As of March 25, 2004, we had 74 employees. None of our employees are subject to any collective bargaining agreements. We believe we have good relations with our employees.

Legal Proceedings

      We are not party to any material legal proceedings.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth the names, ages and positions of our current directors and executive officers. We expect to add additional, independent directors prior to the closing of the offering.

Name	Age	Position
Martin Cohen	55	Co-chairman, co-chief executive officer and director
Robert H. Steers	51	Co-chairman, co-chief executive officer and director
Joseph M. Harvey	40	President
Adam M. Derechin	39	Chief operating officer
Victor M. Gomez	38	Chief financial officer
John J. McCombe	43	Executive vice president
Lawrence B. Stoller	40	Senior vice president, general counsel and secretary

      Martin Cohen, co-founder, co-chairman and co-chief executive officer, is a senior portfolio manager for all Cohen & Steers clients and co-heads the firm's investment committee. Prior to co-founding the firm in 1986, Mr. Cohen was a senior vice president and portfolio manager at National Securities and Research Corporation from 1984 to 1986, where in 1985 he and Mr. Steers organized and managed the nation's first real estate securities mutual fund. From 1976 to 1981, Mr. Cohen was a vice president at Citibank, where in 1980 he organized and managed the Citibank Real Estate Stock Fund. Mr. Cohen has a BS degree from the City College of New York and an MBA degree from New York University. He has served as a member of the Board of Governors of the National Association of Real Estate Investment Trusts. In 2001, he was the recipient of the National Association of Real Estate Investment Trusts Industry Achievement Award. Mr. Cohen serves as a director of each of the Cohen & Steers open-end and closed-end mutual funds.

      Robert H. Steers, co-founder, co-chairman and co-chief executive officer, is a senior portfolio manager for all Cohen & Steers clients and co-heads the firm's investment committee. Prior to co-founding the firm in 1986, Mr. Steers was a senior vice president and the chief investment officer of National Securities and Research Corporation from 1982 to 1986, where in 1985 he and Mr. Cohen organized and managed the nation's first real estate securities mutual fund. From 1977 to 1982, Mr. Steers was a vice president at Citibank, serving as an analyst and portfolio manager of Citibank's Emerging Growth Stock Fund. Mr. Steers has a BS degree from Georgetown University and an MBA degree from George Washington University. Mr. Steers serves as a director of each of the Cohen & Steers open-end and closed-end mutual funds.

      Joseph M. Harvey, president, is responsible for the firm's investment and marketing departments and is a co-portfolio manager of Cohen & Steers Special Equity portfolios. Prior to joining Cohen & Steers in 1992, he was a vice president with Robert A. Stanger Co. for five years, where he was an analyst specializing in real estate and related securities for the firm's research and consulting activities. Mr. Harvey has a BSE degree from Princeton University.

      Adam M. Derechin, CFA, chief operating officer, is responsible for the firm's investment administration, accounting and finance, legal and systems departments. Prior to joining Cohen & Steers in 1993, he worked for the Bank of New England, where he supervised mutual fund accounts. Mr. Derechin has a BA degree from Brandeis University and an MBA degree from the University of Maryland.

      Victor M. Gomez, CPA, chief financial officer, oversees the firm's accounting and finance department. Prior to joining the firm in 1999, he worked as a senior audit manager at Prager and Fenton, Certified Public Accountants for ten years. Mr. Gomez has a BS degree in accounting from Brooklyn College.

      John J. McCombe, executive vice president and director of marketing, oversees the firm's sales efforts for its open-end and closed-end mutual funds, as well as separate accounts. Prior to joining Cohen & Steers in 1997, he worked for Merrill Lynch for 14 years. Mr. McCombe has a BS degree from Fordham University and an MBA degree from Pace University.

      Lawrence B. Stoller, senior vice president, general counsel and secretary, oversees the firm's legal and compliance department. Prior to joining Cohen & Steers in 1999, he was associate general counsel at Neuberger Berman Management Inc., assistant general counsel at The Dreyfus Corporation, an associate at the law firm of Dechert LLP and special counsel at the Securities and Exchange Commission. Mr. Stoller has a BS degree from Cornell University and a JD degree from Georgetown University. He is a member of the Bar in New York and Washington, D.C.

      All of our officers are appointed by and serve at the discretion of our board of directors. There are no family relationships among any of our directors or executive officers.

Composition of the Board of Directors After the Offering

      Prior to the closing of the offering, we intend to appoint a number of additional, independent directors to our board of directors. Their appointment will be subject to the closing of the offering.

      Our Bylaws provide that our board of directors shall consist of such number as from time to time fixed exclusively by resolution of the board of directors. Each director will serve until our next annual meeting.

Committees of the Board of Directors

      Upon the closing of the offering, our board of directors will establish an Audit Committee, Compensation Committee and a Nominating and Governance Committee, and our board of directors intends to adopt new charters for its committees that comply with current federal and New York Stock Exchange rules relating to corporate governance matters. Following the closing of the offering, we intend to make copies of the committee charters, as well as our Corporate Governance Guidelines and our Code of Ethics, available on our Web site at www.cohenandsteers.com.

      Audit Committee. Upon the closing of the offering, our board of directors will establish an Audit Committee. The purpose of the Audit Committee will be to assist our board of directors in overseeing and monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence and (iv) the performance of our internal audit function and its independent auditors. The Audit Committee will also be responsible for preparing the Audit Committee report that is included in our annual proxy statement.

      Compensation Committee. Upon the closing of the offering, our board of directors will establish a Compensation Committee. The Compensation Committee will be responsible for approving, administering and interpreting our compensation and benefit policies, including our executive incentive programs. It will review and make recommendations to our board of directors to ensure that our compensation and benefit policies are consistent with our compensation philosophy and corporate governance guidelines. The Compensation Committee will also be responsible for establishing the compensation of our co-chief executive officers.

      Nominating and Corporate Governance Committee. Upon the closing of the offering, our board of directors will establish a Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee will be to oversee our governance policies, nominate directors for election by stockholders, nominate committee chairpersons and, in consultation with the committee chairpersons, nominate directors for membership on the committees of the board. In addition, the Nominating and Corporate Governance Committee will assist our board of directors with the development of our Corporate Governance Guidelines.

Compensation Committee Interlocks and Insider Participation

      Upon the closing of this offering, our board of directors will form a Compensation Committee as described above. Mr. Cohen and Mr. Steers, as the sole members of our board of directors prior to the closing of the offering, have historically made determinations regarding executive officer compensation.

Director Compensation

      Our policy is not to pay director compensation to directors who are also our employees. We anticipate that outside directors will enter into compensation arrangements to be determined.

Executive Compensation

      As an independent company, we have established executive compensation practices that link compensation with our performance as a company. We will continually review our executive compensation programs to ensure that they are competitive.

Summary Compensation Table

      The following table sets forth certain summary information concerning compensation paid or accrued by us for services rendered in all capacities during the fiscal year ended December 31, 2003 for our principals and each of the next three most highly compensated executive officers. These individuals are referred to as the ''named executive officers'' in other parts of this prospectus.

					Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Restricted Stock Awards	Securities Underwriting Options/ SARS	LTIP Payouts	All Other Compensation
		($)	($)	($)	($)	(#)	($)	($)
Martin Cohen Co-Chairman and Co-CEO(2)	2003	1,058,000	4,000,000	—	—	—	—	7,000
Robert H. Steers Co-Chairman and Co-CEO(2)	2003	1,058,000	4,000,000	68,946 (3)	—	—	—	7,000
Joseph M. Harvey President	2003	276,154	2,250,000	—	—	—	—	6,000
John J. McCombe Executive Vice President	2003	200,769	1,750,000	—	—	—	—	6,000
Adam M. Derechin Chief Operating Officer	2003	238,462	700,000	—	—	—	—	6,000

(1)	Except as otherwise provided below, perquisites and other personal benefits to the named executive officers were less than both $50,000 and 10% of the total annual salary and bonus reported for the named executive officers, and therefore, information regarding perquisites and other personal benefits has not been included.
(2)	Salaries and bonuses paid to Mr. Cohen and Mr. Steers during our status as an S corporation are not indicative of the salaries and bonuses to be expected for any future accounting periods.
(3)	Amount reflects personal use of company aircraft.

Stock Appreciation Rights Plan

      Effective January 1, 2000, we implemented the Cohen & Steers Capital Management, Inc. Stock Appreciation Rights Plan, which we refer to as our SAR plan, for certain of our employees. The SAR plan provides for grants of stock appreciation rights, which generally vest, with respect to one-eighth of the stock appreciation rights granted, on the next June 30 or December 31 following the grant date and on each subsequent June 30 or December 31. In general, each stock appreciation right represents the right to receive a cash payment from us equal to the excess, if any, of the value (based upon a valuation formula set forth in the SAR plan) of a share of common stock on the applicable valuation date based upon a notional number of shares of common stock of 100,000 over the exercise price of the stock appreciation right. We did not grant any stock appreciation rights in 2003, but we did grant stock appreciation rights in January 2004.

      2003 Year-End SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised SARs at Fiscal Year-End (#)		Value of Unexercised In-The-Money SARs at Fiscal Year-End ($)
			Exercisable (Vested)	Unexercisable (Unvested)	Exercisable (Vested)	Unexercisable (Unvested)
Martin Cohen	—	—	—	—	—	—
Robert H. Steers	—	—	—	—	—	—
Joseph M. Harvey	—	—	3,450	250	433,550	36,750
John J. McCombe	—	—	1,450	550	182,300	76,700
Adam M. Derechin	—	—	1,100	400	145,600	58,800

      In connection with the offering, we are terminating the SAR plan and canceling the outstanding stock appreciation rights. In exchange for each participant's consent to cancel his or her stock appreciation rights, the participant will receive a grant of restricted stock units pursuant to the 2004 Stock Incentive Plan, as described below, on the date of the consummation of the offering.

Employee Awards

      Restricted Stock Units. On the date of the consummation of the offering, we intend to grant awards of restricted stock units to certain of our employees and employees of our affiliates in replacement of such employees' outstanding stock appreciation rights which are being cancelled. The restricted stock units will be granted under the 2004 Stock Incentive Plan described below. Each restricted stock unit awarded to an employee will represent an unfunded, unsecured right, which is nontransferable, except in the event of death, of the employee to receive a share of common stock on a date set forth in the employee's award agreement. An employee who receives an award of restricted stock units will not have any rights as a stockholder with respect to such restricted stock units until the shares of common stock underlying the award are issued. However, holders of vested restricted stock units will be provided with dividend equivalent payments in amounts equal to dividends, if any, we pay to holders of our common stock.

      On the date of the consummation of the offering, each former participant in the SAR plan will be granted a number of restricted stock units equal to the quotient of (1) the product of (a) the number of stock appreciation rights held by the individual immediately prior to the cancellation of such stock appreciation rights, times (b) the excess, if any, of the ''unit value'' of the phantom share underlying the stock appreciation right at the time of the consummation of the offering over the exercise price of the stock appreciation right, divided by (2) the initial public offering price. For this purpose, the ''unit value'' will be deemed to equal the quotient of (i) (a) the product of the initial public offering price times the number of shares of common stock outstanding on the pricing date of the offering, less (b) the total underwriting discounts incurred by us and the selling stockholders in connection with the offering, divided by (ii) 100,000. The restricted stock units generally will have the same vesting schedule as the stock appreciation rights for which they are being exchanged (including provision for accelerated vesting of the restricted stock units in the event a participant's employment is terminated (I) by us without ''cause'' or by the participant for ''good reason'' within the two-year period following a change in control (as defined in the 2004 Stock Incentive Plan) or (II) due to the participant's retirement, disability or death). Subject to a participant's compliance with certain restrictive covenants described below, the shares of common stock underlying the vested restricted stock units granted on the date of the consummation of the offering will be delivered to each participant as follows: 20% will be delivered on the last business day in January 2006; 40% will be delivered on the last business day in January 2007; and 40% will be delivered on the last business day in January 2008. In consideration of the grant of such restricted stock units, each participant will be prohibited for a period of one year following his or her termination of employment with us and any of our affiliates for any reason from: competing with us and our affiliates; providing investment advisory services to certain of our clients and clients of our affiliates; and soliciting our employees or employees of our affiliates to discontinue employment with us or our affiliates or to hire or employ such employees. In the event of a participant's breach of such restrictive covenants, in addition to any other remedies available to us, the participant will forfeit any then undelivered shares underlying restricted stock units and will be obligated to pay to us an amount equal to the fair market value of the shares underlying restricted stock units previously delivered to the participant within the preceding 12 months (based on the fair market value of such shares on their dates(s) of delivery).

2004 Stock Incentive Plan

      The following description of the Cohen & Steers, Inc. 2004 Stock Incentive Plan, which we refer to as our stock incentive plan, is not complete and is qualified by reference to the full text of the stock incentive plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

      The stock incentive plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to our employees, directors or consultants or those of our affiliates. A maximum of         shares of common stock may be subject to awards under the stock incentive plan. The maximum number of shares of common stock for which options and stock appreciation rights may be granted during a calendar year to any participant shall be           . The number of shares of common stock issued or reserved pursuant to the stock incentive plan, or pursuant to outstanding awards, is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive changes in the shares of common stock. Shares of common stock covered by awards that expire, terminate or lapse will again be available for grant under the stock incentive plan.

      Administration. The stock incentive plan is administered by a committee of our board of directors, which may delegate its duties and powers in whole or in part as it determines. However, our board of directors may take any action designated to the committee under the stock incentive plan as it may deem necessary. The committee has the sole discretion to determine the employees, directors and consultants to whom awards may be granted under the stock incentive plan and the manner in which such awards will vest. Options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards will be granted by the committee to employees, directors and consultants in such numbers and at such times during the term of the stock incentive plan as the committee shall determine. The committee is authorized to interpret the stock incentive plan, to establish, amend and rescind any rules and regulations relating to the stock incentive plan, and to make any other determinations that it deems necessary or desirable for the administration of the stock incentive plan. The committee may correct any defect, supply any omission or reconcile any inconsistency in the stock incentive plan in the manner and to the extent the committee deems necessary or desirable.

      Options. The committee shall determine the exercise price for each option; provided, however, that an option must have an exercise price that is at least equal to the fair market value of a share of common stock on the date the option is granted. An option holder may exercise an option by written notice and payment of the exercise price (1) in cash, (2) to the extent permitted by the committee, by the surrender of a number of shares of common stock already owned by the option holder for at least six months, or other period consistent with applicable accounting rules, with a fair market value equal to the exercise price, (3) in a combination of cash and shares of common stock (as qualified by clause (2)), or (4) through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and deliver to us an amount equal to the exercise price for the shares of common stock being purchased. Option holders who are subject to the withholding of federal and state income tax as a result of exercising an option may satisfy the income tax withholding obligation through the withholding of a portion of the shares of common stock to be received upon exercise of the option.

      Stock Appreciation Rights. The committee may grant stock appreciation rights independent of or in connection with an option. The exercise price per share of a stock appreciation right shall be an amount determined by the committee. Generally, each stock appreciation right shall entitle a participant upon exercise to an amount equal to the product of (1) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the exercise price per share, times (2) the number of shares of common stock covered by the stock appreciation right. Payment shall be made in shares of common stock or in cash, or partly in shares of common stock and partly in cash, all as shall be determined by the committee.

      Restricted Stock Units and Other Stock-Based Awards. The committee may grant awards of restricted stock units, shares of common stock, restricted stock and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares. The restricted stock units and other stock-based awards will be subject to the terms and conditions established by the committee.

      During any period when Section 162(m) of the Internal Revenue Code of 1986, as amended (the ''Code''), is applicable to us and the stock incentive plan, certain other stock-based awards may be granted in a manner designed to make them deductible by us under Section 162(m) of the Code (''Performance-Based Awards''). Such Performance-Based Awards will be determined based on the attainment of written objective performance goals approved by the committee for a performance period of between one and five years. The committee will establish the performance goals applicable to a performance period (1) while the outcome for that performance period is substantially uncertain and (2) no more than 90 days after the commencement of the performance period to which the performance goals relate or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals will based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenue or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) assets under management; and (xx) total return. The maximum amount of a Performance-Based Award payable to any one participant under the stock incentive plan for a performance period is            shares of common stock or, in the event the Performance-Based Award is paid in cash, the equivalent cash value thereof on the last day of the performance period to which such Performance-Based Award relates.

      Transferability. Unless otherwise determined by the committee, awards granted under the stock incentive plan are not transferable other than by will or by the laws of descent and distribution.

      Change in Control. In the event of a change in control (as defined in the stock incentive plan), (1) if determined by the committee, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to the change in control and (2) the committee may (A) cancel the awards for fair value as determined by the committee, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the stock incentive plan, as determined by the committee, or (C) provide that for a period of at least 15 days prior to the change in control, the options will be exercisable as to all shares subject to such options and that the options will terminate upon the occurrence of the change in control. If a participant's employment with us and our affiliates is terminated by the participant for ''good reason'' or by us without ''cause'' within the two-year period following a change in control, any outstanding awards then held by the participant which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of the date of such termination of employment.

      Amendment and Termination. Our board of directors may amend, alter or discontinue the stock incentive plan in any respect at any time, but no amendment, alteration or discontinuance may diminish any of the rights of a participant under any awards previously granted, without his or her consent.

2004 Employee Stock Purchase Plan

      The following description of the Cohen & Steers, Inc. 2004 Employee Stock Purchase Plan, which we refer to as our employee stock purchase plan, is not complete and is qualified by reference to the full text of the employee stock purchase plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

      A maximum of         shares of common stock may be issued under the employee stock purchase plan. The number of shares issued or reserved pursuant to the employee stock purchase plan (or pursuant to outstanding awards) is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in our common stock. The shares may consist of unissued shares or previously issued shares.

      Administration. The employee stock purchase plan will be administered by a committee of our board of directors. The committee will have the authority to make rules and regulations for the administration of the plan and its interpretations, and decisions with regard to the employee stock purchase plan, and such rules and regulations will be final and conclusive.

      Eligibility. Each of our employees will be eligible to participate in the employee stock purchase plan, except that the committee may exclude employees (1) whose customary employment is for less than five months per calendar year or for less than 20 hours per week, (2) who have been employed for less than two years, or (3) who are highly compensated employees under the Code. Our employees will not be granted an option under the employee stock purchase plan if, immediately after the grant, such employee would own stock possessing 5% or more of the total combined voting power or value of all classes of our stock.

      Participation in the Plan. Eligible employees may participate in the employee stock purchase plan by electing to participate in a given offering period pursuant to procedures set forth by the committee. A participant's participation in the employee stock purchase plan will continue until the participant makes a new election or withdraws from an offering period or the employee stock purchase plan.

      Payroll Deductions. Payroll deductions will be made from the compensation paid to each participant for each offering period in such whole percentage from 1% to 20% as elected by the participant; provided that no participant will be entitled to purchase, during any calendar year, shares with an aggregate fair market value in excess of $25,000.

      Termination of Participation in the Plan. The committee will determine the terms and conditions under which a participant may withdraw from an offering period or the employee stock purchase plan. A participant's participation in the employee stock purchase plan will be terminated upon the termination of such participant's employment for any reason. Upon a termination of a participant's employment, all payroll deductions credited to such participant's plan account will be returned without interest to the participant or the participant's beneficiary.

      Purchase of Shares. With respect to an offering period, each participant will be granted an option. On the last day of each offering period (each, a ''purchase date''), we will apply the funds in each participant's account to purchase shares. The purchase price will be 85% of the lesser of the fair market value of the shares on the grant date of the option or the purchase date. As soon as practicable after each purchase date, the number of shares purchased by each participant will be deposited in a brokerage account established in such participant's name. The participant may thereafter (1) transfer the shares to another brokerage account or (2) request in writing that a share certificate be issued to the participant with respect to the whole shares in the participant's brokerage account and that any fractional shares remaining in such account be paid in cash to the participant.

      Amendment and Termination. Our board of directors may amend, alter or discontinue the employee stock purchase plan; provided, however, that no amendment, alteration or discontinuation will be made which, without shareholder approval, would increase the number of shares authorized for the employee stock purchase plan, or, without a participant's consent, would impair such participant's rights and obligations under the plan.

      The employee stock purchase plan will terminate upon the earlier of (1) the termination of the employee stock purchase plan by our board of directors, (2) the issuance of all of the shares reserved for issuance under the plan, or (3) the tenth anniversary of the effective date.

      Withholding. We reserve the right to withhold from shares or cash distributed to a participant any amounts which we are required by law to withhold.

      Change in Control. In the event of a change in control (as defined in the employee stock purchase plan), the committee may take any actions it deems necessary or desirable with respect to any option or offering period as of the date of the consummation of the change in control.

      Other Information. As of           , 2004, approximately            of our employees would have been eligible for participation in the employee stock purchase plan. Because the benefits conveyed under the employee stock purchase plan are contingent upon, among other things, the amount of contributions participating employees make on a voluntary basis, it is not possible to predict what benefits eligible employees will receive under the employee stock purchase plan.

2004 Annual Incentive Plan

      The following description of the Cohen & Steers, Inc. 2004 Annual Incentive Plan, which we refer to as our annual incentive plan, is not complete and is qualified by reference to the full text of the annual incentive plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

      Purpose. The annual incentive plan is a bonus plan designed to provide certain of our employees with incentive compensation based upon the achievement of pre-established performance goals. The annual incentive plan is designed to comply with the performance based compensation exemption from Section 162(m) of the Code during any period during which Section 162(m) of the Code is applicable. The purpose of the annual incentive plan is to attract, retain, motivate and reward participants by providing them with the opportunity to earn competitive compensation directly linked to our performance.

      Administration. The annual incentive plan is administered by a committee of our board of directors. The committee may delegate its authority under the annual incentive plan except in cases where such delegation would disqualify compensation paid under the annual incentive plan intended to be exempt under Section 162(m) of the Code.

      Eligibility; Awards. Awards may be granted to our officers and key employees in the sole discretion of the committee. The annual incentive plan provides for the payment of incentive bonuses, in the form of cash, restricted stock, restricted stock units, stock appreciation rights, stock options (of equivalent value) and/or some combination of the foregoing. A maximum of                 shares of common stock may be subject to awards under the annual incentive plan. The maximum number of shares of common stock for which options and stock appreciation rights may be granted during a calendar year to any participant shall be                .

      Performance Goals. The committee establishes the performance periods over which performance objectives will be measured. A performance period may be for a fiscal year or a multi-year cycle, as determined by the committee. Within 90 days after each performance period begins (or such other date as may be required by Section 162(m) of the Code), the committee will establish (1) the performance objective or objectives that must be satisfied for a participant to receive a bonus for such performance period, and (2) the target incentive bonus for each participant. Performance objectives will be based upon one or more of the following criteria, as determined by the committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenue or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) assets under management; and (xx) total return. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the committee shall determine. The performance measures and objectives established by the committee may be different for different fiscal years and different objectives may be applicable to different officers and employees.

      As soon as practicable following the applicable performance period, the committee will determine (i) whether and to what extent any of the performance objectives established for such performance period have been satisfied, and (ii) for each participant employed as of the last day of the performance period for which the bonus is payable, the actual bonus to which such participant shall be entitled, taking into consideration the extent to which the performance objectives have been met and such other factors as the committee may deem appropriate. No participant may receive a bonus under the annual incentive plan, with respect to any fiscal year, in excess of $5 million. The committee has absolute discretion to reduce or eliminate the amount otherwise payable to any participant under the annual incentive plan and to establish rules or procedures that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized as that participant's target incentive bonus.

      Change in Control. If there is a change in control (as defined in the annual incentive plan), our board of directors, as constituted immediately prior to the change in control, shall determine in its discretion whether the performance criteria have been met in the year in which the change in control occurs.

      Termination of Employment. If a participant dies or becomes disabled prior to the last day of a performance period, the participant may receive an annual bonus equal to the maximum bonus payable to the participant, pro-rated for the days of employment during the performance period.

      Payment of Awards. Payment of any bonus amount is made to participants as soon as practicable after the committee certifies that one or more of the applicable objectives has been attained, or, where the committee will reduce, eliminate or limit the bonus, as described above, the committee determines the amount of any such reduction.

      Amendment and Termination of Plan. Our board of directors or the committee may at any time amend, suspend, discontinue or terminate the annual incentive plan, subject to stockholder approval if such approval is necessary to maintain the annual incentive plan in compliance with Section 162(m) of the Code or any other applicable law or regulation. Unless earlier terminated, the annual incentive plan will expire on                        .

401(k) and Profit Sharing Plan

      We sponsor a profit sharing plan covering all employees who meet certain age and service requirements. Subject to limitations, this plan permits participants to defer up to 70% of their compensation pursuant to Section 401(k) of the Code. We match employee contributions at $0.50 per $1.00 deferred. The plan also allows us to make discretionary contributions, which are integrated with the taxable wage base under the Social Security Act.

      Forfeitures are created when participants terminate employment before becoming entitled to their full benefits under the plan. Forfeited amounts are used to reduce our contributions to the plan.

Employment Agreements

      Prior to the commencement of the offering, we expect to enter into substantially similar employment agreements with Martin Cohen and Robert H. Steers (each, an ''Executive''). Each employment agreement provides for the Executive's employment as our co-chief executive officer and co-chairman of the board of directors for a term of three years, subject to automatic, successive one-year extensions thereafter unless either party gives the other 60 days prior notice that the term will not be extended.

      Each employment agreement provides for an annual base salary of $500,000 and an annual bonus payment of at least $1,000,000, but no more than $5,000,000, as determined by the Compensation Committee. During the term, each Executive will be entitled to (1) employee benefits that are no less favorable than those employee benefits provided to him prior to the commencement of the offering and (2) participate in all of our employee benefit programs on a basis which is no less favorable than is provided to any of our other executives.

      Pursuant to each employment agreement, if the Executive's employment terminates prior to the expiration of the term due to his death or disability, the Executive will be entitled to receive (i) a payment equal to his target annual bonus for the fiscal year in which the termination occurs and (ii) any accrued, but unpaid, base salary through the date of termination and any accrued and earned, but unpaid, annual bonus for any previously completed fiscal year (the ''accrued obligations'').

      If an Executive's employment is terminated prior to the expiration of the term by us without ''cause'' (as defined in the employment agreement) or by the Executive for ''good reason'' (as defined in the employment agreement) (or if the Company elects not to extend the term) (each a ''qualifying termination''), the Executive will be entitled, subject to his compliance with certain restrictive covenants, to a lump sum payment equal to two times (three times in the case of a qualifying termination that occurs on or following a change in control (as defined in the employment agreement)) the sum of his annual base salary and his target annual bonus for the fiscal year in which the termination occurs.

      In the event of a termination of an Executive's employment which is not a qualifying termination or a termination due to the Executive's death or disability, the Executive will be entitled to receive only the accrued obligations.

      Each employment agreement generally provides that, if the Executive's employment terminates for any reason other than by us for cause, the Executive and his spouse and dependents will be entitled to continued coverage under our medical plans in which he was participating at the time of such termination for the remainder of his life, subject to payment by the Executive of the same premiums he would have paid during such period of coverage if he were an active employee.

      Pursuant to each employment agreement, the Executive will be subject to certain restrictions on competition (1) during the term and (2) if the Executive's employment is terminated by us for cause or by the Executive without good reason or the Executive elects not to extend the term, for one year following such termination of employment. In addition, each Executive will be subject to customary confidentiality, intellectual property and non-disclosure covenants.

      If a dispute arises out of the employment agreement with an Executive, we will pay the Executive's reasonable legal fees and expenses incurred in connection with such dispute if the Executive prevails in substantially all material respects on the issues presented for resolution. In addition, each employment agreement provides that, in the event payments under an employment agreement or otherwise result in a parachute excise tax to the Executive, he will be entitled to a gross up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross up payment.

      Each employment agreement also provides that upon termination the Executive will retain the right to use his name in connection with future business ventures.

RELATED PARTY TRANSACTIONS

The Reorganization

      Prior to the consummation of this offering, we will effect a reorganization whereby Cohen & Steers, Inc. will become the parent holding company of Cohen & Steers Capital Management, Inc. and, together with its direct and indirect subsidiaries (including Cohen & Steers Capital Management, Inc.), continue to conduct the business now conducted by Cohen & Steers Capital Management, Inc. and its subsidiaries. The reorganization will be accomplished through our principals and two trusts benefiting their families contributing all of their interests in Cohen & Steers Capital Management, Inc. to Cohen & Steers, Inc. in exchange for newly issued shares of common stock in Cohen & Steers, Inc. Immediately following this contribution and share issuance, our principals and their family trusts will be the sole stockholders of Cohen & Steers, Inc., and Cohen & Steers Capital Management, Inc. will be a wholly owned subsidiary of Cohen & Steers, Inc. The reorganization will be effected pursuant to a contribution agreement among Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and our principals and their family trusts, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. See ''Reorganization and S Corporation Status—Reorganization.''

S Corporation Distributions and Tax Indemnification Agreement

      Since we were organized in 1986, we have been treated for federal and certain state income tax purposes as an S corporation under Subchapter S of the Internal Revenue Code and comparable state laws. As a result, our earnings have been taxed, with certain exceptions, directly to our stockholders rather than to us, leaving our stockholders responsible for paying income taxes on these earnings. We have historically paid distributions to our stockholders to enable them to pay their income tax liabilities as a result of our status as an S corporation and, from time to time, to distribute previously undistributed S corporation earnings and profits. We made aggregate cash S corporation distributions to our stockholders of $8.6 million during 2001, $7.3 million during 2002 and $9.3 million during 2003. We will revoke our S corporation status prior to the closing of this offering. We expect to make a distribution to our current stockholders representing payment of undistributed S corporation earnings for tax purposes at and through the date of revocation. The actual amount of the distribution of S corporation earnings to our current stockholders will depend on the amount of our earnings through the revocation date. We will also enter into a tax indemnification agreement with our current stockholders, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. See ''Reorganization and S Corporation Status—S Corporation Status.''

Registration Rights Agreement

      Concurrently with the reorganization, the existing stockholders' agreement among Cohen & Steers Capital Management, Inc. and our principals, which governs the disposition of the shares of Cohen & Steers Capital Management, Inc., will be terminated and Cohen & Steers, Inc. will enter into a registration rights agreement with our principals and two trusts benefiting their families, pursuant to which we will grant to them, their affiliates and certain of their transferees the right, as described below, to require us to register under the Securities Act shares of common stock (and other securities convertible into or exchangeable or exercisable for shares of common stock) held by them. Such registration rights are generally available to the rights holders until registration under the Securities Act is no longer required to enable them to resell the registrable securities owned by them. The registration rights agreement provides, among other things, that we will pay all expenses in connection with the first ten demand registrations requested by the rights holders and in connection with any registration commenced by us in which the rights holders participate through ''piggyback'' registration rights granted under such agreement. We have the right to postpone any demand registration if to register would require an audit of us other than our regular audit, if another registration statement which was not effected on Form S-3 has been declared effective under the Securities Act within 180 days or, for a period of 90 days, if we determine that it is in our best interests to do so. The rights of the Rights Holders to exercise their ''piggyback'' registration rights are subject to our right to reduce on a pro rata basis among all requesting holders the number of requested shares of common stock to be registered if in the opinion of the managing underwriter the total number of shares to be so registered exceeds that number which may be sold without having an adverse effect on the price, timing or distribution of the offering of the shares.

Internet Realty Partners, L.P.

      Since March 2000, we have provided investment advisory and management services to Internet Realty Partners, L.P. (''IRP''), a limited partnership formed to invest in real estate-related technology companies. A number of our employees, including Martin Cohen, Robert H. Steers, Joseph M. Harvey, Adam M. Derechin, John J. McCombe and Lawrence B. Stoller, have invested in and/or act in the capacity of directors or officers of IRP. In addition, Martin Cohen and Robert H. Steers, and certain family trusts of Mr. Cohen and Mr. Steers, own in the aggregate a 50% interest in IRP Management, LLC (''IRP Management''), the general partner to IRP. Mr. Harvey owns a less than 5% interest in the General Partner. We are contractually entitled to a management fee for our services as investment advisor and manager equal to 2% of the value of the total commitments of the partners of IRP less the cost basis of any investments sold by IRP and distributed to the IRP partners. However, because it has been doubtful that IRP will be able to pay us our management fee, we did not record any revenue for this arrangement in 2003 and do not expect to record any revenue in 2004. In addition, IRP Management is entitled to receive 25% of IRP's profits after repayment of the Partners' capital contributions (''Carried Interest Distributions''). As of this date, IRP Management has not received any Carried Interested Distributions and there is no current expectation that any Carried Interest Distributions will be made to IRP Management. As of December 31, 2003, the total assets of IRP were approximately $8 million.

PRINCIPAL AND SELLING STOCKHOLDERS

      The following table sets forth information regarding the beneficial ownership of our common stock by Martin Cohen and Robert H. Steers immediately prior to the consummation of the offering, but after giving effect to the reorganization described under ''Reorganization and S Corporation Status—Reorganization.'' Except as set forth in the following table, no other person is known by us to beneficially own any shares of our common stock.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering(1)
Name and Address of Beneficial Owner	Number	Percentage	Number of Shares to be Sold in the Offering	Number	Percentage
Martin Cohen(2)	(3)	50%		(3)%
Robert H. Steers(2)	(4)	50%		(4)%

(1)	Does not take into account shares that may be sold by the selling stockholders in the event the underwriters' overallotment option is exercised. If the underwriters' overallotment option is exercised in full, Mr. Cohen will beneficially own shares ( %) and Mr. Steers will beneficially own shares ( %) of our common stock after the offering.
(2)	c/o Cohen & Steers, Inc., 757 Third Avenue, New York, NY 10017.
(3)	Includes shares held prior to the offering and shares to be held after the offering by The Martin Cohen 1998 Family Trust. Mr. Cohen disclaims beneficial ownership of the shares held by this trust.
(4)	Includes shares held prior to the offering and shares to be held after the offering by Robert H. Steers Family Trust. Mr. Steers disclaims beneficial ownership of the shares held by this trust.

DESCRIPTION OF CAPITAL STOCK

      Upon consummation of this offering, our authorized capital stock will consist of            shares of common stock, par value $.01 per share, and            shares of preferred stock. The following description of our capital stock as it will be in effect upon the consummation of this offering is a summary and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the forms of which will be filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Common Stock

      All outstanding shares of our common stock are, and all shares of common stock to be outstanding immediately following this offering will be, fully paid and nonassessable.

      Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

      Holders of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

      Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

      Holders of our common stock do not have preemptive, subscription, redemption or conversion rights.

Preferred Stock

      Our Amended and Restated Certificate of Incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;
•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.

      We have no intention at the present time of issuing any preferred stock, and would make any determination to issue preferred stock only based on our judgment as to the best interests of the company and our stockholders. Moreover, our policy is that we would only issue preferred stock for capital raising purposes and would not issue preferred stock with voting or other rights that are disproportionate to the economic interests of such preferred stock. Nevertheless, we could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your common stock over the market price of the common stock.

Authorized but Unissued Capital Stock

      Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

      One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

      We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain ''business combinations'' with any ''interested stockholder'' for a three year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Generally, a ''business combination'' includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an ''interested stockholder'' is a person who, together with that person's affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

      Under certain circumstances, Section 203 makes it more difficult for a person who would be an ''interested stockholder'' to effect various business combinations with a corporation for a three year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Listing

      We propose to list our common stock on the New York Stock Exchange, subject to official notice of issuance, under the symbol ''CNS.''

SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of the offering we will have a total of            shares of our common stock outstanding. All of the            shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our ''affiliates.'' Under the Securities Act, an ''affiliate'' of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company.

      The remaining            shares of our common stock outstanding will be ''restricted securities'' within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144.

      In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three month period, a number of restricted securities that does not exceed the greater of 1% of the then outstanding common stock and the average weekly trading volume during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one year holding period requirement) in order to sell shares of common stock which are not restricted securities (such as shares acquired by affiliates either in the offering or through purchases in the open market following the offering). In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

      We and all existing stockholders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Those persons who purchase common stock through our reserved share program will be subject to restrictions on transfer, similar to those described above, for 30 days after the date of this prospectus. See ''Underwriting.''

      In addition, our certificate of incorporation permits the issuance of up to            shares of common stock. After this offering, we will have an aggregate of            shares of common stock authorized but unissued.

      Concurrently with the reorganization, we will enter into a registration rights agreement with our principals and two trusts benefiting their families, pursuant to which we will grant them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our common stock (and other securities convertible into or exchangeable or exercisable for shares of common stock) held by them. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply. See ''Related Party Transactions—Registration Rights Agreement.''

      Following the consummation of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register common stock issued or reserved for issuance under our 2004 Stock Incentive Plan, our 2004 Annual Incentive Plan and our 2004 Employee Stock Purchase Plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above. We expect that the registration statement on Form S-8 will cover            shares.

      No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF COMMON STOCK

      The following summary describes the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock by a Non-U.S. Holder (as defined below) as of the date hereof. This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Special rules may apply to certain Non-U.S. Holders, such as U.S. expatriates, ''controlled foreign corporations,'' ''passive foreign investment companies,'' ''foreign personal holding companies,'' corporations that accumulate earnings to avoid U.S. federal income tax, and investors in pass-through entities that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the ''Code''). Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of our common stock should consult their own tax advisors concerning the U.S. federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

      If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding our common stock should consult their tax advisors.

      As used herein, a ''Non-U.S. Holder'' of our common stock means a beneficial owner (other than a partnership) that is not any of the following for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (X) is subject to the primary supervision of a court within the United States and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (Y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividends

      Dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional ''branch profits tax'' at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      A Non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (a) complete Internal Revenue Service (''IRS'') Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a U.S. person or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

      A Non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

      A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds our common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) we are or have been a ''United States real property holding corporation'' for U.S. federal income tax purposes.

      An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

      We believe we are not and do not anticipate becoming a ''United States real property holding corporation'' for U.S. federal income tax purposes. Even if we become a ''United States real property holding corporation,'' so long as the common stock continues to be regularly traded on an established securities market, gain from the disposition of the common stock will not be treated as effectively connected with a trade or business of a Non-U.S. Holder in the United States unless such Non-U.S. Holder holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than 5% of the common stock.

Federal Estate Tax

      Our common stock that is held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

      We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

      A Non-U.S. Holder will be subject to backup withholding on the payment of dividends unless applicable certification requirements are met.

      Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale of our common stock within the United States or conducted through U.S.-related financial intermediaries unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

      Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC and Bear, Stearns & Co. Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling stockholders, the number of shares set forth opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Wachovia Capital Markets, LLC
Bear, Stearns & Co. Inc.

Total

      The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $        per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $        per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Cohen & Steers, Inc.	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

      The expenses of the offering, not including the underwriting discount, are estimated at $             and are payable by us.

Overallotment Option

      We and the selling stockholders have granted an option to the underwriters to purchase up to            additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to our directors, officers and employees and their immediate families. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Purchasers of reserved shares will be subject to restrictions on transfer, similar to those described in the next paragraph, for 30 days after the date of this prospectus.

No Sales of Similar Securities

      We and all existing stockholders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other persons have agreed not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock;
•	sell any option or contract to purchase any common stock;
•	purchase any option or contract to sell any common stock;
•	grant any option, right or warrant for the sale of any common stock;
•	lend or otherwise dispose of or transfer any common stock;
•	request or demand that we file a registration statement related to the common stock; or
•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

      We expect the shares to be approved for listing on the New York Stock Exchange under the symbol ''CNS''. In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders and thereby establish at least 1,100,000 shares in the public float having a minimum aggregate market value of $60,000,000.

      Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the selling stockholders and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;
•	our history and the prospects for us and the industry in which we compete;
•	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenue;
•	the present state of our development; and
•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the shares may not develop. It is also possible that, after the offering, the shares will not trade in the public market at or above the initial public offering price.

      The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

      The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriter's short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our mutual funds. They have received customary fees and commissions for these transactions. Some of the underwriters have also acted and may in the future act as underwriters for our various mutual fund offerings. In connection therewith they have received and may in the future receive underwriting discounts and commissions. In addition, in our capacity as investment advisor of our closed-end mutual funds, we are obligated to pay some of the underwriters additional compensation. These additional payments are made by us quarterly based on a mutual fund's managed assets as long as we serve as investment advisor of such mutual fund.

LEGAL MATTERS

      The validity of the common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP.

EXPERTS

      The consolidated financial statements of Cohen & Steers Capital Management, Inc. and subsidiaries as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The statement of financial condition of Cohen & Steers, Inc. as of March 25, 2004 included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the Securities and Exchange Commission maintains at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the Securities and Exchange Commission upon the payment of certain fees prescribed by the Securities and Exchange Commission. You may obtain further information about the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a Web site maintained by the Securities and Exchange Commission. The address of this site is http://www.sec.gov.

      Upon completion of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the Securities and Exchange Commission as described above, or inspect them without charge at the Securities and Exchange Commission's Web site. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm.

INDEX TO FINANCIAL STATEMENTS

Cohen & Steers Capital Management, Inc.
Independent Auditors' Report	F-2
Consolidated Statements of Financial Condition as of December 31, 2002 and 2003	F-3
Consolidated Statements of Income for each of the three years in the period ended December 31, 2003	F-4
Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 2003	F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2003	F-6
Notes to Consolidated Financial Statements	F-7
Cohen & Steers, Inc.
Independent Auditors' Report	F-18
Statement of Financial Condition as of March 25, 2004	F-19

INDEPENDENT AUDITORS' REPORT

To the Stockholders of
COHEN & STEERS CAPITAL MANAGEMENT, INC.:

      We have audited the accompanying consolidated statements of financial condition of Cohen & Steers Capital Management, Inc. and subsidiaries (the ''Company'') as of December 31, 2002 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cohen & Steers Capital Management, Inc. and subsidiaries at December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 17, 2004

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2002 and 2003
($ in thousands, except par value)

			Pro Forma
	2002	2003	2003
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,090	$7,526	$7,526
Accounts receivable:
Company-sponsored mutual funds	2,713	5,179	5,179
Other	2,814	3,669	3,669
Marketable securities available-for-sale	4,593	6,497	6,497
Due from affiliates	61	282	282
Income tax refunds receivable	—	441	441
Prepaid expenses and other current assets	865	1,003	1,003

Total current assets	17,136	24,597	24,597

Property and equipment—net	3,262	3,361	3,361

Other assets:
Deferred commissions—net of accumulated amortization of $2,657 and $5,398, respectively	3,954	6,523	6,523
Deposits	42	42	42

Total other assets	3,996	6,565	6,565

Total	$24,394	$34,523	$34,523

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued expenses and compensation	$2,313	$6,626	$6,626
Current portion of long-term debt	141	120	120
Current portion of obligations under capital leases	12	16	16
Deferred income tax liability	364	366	1,890
Other current liabilities	74	129	11,001

Total current liabilities	2,904	7,257	19,653

Long-term liabilities:
Bank line of credit	3,020	4,713	4,713
Long-term debt	1,774	1,661	1,661
Obligations under capital leases and other long-term liabilities	4	118	118

Total long-term liabilities	4,798	6,492	6,492

Commitments and contingencies
Stockholders' equity:
Common stock, $1 par value, 50,000 voting shares authorized, issued and outstanding and 50,000 non-voting shares authorized, 41,642 shares issued and outstanding	92	92	92
Additional paid-in capital	3,867	3,867	6,666
Retained earnings	12,399	15,195	—
Accumulated other comprehensive income	334	1,620	1,620

Total stockholders' equity	16,692	20,774	8,378

Total	$24,394	$34,523	$34,523

See notes to consolidated financial statements.

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2001, 2002 and 2003
($ in thousands, except per share data)

	2001	2002	2003	Pro Forma 2003
				(Unaudited)
Revenue:
Investment advisory and administration fees:
Closed-end mutual funds	$2,009	$7,837	$18,575	$18,575
Open-end mutual funds	18,019	20,871	24,225	24,225
Separate accounts	10,794	9,707	8,808	8,808

Total investment advisory and administration fees	30,822	38,415	51,608	51,608
Distribution and service fee revenue	1,112	3,071	5,880	5,880
Portfolio consulting and other	507	683	1,574	1,574
Investment banking fees	2,853	13,077	11,279	11,279

Total revenue	35,294	55,246	70,341	70,341

Expenses:
Employee compensation and benefits	16,719	32,312	37,193	30,077
General and administrative	6,651	6,916	8,007	8,007
Distribution and service fee expenses	4,069	4,744	9,190	9,190
Amortization, deferred commissions	533	1,698	3,077	3,077
Depreciation and amortization	517	927	1,002	1,002

Total expenses	28,489	46,597	58,469	51,353

Operating income	6,805	8,649	11,872	18,988

Non-operating income (expense):
Interest and dividend income	513	525	435	435
Interest expense	(60)	(127)	(156)	(156)

Total nonoperating income	453	398	279	279

Income before income taxes	7,258	9,047	12,151	19,267
Income taxes	654	611	100	7,707

Net income	$6,604	$8,436	$12,051	$11,560

Earnings per share—basic and diluted	$73.30	$92.83	$131.50	$126.14
Weighted average shares outstanding—basic and diluted	90,100	90,871	91,642	91,642

See notes to consolidated financial statements.

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2001, 2002 and 2003
(Amounts in thousands)

	Common Stock— Voting		Common Stock— Non-Voting
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2001	50	$50	40	$40	$976	$12,505	$41	$13,612
Net income						6,604		6,604
Other comprehensive income, unrealized gain on securities available-for-sale (net of tax expense of $39)							359	359

Total comprehensive income								6,963

Capital contributions					1,703			1,703
Distributions to stockholders						(8,567)		(8,567)

Balance, December 31, 2001	50	50	40	40	2,679	10,542	400	13,711
Net income						8,436		8,436
Other comprehensive loss, unrealized loss on securities available-for-sale (net of tax benefit of $18)							(66)	(66)

Total comprehensive income								8,370

Securities reorganization (see Note 1)			2	2	(762)	760		—
Capital contributions					1,950			1,950
Distributions to stockholders						(7,339)		(7,339)

Balance, December 31, 2002	50	50	42	42	3,867	12,399	334	16,692
Net income						12,051		12,051
Other comprehensive income, unrealized gain on securities available-for-sale (net of tax expense of $101)							1,286	1,286

Total comprehensive income								13,337

Distributions to stockholders						(9,255)		(9,255)

Balance, December 31, 2003	50	$50	42	$42	$3,867	$15,195	$1,620	$20,774

See notes to consolidated financial statements.

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2001, 2002 and 2003
($ in thousands)

	2001	2002	2003
Cash Flows from Operating Activities:
Net income	$6,604	$8,436	$12,051
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	517	927	1,002
Amortization, deferred commissions	533	1,698	3,077
Deferred rent	6	6	126
Deferred income taxes	7	(52)	(98)
Loss on disposal of property and equipment	7	4	—
Changes in operating assets and liabilities:
Accounts receivable, Company-sponsored mutual funds	(483)	(621)	(2,466)
Accounts receivable, others	964	14	(855)
Due from affiliates	77	(44)	(221)
Income tax refunds receivable	—	—	(441)
Prepaid expenses and other current assets	(196)	228	(138)
Deferred commissions	(2,059)	(4,058)	(5,646)
Deferred tax liability	—	(9)	9
Other long-term liabilities	—	(15)	(47)
Accrued expenses	(218)	632	4,313
Other current liabilities	—	—	55

Net cash provided by operating activities	5,759	7,146	10,721

Cash Flows from Investing Activities:
Purchases of marketable securities available-for-sale	(364)	(513)	(527)
Purchases of property and equipment	(1,939)	(919)	(1,062)

Net cash used in investing activities	(2,303)	(1,432)	(1,589)

Cash Flows from Financing Activities:
Distributions to stockholders	(8,567)	(7,339)	(9,255)
Proceeds from bank line of credit	—	3,020	1,693
Proceeds from long-term debt	1,440	620	—
Principal payments on long-term debt	(19)	(125)	(134)
Capital contributions	1,703	1,950	—
Payment of subordinated notes payable	—	(500)	—

Net cash used in financing activities	(5,443)	(2,374)	(7,696)

Net Increase (Decrease) in Cash and Cash Equivalents	(1,987)	3,340	1,436
Cash and Cash Equivalents—Beginning of year	4,737	2,750	6,090

Cash and Cash Equivalents—End of year	$2,750	$6,090	$7,526

Cash paid for interest	$59	$122	$150

Cash paid for taxes, net	$735	$443	$361

Non-cash transactions:
Acquisition of property and equipment under capital leases	$31	$—	$39

Securities, Inc. reorganization	$—	$760	$—

See notes to consolidated financial statements.

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003
($ in thousands, except per share amounts)

1. Organization and Nature of Operations

      Cohen & Steers Capital Management, Inc. (''Management'') is a registered investment advisor under the Investment Advisers Act of 1940, specializing in the management of income-oriented equity securities portfolios. Its clients include Company-sponsored open-end and closed-end mutual funds and domestic corporate and public pension plans, foreign pension plans, endowment funds and individuals. Management also serves as portfolio consultant for non-proprietary unit investment trusts.

      Cohen & Steers Securities, LLC (''Securities, LLC'') (successor to Cohen & Steers Securities, Inc. (''Securities, Inc.'')) (both hereinafter referred to as ''Securities'') is a wholly-owned subsidiary which was formed as a Delaware limited liability company. Securities is a broker-dealer registered with the Securities and Exchange Commission (''SEC'') and is a member of the National Association of Securities Dealers, Inc. (''NASD''). Securities provides distribution services for Cohen & Steers Realty Shares, Inc., Cohen & Steers Institutional Realty Shares, Inc., Cohen & Steers Special Equity Fund, Inc. and Cohen & Steers Equity Income Fund, Inc. (''CSI''), all of which are Company-sponsored open-end mutual funds.

      In accordance with the terms of the Agreement and Plan of Reorganization (the ''Agreement''), Securities, LLC commenced operations on July 1, 2002 and succeeded to the business of Securities, Inc., acquiring 100% of the outstanding voting common stock of Securities, Inc. In accordance with the Agreement, Securities, Inc. transferred all of its assets to Securities, LLC and Securities, LLC assumed all of Securities, Inc.'s liabilities. In connection with the Agreement, the Company issued an additional 1,642 shares of its non-voting common stock to the owners of Securities, Inc. The transaction has been accounted for as a merger of entities under common control and has been recorded in a manner similar to a pooling-of-interests. Accordingly, the previously separate historical financial position and results of operations of Securities, Inc. have been combined with the consolidated financial position and results of operations for all periods presented.

      Cohen & Steers Capital Advisors, L.L.C. (''Advisors''), a wholly-owned subsidiary which was formed as a Delaware limited liability company, commenced operations on March 4, 1999. Advisors is a broker-dealer registered with the SEC and is a member of the NASD. Advisors provides advisory and administration services in connection with mergers and acquisitions, leveraged buyouts and recapitalizations, and the placement of securities as agent.

      Cohen & Steers Holdings, LLC (''Holdings''), a wholly owned subsidiary which was formed as a Delaware limited liability company, commenced operations on September 24, 2001. Holdings was organized to retain fractional ownership interests in two aircraft.

2. Summary of Significant Accounting Policies

      Principles of Consolidation—The consolidated financial statements include Management and its wholly-owned subsidiaries, Securities, Advisors and Holdings (collectively, the ''Company''). All intercompany balances and transactions have been eliminated in consolidation.

      Cash Equivalents—Cash equivalents consist of short-term, highly liquid investments, which are readily convertible into cash and have original maturities of three months or less. Cash equivalents are carried at amortized cost, which approximates fair value.

      Marketable Securities Available-for-Sale—The management of the Company determines the appropriate classification of its investments in publicly traded, Company-sponsored open-end and closed-end mutual funds at the time of purchase and reevaluates such determination at each statement of financial condition date. Marketable securities available-for-sale are carried at fair value at the last reported sales price on the last business day of the accounting period, with unrealized gains and losses, net of tax, reported in accumulated other comprehensive income. Unrealized losses are recorded in earnings when a decline in fair value is determined to be other than temporary. The Company uses the specific identification method to determine realized gains and losses.

      Prepaid Expenses and Other Current Assets—Included in prepaid expenses and other current assets are shareholder service fees paid in advance to selling firms in connection with the sale of Class B shares (''B shares'') of CSI. Such fees are capitalized and amortized over a period not to exceed one year.

      Property and Equipment—Property and equipment is stated at cost less accumulated depreciation and amortization. The Company provides for depreciation and amortization on a straight-line basis as follows:

Asset	Estimated Useful Lives
Furniture and fixtures	7 years
Office and other equipment	5 years
Aircraft interests	5 years
Computer software	3 years
Leasehold improvements	Terms of lease

      Maintenance and repairs are charged to expense as incurred. Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

      Long-Lived Assets—The Company reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company assesses the recoverability of the carrying value of long-lived assets by first grouping its long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the asset group) and, secondly, by estimating the undiscounted future cash flows that are directly associated with and that are expected to arise from the use of and eventual disposition of such asset group. The Company estimates the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the carrying value of the asset group exceeds the estimated undiscounted cash flows, the Company records an impairment charge to the extent the carrying value of the long-lived asset exceeds its fair value. The Company determines fair value through quoted market prices in active markets or, if quoted market prices are unavailable, through the performance of internal analyses of discounted cash flows or external appraisals. There were no impairments of long-lived assets during the years ended December 31, 2001, 2002 or 2003.

      Deferred Commissions—Deferred commissions on B shares represent commissions paid in advance to broker-dealers upon the sale of B shares of CSI and are capitalized and amortized over a period not to exceed six years. Through July 31, 2001, the Company contracted with a third party to finance the payout of upfront commissions on B shares. Subsequent to July 31, 2001, the Company began directly paying the commissions on the B shares. The Company records additional amortization of deferred commissions on B shares at a rate commensurate with the rate of redemptions of B shares of CSI.

      Deferred commissions on Class C shares (''C shares'') consist of commissions paid in advance to broker-dealers in connection with the sale of C shares of CSI and are capitalized and amortized over a period not to exceed one year. The Company records additional amortization of deferred commissions on C shares at a rate commensurate with the rate of redemptions of C shares of CSI.

      Investment Advisory and Administration Fees—The Company earns revenue from asset management services provided to Company-sponsored open-end and closed-end mutual funds and to separate accounts. This revenue is based on the net assets of each client's portfolio and is earned pursuant to the terms of the underlying contract. The Company also earns revenue from administration fees paid by certain Company-sponsored open-end and closed-end mutual funds, based on the average daily net assets of such funds. This revenue is recognized at various intervals throughout the year as such fees are earned.

      Distribution and Service Fee Revenue—Distribution and service fee revenue is recognized as the services are performed, generally based on contractually-predetermined percentages of the average daily net assets of the funds. Distribution and service fee revenue is recorded gross of any third-party distribution and service arrangements; the expenses associated with these third-party distribution and service arrangements are recorded in distribution and service fee expenses.

      Portfolio Consulting Fees—The Company earns revenue for various portfolio consulting services provided to clients, as well as for providing a license to use its name. This revenue is recognized pursuant to the terms of individual agreements and is based on the net assets of the clients' funds.

      Investment Banking Fees—The Company earns revenue from advisory services provided to clients and the placement of securities. Revenue is generally recognized when the transaction being consulted on is completed pursuant to the terms of the individual agreements. Included in investment banking fees on the accompanying consolidated statements of income for the years ended December 31, 2001, 2002 and 2003 are reimbursed client expenses of $322, $702 and $829, respectively.

      Distribution and Service Fee Expenses—The Company pays to broker-dealers certain amounts of the distribution fees earned on Class A shares (''A shares'') and C shares of the CSI. The Company also pays to broker-dealers certain amounts of the service fees earned on B and C shares of the CSI, for servicing and maintaining shareholder accounts and for providing personal services to shareholders of the CSI. In addition, the Company pays fees to selling firms for the sale and distribution of shares of the CSI.

      The Company also pays commissions to selling firms of 1% on purchases in excess of $1 million of A shares of the Equity Income Fund.

      The Company pays to various firms distribution assistance payments for the sale and distribution of several of its Company-sponsored open-end and closed-end mutual funds.

      Income Taxes—Management, with the consent of its stockholders, has elected to be taxed under applicable provisions of Subchapter S of the Internal Revenue Code. Under those provisions, Management does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable individually for such taxes. The provision for state and local taxes provided is based on income for financial accounting purposes. As single member Limited Liability Companies, Securities, LLC, Advisors and Holdings do not file stand-alone income tax returns. Instead, their operations are included within the income tax filings of Management.

      Securities, Inc., with the consent of its stockholders, elected to be taxed under applicable provisions of Subchapter S of the Internal Revenue Code. Under those provisions, Securities, Inc. did not pay federal corporate income taxes on its taxable income. Instead, the stockholders were liable individually for such taxes. The provision for state and local taxes provided was based on income for financial accounting purposes.

      Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

      Earnings per Share—Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding during each year. Shares issued during the year are weighted for the portion of the year that they were outstanding. Diluted earnings per share is equivalent to basic earnings per share because there are no common stock equivalents outstanding during any of the years presented.

      Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

      New Accounting Pronouncements—Effective January 1, 2003, the Company adopted Financial Accounting Standards Board (''FASB'') Interpretation No. (''FIN'') 45, Guarantor's Accounting and Disclosure Requirements of Guarantees, Including Indirect Guarantees of Indebtedness of Others (''FIN 45''). FIN 45 clarifies the requirements of Statement of Financial Accounting Standards (''SFAS'') No. 5, Accounting for Contingencies, relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The adoption of FIN 45 did not have a material effect on the Company's consolidated financial statements.

      In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities (''FIN 46''), which establishes guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns. An entity that consolidates a variable interest entity is called the primary beneficiary of that entity. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 also requires various disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest.

      In December 2003, the FASB further revised FIN 46 through FIN No. 46R, Consolidation of Variable Interest Entities (''FIN 46R''). FIN 46R changes the effective date of FIN 46 for certain entities and makes other significant changes to FIN 46 based on implementation issues that arose during 2003. Application of FIN 46R is required for periods ending after December 15, 2003 for interests in special purpose entities and for periods that end after March 15, 2004 for interests in other entities. The Company does not believe the implementation of FIN 46R will have a material effect on the Company's consolidated financial statements.

3. Pro Forma Financial Information (unaudited)

      Cohen & Steers, Inc., a Delaware corporation, intends to file a registration statement on Form S-1 with the Securities and Exchange Commission for an initial public offering (''IPO'') of its common stock. Prior to consummation of the IPO, the Company's stockholders will contribute all of their interests in the Company to Cohen & Steers, Inc. in exchange for newly issued shares of common stock of Cohen & Steers, Inc. In addition, the Company's Subchapter S corporation status will terminate and it will become subject to federal and certain state income taxes applicable to C corporations. The Company will distribute the earned, but undistributed, accumulated S corporation earnings (the ''S corporation distribution'') through the date the Company becomes a C corporation to its stockholders.

      The unaudited pro forma consolidated statements of financial condition and of income are presented for illustrative purposes only and do not purport to represent the Company's consolidated financial position or results of operations that actually would have occurred had the transactions discussed herein been consummated on December 31, 2003 for the consolidated statement of financial condition or on January 1, 2003 for the consolidated statement of income, or to project the Company's consolidated financial position or results of operations for any future date or period.

Pro Forma Consolidated Statement of Financial Condition

      The pro forma consolidated statement of financial condition as of December 31, 2003 gives effect to:

•	the recognition of the additional net deferred tax liability and corresponding deferred income tax expense of $1.5 million that would have been recorded had the Company revoked its S corporation tax status and elected to be taxed as a C corporation on December 31, 2003;
•	the accrual of the $10.9 million S corporation distribution to the stockholders in ''Other current liabilities'' that would have been recorded had this distribution been declared on December 31, 2003; and
•	the reclassification of the remaining $2.8 million of retained earnings to ''Additional paid-in capital.''

Pro Forma Consolidated Statement of Income

      The pro forma consolidated statement of income for the year ended December 31, 2003 gives effect to:

•	the $7.1 million reduction in ''Employee compensation and benefits'' relating to the revocation of the Company's S corporation status to reflect the reduced compensation which would have been payable to the Company's co-chief executive officers if the new employment agreements with these individuals had been in effect on January 1, 2003; and
•	the additional income taxes of $7.6 million which would have been payable if the Company had revoked its S corporation tax status and elected to be taxed as a C corporation on January 1, 2003, based on an estimated combined effective tax rate of 40% for the year ended December 31, 2003.

4. Marketable Securities Available-For-Sale

      Marketable securities available-for-sale consist primarily of investments in Company-sponsored open-end and closed-end mutual funds. The Company received dividend income from these funds of $191, $276 and $254 for the years ended December 31, 2001, 2002 and 2003, respectively. There were no sales of marketable securities available-for-sale and therefore no realized gains or losses during the years ended December 31, 2001, 2002 and 2003.

      Marketable securities available-for-sale consisted of the following as of December 31, 2002 and 2003:

	2002	2003
Cost	$4,236	$4,763
Unrealized appreciation, gross	367	1,734
Unrealized depreciation, gross	(10)	—

Market value	$4,593	$6,497

5. Property and Equipment

      Property and equipment as of December 31, 2002 and 2003 consisted of the following:

	2002	2003
Furniture and fixtures	$978	$1,051
Office and other equipment	1,611	2,394
Aircraft interests	2,060	2,060
Computer software	251	444
Leasehold improvements	686	738

	5,586	6,687
Less accumulated depreciation and amortization	2,324	3,326

Property and equipment-net	$3,262	$3,361

6. 401(k) and Profit-Sharing Plan

      The Company sponsors a profit-sharing plan (the ''Plan'') covering all employees who meet certain age and service requirements. Subject to limitations, the Plan permits participants to defer up to 70% of their compensation pursuant to Section 401(k) of the Internal Revenue Code. Employee contributions are matched by the Company at $0.50 per $1.00 deferred. The Plan also allows the Company to make discretionary contributions, which are integrated with the taxable wage base under the Social Security Act.

      Matching contributions to the Plan amounted to $196, $225 and $228 for the years ended December 31, 2001, 2002, and 2003, respectively.

      Forfeitures are created when participants terminate employment before becoming entitled to their full benefits under the Plan. Forfeited amounts are used to reduce the Company's contributions to the Plan. Forfeitures used to reduce the Company's contributions amounted to $40, $15 and $5 for the years ended December 31, 2001, 2002, and 2003, respectively.

7. Bank Line of Credit

      On March 21, 2002, Management entered into a $5 million Credit Agreement with a financial institution (the ''lender''). The Credit Agreement provides Management with a revolving line of credit through May 18, 2004 (the ''conversion date''), at which time the line of credit converts into a three-year term loan. The Company is currently in negotiations with the lender to extend the conversion date of the line of credit. The line of credit is to be used exclusively for the purpose of internally financing the commissions paid on sales of B shares of CSI. Advances under the line are made in accordance with certain borrowing base reports as defined in the Credit Agreement which requires that the Company be in compliance with certain covenants regarding tangible net worth and consistency of earnings before interest, taxes, depreciation and amortization (''EBITDA'') as defined in the Credit Agreement. On December 22, 2003, the lender increased the line of credit to $7 million.

      As of December 31, 2002 and 2003, $3,020 and $4,713, respectively, were outstanding pursuant to the line of credit. The line of credit bears interest at the federal funds rate (0.96% as of December 31, 2003) plus 1% per annum and requires the payment of an annual commitment fee of $12. The line of credit is collateralized by distribution fees and contingent deferred sales charge (''CDSC'') revenue associated with the B shares of CSI and certain assets of Holdings. Interest expense related to the line of credit was $42 and $84 for the years ended December 31, 2002 and 2003, respectively. The fair value of this loan as of December 31, 2002 and 2003 approximated its carrying values.

8. Long-Term Debt

      As of December 31, 2002 and 2003, long-term debt included a loan payable with original principal of $1,440 which bears interest at the one month LIBOR rate (1.38% and 1.12% at December 31, 2002 and 2003, respectively) plus 250 basis points, which matures November 4, 2006. Interest on this loan is reset monthly. This loan is collateralized by fractional ownership interests in certain aircraft. The fair value of this loan as of December 31, 2002 and 2003 approximated its carrying values. Amounts outstanding pursuant to this loan as of December 31, 2002 and 2003 were $1,324 and $1,228, respectively, of which $103 and $82, respectively, were current.

      Also included in long-term debt is a loan payable with original principal of $620 which bears interest at the one month LIBOR rate plus 298 basis points, which matures May 1, 2007. Interest on this loan is reset monthly. This loan is collateralized by fractional ownership interests in certain aircraft. The fair value of this loan as of December 31, 2002 and 2003 approximated its carrying values. Amounts outstanding pursuant to this loan as of December 31, 2002 and 2003 were $591 and $553, respectively, of which $38 and $38, respectively, were current.

      Aggregate future required principal payments as of December 31, 2003 are as follows:

Year Ending December 31
2004	$120
2005	118
2006	1,104
2007	439

$1,781

9. Income Taxes

      The deferred income tax liability as of December 31, 2002 and 2003 included the following components:

	2002	2003
Cash/accrual differences principally related to receivables and compensation	$339	$240
Unrealized gain on marketable securities	25	126

	$364	$366

      The provision for income taxes for the years ended December 31, 2001, 2002 and 2003 consisted of the following:

	2001	2002	2003
Current provision—state and local	$647	$663	$198
Deferred provision (benefit)—state and local	7	(52)	(98)

Total provision	$654	$611	$100

      In 2003, the Company determined that it had overpaid its income taxes for prior years. Accordingly, amended tax returns were and are expected to be filed for such years. The related refunds have been recorded as a tax benefit and a receivable, where applicable.

10. Related Party Transactions

      The Company acts as investment advisor to and has administration agreements with Company-sponsored open-end and closed-end mutual funds in which the stockholders and certain employees are officers and/or directors. For the years ended December 31, 2001, 2002, and 2003, Management earned advisory and administration fee income of $19,662, $28,053 and $41,488, respectively, and administration fee income of $366, $655, and $1,312, respectively. For the years ended December 31, 2001, 2002 and 2003, distribution and service fee revenue from such funds aggregated $1,112, $3,071 and $5,880, respectively.

      For the years ended December 31, 2001, 2002 and 2003, Management had investment advisory agreements with Company-sponsored closed-end mutual funds, pursuant to which Management has contractually waived in the aggregate $1,078, $4,660 and $7,170, respectively, of advisory and administration fees it was otherwise entitled to receive. These investment advisory agreements contractually require Management to continue to waive a declining portion of the advisory and administration fees it is otherwise entitled to receive for the first ten years from the commencement date (May 2001, February 2002, and August 2002) of the respective fund.

      Management has an agreement with a Company-sponsored open-end mutual fund, which contractually requires Management to absorb expenses of the fund so that the fund's total annual operating expenses do not exceed 0.75% of its average daily net assets. This commitment will remain in place for the life of the fund. For the years ended December 31, 2001, 2002, and 2003, included in various expense categories are $856, $722, and $937, respectively, of expenses paid by Management pursuant to this agreement.

11. Stock Appreciation Rights Plan

      The Cohen & Steers Capital Management, Inc. Stock Appreciation Rights (''SARs'') Plan (the ''SARs Plan'') provides selected key employees of the Company with an opportunity to share in the growth of the Company, align the long-term interests of the Company with those of its key employees, and attract, retain, motivate and reward employees of superior ability, training and experience. The SAR's value is generally based on the excess of the unit value (formula-derived value of the unit underlying the SAR) of the unit (a hypothetical share of stock) underlying the SAR for the valuation date (normally December 31st) immediately preceding the date on which such SAR is exercised over the exercise price of the unit underlying the SAR, but not less than zero. The value of the SAR at the valuation date is derived from an EBITDA calculation for that period. The vesting period for participants is over a period of four years, with 12.5% of issued SARs vesting every six months.

      At December 31, 2003, 17,300 SARs have been granted, of which 13,200 are outstanding, 4,100 SARs were forfeited or exercised and 10,850 SARs are vested. The SARs had no value at December 31, 2001. The December 31, 2000 SARs expense accrual of $566 was completely reversed during 2001 with a corresponding decrease to the related expense, net of a $14 payout to a former employee. At December 31, 2002 and 2003, the accrual for the SARs plan was $207 and $1,522, respectively, of which approximately $147 and $1,318, respectively, was vested. For the years ended December 31, 2002 and 2003, the Company recognized compensation expense of $207 and $1,315, respectively.

      A summary of activity under the SARs Plan for the years ended December 31, 2001, 2002 and 2003 is as follows:

	Rights	Weighted Average Exercise Price
Outstanding as of January 1, 2001	11,800	$805
Granted January 1, 2001	1,600	865
Forfeited in 2001	(975)	805
Exercised in 2001	(225)	805

Outstanding as of December 31, 2001	12,200	813
Granted January 1, 2002	3,900	782
Forfeited in 2002	(2,900)	805
Exercised in 2002	—	—

Outstanding as of December 31, 2002	13,200	805
Granted January 1, 2003	—	—
Forfeited in 2003	—	—
Exercised in 2003	—	—

Outstanding as of December 31, 2003	13,200	$805

12. Net Capital Requirements

      Securities and Advisors are subject to the SEC Uniform Net Capital Rule 15c3-1. This Rule requires the maintenance of minimum net capital and that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1 and that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1. As of December 31, 2003, Securities and Advisors net capital was $384 and $2,724, respectively, which was $295 and $2,671, respectively, in excess of their minimum requirements of $89 and $53, respectively.

13. Exemption from Rule 15c3-3

      Securities and Advisors are exempt from the SEC Rule 15c3-3 and, therefore, are not required to maintain a ''Special Reserve Bank Account for the Exclusive Benefit of Customers.''

14. Commitments and Contingencies

      Operating Leases—The Company is obligated under non-cancelable operating leases for its office space. The leases provide for rent escalations based upon increases in real estate taxes and certain other costs incurred by the lessor. The leases have an expiration date of December 31, 2007 with an option to extend the leases for five years.

      Rent expense for the years ended December 31, 2001, 2002 and 2003 was $818, $818 and $1,006, respectively.

      Future minimum lease payments under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2003 are as follows:

Year Ending December 31
2004	$1,008
2005	1,157
2006	1,163
2007	1,163

$4,491

      Capital Leases—The Company leases certain office equipment under capital leases with lease terms through April 2004 and January 2007. As of December 31, 2002 and 2003, property and equipment included $31 and $70, respectively, related to assets under capital leases. Accumulated depreciation and amortization related to these assets was $11 and $18 as of December 31, 2002 and 2003, respectively.

      Future minimum lease payments under capital leases as of December 31, 2003 are as follows:

Year Ending December 31
2004	$17
2005	13
2006	13
2007	1

Total future minimum lease payments	44
Less amount representing interest	1

Present value of future minimum lease payments	43
Less current portion	16

Noncurrent portion	$27

      Advisors Bonus Plan—Advisors maintains a Bonus Plan (the ''Bonus Plan''). In accordance with the terms of this Bonus Plan, Advisors' managing directors are contractually entitled to receive 50% of the excess, if any, of Advisors' income before compensation payable under the Bonus Plan and income taxes, subject to certain restrictions on the distribution of such compensation. Advisors may defer payment of any award under the Bonus Plan for any fiscal year if the payment of such award would cause Advisors either (i) not to qualify to meet its net capital requirements pursuant to Rule 15c3-1 under the Securities Exchange Act of 1934, as amended, or (ii) to have a cash and cash equivalent balance of less than $1 million. For the years ended December 31, 2002 and 2003, compensation expense under the Bonus Plan amounted to $4,186 and $3,350, respectively, of which $258 and $425, respectively, were accrued at year end. For the year ended December 31, 2001, no compensation expense was recorded under the Bonus Plan.

15. Stockholders' Agreement

      The Company and the stockholders have a stockholders' agreement (the ''Agreement'') which governs the disposition of shares. In the event of disability of a voting stockholder, the Company is obligated to purchase his stock and the stock of his permitted transferees at prices and on terms set forth in the Agreement. In the event of the death of a voting stockholder, the remaining voting stockholder is obligated to purchase such shares of common stock held by the decedent and such shares of the decedent's permitted transferees. The Company will remain obligated to purchase the remaining shares, if any, not purchased by the remaining voting stockholder at a price and on terms set forth in the Agreement. The Agreement also sets forth terms, conditions and restrictions concerning other share transfers.

16. Segment Reporting

      SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes disclosure requirements relating to operating segments in financial statements. The management of the Company has determined that the Company operates in two business segments: asset management and investment banking.

      The Company's reportable segments are strategic divisions that offer different services and are managed separately as each division requires different resources and marketing strategies. The Company's principal business is in asset management which includes providing investment advisory and administration services to affiliated investment companies and non-affiliated domestic corporate and public pension plans, foreign pension plans, endowment funds and individuals. The investment banking segment provides advisory services to real estate companies, leveraged buyouts and recapitalizations, and the placement of securities as agent.

      The accounting policies of the segments are consistent with those described in the summary of significant accounting policies in Note 2.

      The asset management business segment incurs certain expenses on behalf of the investment banking business including rent, payroll, office, telephone, professional fees, network and computer and similar types of expenses. Such expenses are allocated to the investment banking business segment based on time spent, space occupied, headcount and similar criteria.

      Substantially all revenue is generated in North America. In addition, all long-lived assets are located in North America.

Statement of Financial Condition Segment Data

December 31,	Asset Management	Investment Banking	Consolidated
2002
Capital expenditures	$919	$—	$919
Property and equipment	3,231	31	3,262
Total assets	20,995	3,399	24,394
Current liabilities	1,991	913	2,904
Long-term liabilities	4,798	—	4,798
Total liabilities	6,789	913	7,702
2003
Capital expenditures	$1,101	$—	$1,101
Property and equipment	3,343	18	3,361
Total assets	30,021	4,502	34,523
Current liabilities	6,442	815	7,257
Long-term liabilities	6,492	—	6,492
Total liabilities	12,934	815	13,749

Statement of Income Segment Data

Years Ended December 31,	Asset Management	Investment Banking	Consolidated
2001
Total revenue	$32,441	$2,853	$35,294
Operating income (loss)	8,843	(2,038)	6,805
Interest expense	20	40	60
Interest income	9	14	23
Depreciation and amortization	1,027	23	1,050
Net income (loss)	8,374	(1,770)	6,604
2002
Total revenue	$42,169	$13,077	$55,246
Operating income	4,536	4,113	8,649
Interest expense	122	5	127
Interest income	12	4	16
Depreciation and amortization	2,602	23	2,625
Net income	4,656	3,780	8,436
2003
Total revenue	$59,062	$11,279	$70,341
Operating income	8,552	3,320	11,872
Interest expense	156	—	156
Interest income	5	—	5
Depreciation and amortization	4,066	13	4,079
Net income	8,847	3,204	12,051

17. Concentration of Credit Risk

      The Company maintains its cash balances at various financial institutions. These balances are insured by the Federal Deposit Insurance Corporation up to $100 per institution. The Company's cash and cash equivalents are principally on deposit with three major financial institutions. The Company is subject to credit risk should these financial institutions be unable to fulfill their obligations.

      For the year ended December 31, 2001, 50% of asset management revenue was earned from two affiliated entities. For the year ended December 31, 2002, 40% of asset management revenue was earned from two affiliated entities. For the year ended December 31, 2003, 32% of asset management revenue was earned from two affiliated entities.

      For the year ended December 31, 2001, 73% of investment banking revenue was earned from three entities. For the year ended December 31, 2002, 71% of investment banking revenue was earned from two entities. For the year ended December 31, 2003, 83% of investment banking revenue was earned from three entities.

18. Subsequent Events

      On January 26, 2004, the Company distributed $4,000 to its stockholders. Also during January 2004, 3,350 additional SARs were granted to employees at an exercise price of $929.

INDEPENDENT AUDITORS' REPORT

To the Stockholders of
COHEN & STEERS, INC.:

      We have audited the accompanying statement of financial condition of Cohen & Steers, Inc. (the ''Company'') as of March 25, 2004. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit of the statement of financial condition provides a reasonable basis for our opinion.

      In our opinion, such statement of financial condition presents fairly, in all material respects, the financial position of the Company at March 25, 2004, in conformity with accounting principles generally accepted in the United States of America.

/S/ DELOITTE & TOUCHE LLP

New York, New York
March 26, 2004

COHEN & STEERS, INC.
STATEMENT OF FINANCIAL CONDITION
At March 25, 2004

Assets—Cash	$1.00

Stockholders' equity—Common stock	$1.00

NOTES TO STATEMENT OF FINANCIAL CONDITION OF COHEN & STEERS, INC.

1. Organization and Purpose

      Cohen & Steers, Inc. was incorporated in Delaware on March 17, 2004.

2. Summary of Significant Accounting Policies and Basis of Presentation

      The statement of financial condition has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of income, changes in stockholders' equity and cash flows have not been presented in the financial statements because there have been no activities of this entity.

3. Stockholders' Equity

      Cohen & Steers, Inc. is authorized to issue 100,000 shares of common stock, par value $0.01 per share. Martin Cohen and Robert H. Steers have each acquired 50 shares of Cohen & Steers, Inc. in exchange for $0.50.

      Through and including        , 2004 (the 25th day after the day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Cohen & Steers, Inc.

Shares

Common Stock

PROSPECTUS

Merrill Lynch & Co.

UBS Investment Bank

Wachovia Securities

Bear, Stearns & Co. Inc.

, 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the common stock being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the New York Stock Exchange and the National Association of Securities Dealers, Inc.

Filing Fee—Securities and Exchange Commission		$12,670
Listing Fee—New York Stock Exchange		*
Fee—National Association of Securities Dealers		30,500
Fees and Expenses of Counsel		*
Printing Expenses		*
Fees and Expenses of Accountants		*
Blue Sky Fees and Expenses		*
Transfer Agent Fees and Expenses		*
Miscellaneous Expenses		*

Total	$	*

* To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

      Our certificate of incorporation and by-laws provide that we will indemnify our directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to us or our stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

      We currently maintain liability insurance for our directors and officers. In connection with the offering, we will obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

      Reference is made to the form of purchase agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters and Cohen & Steers, Inc. are obligated under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

Item 15. Recent Sales of Unregistered Securities.

      On March 23, 2004, the Registrant issued 50 shares of its common stock, par value $.01 per share, to each of Martin Cohen and Robert H. Steers for a price per share in cash equal to the par value of such shares. The issue and sale of these shares was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act on the basis that the transaction did not involve a public offering.

Item 16. Exhibits and Financial Statement Schedules.

      (a) Exhibit Index

1.1	Purchase Agreement*
3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant*
3.2	Form of Amended and Restated Bylaws of the Registrant*
4.1	Specimen Common Stock Certificate*
4.2	Form of Registration Rights Agreement among the Registrant, Martin Cohen, Robert H. Steers, The Martin Cohen 1998 Family Trust and Robert H. Steers Family Trust*
5.1	Opinion of Simpson Thacher & Bartlett LLP*
10.1	Form of Contribution Agreement among the Registrant, Cohen & Steers Capital Management, Inc., Martin Cohen, Robert H. Steers, The Martin Cohen 1998 Family Trust and Robert H. Steers Family Trust*
10.2	Form of Tax Indemnification Agreement among the Registrant, Martin Cohen, Robert H. Steers, The Martin Cohen 1998 Family Trust and Robert H. Steers Family Trust*
10.3	Employment Agreement between the Registrant and Martin Cohen*
10.4	Employment Agreement between the Registrant and Robert H. Steers*
10.5	Cohen & Steers, Inc. 2004 Stock Incentive Plan*
10.6	Cohen & Steers, Inc. 2004 Annual Incentive Plan*
10.7	Cohen & Steers, Inc. 2004 Employee Stock Purchase Plan*
21.1	Subsidiaries of the Registrant
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)*
24.1	Power of Attorney (included on signature pages to this Registration Statement)

* To be filed by amendment.

      (b) Financial Statement Schedules

Item 17. Undertakings

      (a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      (b) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 30th day of March, 2004.

COHEN & STEERS, INC.

By: /s/ MARTIN COHEN Name: Martin Cohen Title: Co-Chairman, Co-Chief Executive Officer and Director

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, a Delaware corporation, which is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Martin Cohen, Robert H. Steers, Victor M. Gomez and Lawrence B. Stoller, and each of them, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of March, 2004.

Signature	Title
/s/ MARTIN COHEN Martin Cohen	Co-Chairman, Co-Chief Executive Officer and Director (principal executive officer)
/s/ ROBERT H. STEERS Robert H. Steers	Co-Chairman, Co-Chief Executive Officer and Director (principal executive officer)
/s/ VICTOR M. GOMEZ Victor M. Gomez	Chief Financial Officer (principal financial and accounting officer)

EXHIBIT INDEX

1.1	Purchase Agreement*
3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant*
3.2	Form of Amended and Restated Bylaws of the Registrant*
4.1	Specimen Common Stock Certificate*
4.2	Form of Registration Rights Agreement among the Registrant, Martin Cohen, Robert H. Steers, The Martin Cohen 1998 Family Trust and Robert H. Steers Family Trust*
5.1	Opinion of Simpson Thacher & Bartlett LLP*
10.1	Form of Contribution Agreement among the Registrant, Cohen & Steers Capital Management, Inc., Martin Cohen, Robert H. Steers, The Martin Cohen 1998 Family Trust and Robert H. Steers Family Trust*
10.2	Form of Tax Indemnification Agreement among the Registrant, Martin Cohen, Robert H. Steers, The Martin Cohen 1998 Family Trust and Robert H. Steers Family Trust*
10.3	Employment Agreement between the Registrant and Martin Cohen*
10.4	Employment Agreement between the Registrant and Robert H. Steers*
10.5	Cohen & Steers, Inc. 2004 Stock Incentive Plan*
10.6	Cohen & Steers, Inc. 2004 Annual Incentive Plan*
10.7	Cohen & Steers, Inc. 2004 Employee Stock Purchase Plan*
21.1	Subsidiaries of the Registrant
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)*
24.1	Power of Attorney (included on signature pages to this Registration Statement)

* To be filed by amendment.